Exhibit 2.1

EXECUTION COPY

Business Combination AGREEMENT

by and among

CC NEUBERGER PRINCIPAL HOLDINGS I,

SONAR MERGER SUB I, LLC,

SONAR MERGER SUB II, LLC,

SONAR MERGER SUB III, LLC,

SONAR MERGER SUB IV, LLC,

SONAR MERGER SUB V, LLC,

SONAR MERGER SUB VI, LLC,

INSIGHT (CAYMAN) IX EAGLE BLOCKER, LLC,

INSIGHT (DELAWARE) IX EAGLE BLOCKER, LLC,

INSIGHT GBCF (CAYMAN) EAGLE BLOCKER, LLC,

INSIGHT GBCF (DELAWARE) EAGLE BLOCKER, LLC,

ELLIOTT EAGLE JV LLC,

ELLIOTT ASSOCIATES, L.P.,

ELLIOTT INTERNATIONAL, L.P.,

PDI III E2OPEN BLOCKER CORP.

SONAR COMPANY MERGER SUB, LLC,

E2OPEN HOLDINGS, LLC,

AND

INSIGHT VENTURE PARTNERS, LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE BLOCKER OWNERS AND THE COMPANY EQUITYHOLDERS

Dated as of October 14, 2020

i

EXHIBITS

Exhibit A	Company A&R LLCA
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Buyer Bylaws
Exhibit E	Form of Buyer Certificate of Incorporation

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 14, 2020 (the “Effective Date”), by and among (i) CC Neuberger Principal Holdings I, a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance herewith (the “Buyer”), (ii) Sonar Merger Sub I, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 1”), (iii) Sonar Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 2”), (iv) Sonar Merger Sub III, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 3”), (v) Sonar Merger Sub IV, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 4”), (vi) Sonar Merger Sub V, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 5”), (vii) Sonar Merger Sub VI, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 6”, and together with Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4 and Blocker Merger Sub 5, the “Blocker Merger Subs”), (viii) Insight (Cayman) IX Eagle Blocker, LLC, a Delaware limited liability company (“Insight Cayman Blocker”), (ix) Insight (Delaware) IX Eagle Blocker, LLC, a Delaware limited liability company (“Insight Delaware Blocker”), (x) Insight GBCF (Cayman) Eagle Blocker, LLC, a Delaware limited liability company (“Insight GBCF Cayman Blocker”), (xi) Insight GBCF (Delaware) Eagle Blocker, LLC, a Delaware limited liability company (“Insight GBCF Delaware Blocker”), (xii) Elliott Eagle JV LLC, a Delaware limited liability company (“Elliott Eagle Blocker”), (xiii) PDI III E2open Blocker Corp., a Delaware corporation (“PDI Blocker”, and together with Insight Cayman Blocker, Insight Delaware Blocker, Insight GBCF Cayman Blocker, Insight GBCF Delaware Blocker, and Elliott Eagle Blocker, the “Blockers”), (xiv) Sonar Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Buyer and the Blocker Merger Subs, the “Buyer Parties”), (xv) E2open Holdings, LLC, a Delaware limited liability company (the “Company”), and (xvi) Insight Venture Partners, LLC, a Delaware limited liability company, solely in its capacity as representative of the Blocker Owners and the Company Equityholders (the “Equityholder Representative”). Each of the Buyer, the Blocker Merger Subs, the Blockers, the Company Merger Sub, the Company, and the Equityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) the Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) the Buyer has formed each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5 and Blocker Merger Sub 6 and (c) the Buyer has formed Company Merger Sub.

WHEREAS, prior to the Effective Date, the Buyer has entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), as amended by that certain Side Letter, dated as of the date hereof, between NBOKS and the Buyer (the “NBOKS Side Letter”) for an aggregate investment of two hundred million dollars ($200,000,000) (the “Forward Purchase Amount”) by NBOKS in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter).

WHEREAS, in connection with the transactions contemplated hereby, the Buyer has entered into the Backstop Agreement with NBOKS, for an aggregate investment of up to three hundred million dollars ($300,000,000) by NBOKS in accordance with the terms and subject to the conditions of the Backstop Agreement.

WHEREAS, in connection with the transactions contemplated hereby, the Buyer has entered into those certain subscription agreements (each, a “Subscription Agreements”) listed on Schedule 1.1 with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of five hundred twenty million dollars ($520,000,000) in public equity in the form of Buyer Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein.

WHEREAS, immediately prior to the Closing, on the Closing Date, (a) the Buyer will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), (b) pursuant to the Domestication, (i) the Buyer Certificate of Incorporation will be adopted and (ii) the Buyer Bylaws will be adopted by the Buyer Board that is in existence immediately following the Domestication, and (c) pursuant to the Domestication, the Buyer will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands.

WHEREAS, in order to effect the Business Combination contemplated hereby, (a) immediately following the Domestication, simultaneously (i) Blocker Merger Sub 1 will merge with and into Insight Cayman Blocker, with Insight Cayman Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “Insight Cayman Merger”), (ii) Blocker Merger Sub 2 will merge with and into Insight Delaware Blocker, with Insight Delaware Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “Insight Delaware Merger”), (iii) Blocker Merger Sub 3 will merge with and into Insight GBCF Cayman Blocker, with Insight GBCF Cayman Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “Insight GBCF Cayman Merger”), (iv) Blocker Merger Sub 4 will merge with and into Insight GBCF Delaware Blocker, with Insight GBCF Delaware Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “Insight GBCF Delaware Merger”), (v) Blocker Merger Sub 5 will merge with and into Elliott Eagle Blocker, with Elliott Eagle Blocker as the surviving company and wholly-owned subsidiary of the Buyer (together with the Elliott Note Transfer (as defined herein), the “Elliott Merger”), and (vi) Blocker Merger Sub 6 will merge with and into PDI Blocker, with PDI Blocker as the surviving company and wholly-owned subsidiary of the Buyer (the “PDI Merger”, together with the Insight Cayman Merger, the Insight Delaware Merger, the Insight GBCF Cayman Merger, the Insight GBCF Delaware Merger, and the Elliott Merger, the “Blocker Mergers”) and (b) thereafter, each of the Blockers will merge with and into the Buyer, with the Buyer as the surviving company (the “Buyer Mergers”).

WHEREAS, in order to effect the Business Combination contemplated hereby, immediately following the Buyer Mergers, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Company Merger”, together with the Blocker Mergers and the Buyer Mergers, the “Mergers”), resulting in the Company becoming a subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, Blocker Merger Sub 6, Company Merger Sub, the Company, Insight Cayman Blocker, Insight Delaware Blocker, Insight GBCF Cayman Blocker, Insight GBCF Delaware Blocker, Elliott Eagle Blocker and PDI Blocker have approved and declared advisable entry into this Agreement, the Mergers, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, Blocker Merger Sub 6, Company Merger Sub, the Company, Insight Cayman Blocker, Insight Delaware Blocker, Insight GBCF Cayman Blocker, Insight GBCF Delaware Blocker, Elliott Eagle Blocker and PDI Blocker have determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the Mergers.

WHEREAS, simultaneously with the Closing, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, reflect the Company Merger.

WHEREAS, simultaneously with the Closing, certain Company Unitholders and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”).

WHEREAS, simultaneously with the Closing, the Insight Member, the Insight Blocker Owners, the Elliott Blocker Owners, the Sponsor, the Buyer and certain other parties thereto will enter into an Investor Rights Agreement in the form attached hereto as Exhibit C (the “Investor Rights Agreement”).

WHEREAS, simultaneously with the Closing, the Buyer and the Company Equityholders set forth on Schedule 1.2 will enter into a Lock-Up Agreement in a form consistent with the terms set forth on Schedule 1.3 (the “Lock-Up Agreement”).

WHEREAS, simultaneously with the entry into this Agreement, the Sponsor, the Buyer, CCNB Sponsor 1 Holdings LLC, NBOKS and the other individual parties thereto entered into that certain Sponsor Side Letter dated as of the date hereof, (the “Sponsor Side Letter”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, the Buyer shall provide an opportunity to its shareholders to exercise their rights to participate in the Buyer Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Accounting Principles” means (a) the accounting principles, policies and procedures set out in Schedule 1.4, (b) to the extent not addressed in clause (a), the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the audited balance sheet of E2open and its Subsidiaries as at February 29, 2020, and (c) to the extent not addressed in clauses (a) and (b), GAAP.

“Adjusted Aggregate Cash Amount” means (a) the Base Aggregate Cash Amount, minus (b) the Seller Advisor Fees.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Blocker Merger Consideration” means the Blocker Merger Consideration received by all Blocker Owners.

“Aggregate Company Optionholder Merger Consideration” means the Company Optionholder Merger Consideration received by all Company Optionholders who hold Vested Company Options, and the number of shares of Buyer Class A Common Stock underlying the Restricted Share Units and Company Optionholder Restricted Stock Consideration delivered in respect of the Unvested Company Options.

“Aggregate Company Class A Unitholder Merger Consideration” means the Company Class A Unitholder Merger Consideration received by all Company Class A Unitholders.

“Aggregate Company Class B Unitholder Merger Consideration” means the Company Class B Unitholder Merger Consideration received by all Company Class B Unitholders.

“Aggregate Company Unitholder Merger Consideration” means the Aggregate Company Class A Unitholder Merger Consideration, plus the Aggregate Company Class B Unitholder Merger Consideration.

“Aggregate Option Exercise Price” means the aggregate amount of exercise price that would be paid to the Company in respect of the exercise in full of all Company Options immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company pursuant to which such Company Options were issued.

“Aggregate Participation Levels Amount” means the sum of all Participation Levels assigned to each Class B Unit.

“Aggregate Permitted Acquisition Price Amount” means, without duplication, (i) (A) the aggregate amount of cash consideration paid by any Group Company prior to Closing in respect of all Permitted Acquisitions, minus (B) the amount paid by any Group Company in respect of cash of Permitted Acquisition Targets, plus (C) the amount of indebtedness of Permitted Acquisition Targets (as defined in the applicable purchase agreement governing such Permitted Acquisition, to the extent taken into account in the calculation of consideration, or that would constitute “Indebtedness” hereunder), plus (ii) the amount of transaction expenses paid on behalf of sellers or Permitted Acquisition Targets, plus (iii) the aggregate value (as set forth in the applicable definitive agreement governing such Permitted Acquisition or, if not so set forth, then as mutually agreed by the parties hereto) of all “rollover equity” issued, by the Company prior to the Closing Date in connection with the consummation of such Permitted Acquisitions.

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by the Company and in a format reasonably acceptable to the Buyer, setting forth, for each Company Equityholder and each Blocker Owner: (a) the name and payment instructions for such Company Equityholder or Blocker Owner, (b) (i) the number and type of Company Units held as of the Closing Date by such Company Equityholder and (ii) the number and type of Equity Interests held in each Blocker by each Blocker Owner, (c) the aggregate number of Company Units issuable in respect of the Company Options held by such Company Equityholder (assuming, in each case, all such Company Options were exercised in full by payment of cash), (d) the Pro Rata Percentage for such Company Equityholder or Blocker Owner and (e) (i) for each Blocker Owner, the Closing Blocker Merger Consideration for such Blocker Owner, (ii) for each Company Class A Unitholder, the Closing Company Class A Unitholder Merger Consideration for such Company Class A Unitholder, (iii) for each Company Class B Unitholder, the Closing Company Class B Unitholder Merger Consideration for such Company Class B Unitholder, and (iv) for each Company Optionholder, the Closing Company Optionholder Merger Consideration for each Vested Company Option and the number of Restricted Share Units and shares of Buyer Class B Common Stock to be delivered in respect of the Unvested Company Options, as applicable.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Subscription Agreements, the Tax Receivable Agreement, the Lock-Up Agreements, the Sponsor Side Letter, the Investor Rights Agreement, the Forward Purchase Agreement, the NBOKS Side Letter, the Backstop Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to payments made in respect of the Company Options.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Buyer Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the Forward Purchase Amount, plus (d) (1) the Permitted Equity Financing Proceeds and (2) the Backstop Amount.

“Backstop Agreement” means that certain Backstop Facility Agreement by and between the Buyer and NBOKS, dated as of the date hereof.

“Backstop Amount” means the amount funded by NBOKS to the Buyer under the Backstop Agreement in connection with the Closing in accordance with the terms thereof and hereof, which, for the avoidance of doubt, may be zero.

“Base Aggregate Cash Amount” means (a) $700,000,000, minus (b) the Unfunded Redemption Amount, plus (c) (i) the Aggregate Option Exercise Price multiplied by (ii) the Cash Consideration Percentage, plus (d) (i) the Aggregate Participation Levels Amount multiplied by (ii) the Cash Consideration Percentage.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Blocker Accrued Income Taxes” means the sum of an amount determined with respect to each of the Blockers equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of such Blocker with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Blocker Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by such Blocker outside the ordinary course of business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 10.1(b).

“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blockers to the Buyer concurrently with the execution and delivery hereof.

“Blocker Equity Interests” means the issued and outstanding limited liability company interests or other Equity Interest in a Blocker immediately prior to the Blocker Effective Time.

“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership), Section 5.7 (Brokerage) and Section 5.9 (Affiliate Transactions).

“Blocker Indebtedness” means, without duplication, with respect to any Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Blocker (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Blocker assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid deferred compensation (including deferred compensation payable as deferred purchase price), plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Blocker has elected to defer pursuant to Section 2302 of the CARES Act, (k) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) all Blocker Accrued Income Taxes, (m) all current and non-current Liabilities of the Blockers and any other Liabilities of the Blockers, including Taxes and shareholder debt, (n) any amounts unpaid under the terms of any Blocker Affiliated Transaction, or related to the termination of any Blocker Affiliated Transaction, and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above. For the avoidance of doubt, Blocker Indebtedness will exclude (A) any items included in the calculation of Transaction Expenses and (B) with respect to the Elliott Blocker, all amounts owed under the Elliott Blocker Notes.

“Blocker Merger Consideration” means, with respect to each Blocker Owner, (a) the Closing Blocker Merger Consideration, plus (b) any shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to Section 3.5(d)(i)(A), minus (c) any shares of Buyer Class A Common Stock forfeited by such Blocker Owner pursuant to Section 3.5(d)(ii)(A), plus (d) any shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to Section 3.5(d)(iii)(A), minus (e) any shares of Buyer Class A Common Stock forfeited by such Blocker Owner pursuant to Section 3.5(d)(iii)(B), plus (f) any cash in lieu of any fractional share as provided in Section 3.4(c).

“Blocker Owners” means, collectively, the Insight Blocker Owners, the Elliott Blocker Owners and the PDI Blocker Owners.

“Blocker Written Consents” means, collectively, the written consents executed by all of the members or stockholders, as applicable, of each of the Insight Cayman Blocker, the Insight Delaware Blocker, the Insight GBCF Cayman Blocker, the Insight GBCF Delaware Blocker, the Elliott Eagle Blocker and the PDI Blocker evidencing (a) the approval of this Agreement, such Blocker’s Blocker Merger and the other transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof, and (c) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers pursuant to Section 8.16.

“Business Combination” has the meaning ascribed to such term in the Buyer Memorandum and Articles.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Bylaws” means the bylaws of the Buyer following the Domestication in the form attached hereto as Exhibit D.

“Buyer Capital Stock” means (a) as of the Effective Date, the Buyer Class A Ordinary Shares and the Buyer Class B Ordinary Shares and (b) following the Domestication, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Class V Voting Stock.

“Buyer Certificate of Incorporation” means the certificate of incorporation of the Buyer following the Domestication in the form attached hereto as Exhibit E.

“Buyer Class A Common Stock” means, following the Domestication, the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class B-1 Common Stock” means, following the Domestication, the Series B-1 common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B-2 Common Stock” means, following the Domestication, the Series B-2 common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class V Voting Stock” means, following the Domestication, the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Equityholders.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Expense Cap” means $63,000,000.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention), Section 6.3 (Capitalization), Section 6.6 (Brokerage) and Section 6.7 (Trust Account).

“Buyer Governing Documents” means, at any time prior to the Domestication, the Buyer Memorandum and Articles and, at any time following the Domestication, the Buyer Certificate of Incorporation and the Buyer Bylaws, as in effect at such time.

“Buyer Memorandum and Articles” means the amended and restated memorandum and articles of association of the Buyer adopted by special resolution dated April 23, 2020, as in effect on the Effective Date.

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by the Buyer with the SEC, including the Form S-4, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Ordinary Shares (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) in connection with the Buyer Shareholder Meeting.

“Buyer Shareholder Meeting” means a general meeting of the Buyer Shareholders to vote on the Buyer Shareholder Voting Matters.

“Buyer Shareholder Voting Matters” means the Required Buyer Shareholder Voting Matters and the Other Buyer Shareholder Voting Matters.

“Buyer Shareholders” means the holders of the Buyer Class A Ordinary Shares and Buyer Class B Ordinary Shares.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within ninety (90) days (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Blockers and the Group Companies) of the Blockers and the Group Companies as of the Measurement Time, in each case, calculated in accordance with the Accounting Principles; provided, that Cash and Cash Equivalents shall exclude (i) any customer deposits for the incentive payment program administered by the Group Companies on behalf of customers of the Group Companies that are held in a restricted cash account and (ii)  security deposits, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time; and provided, further, that Cash and Cash Equivalents shall exclude any Cash and Cash Equivalents used to pay Transaction Expenses between the Measurement Time and Closing.

“Cash Consideration Percentage” means a fraction, expressed as a percentage, equal to (a) the Adjusted Aggregate Cash Amount, divided by (b) (i) the Merger Consideration, minus (ii) the Seller Advisor Fees, minus (iii) the Aggregate Option Exercise Price, minus (iv) the Aggregate Participation Levels Amount.

“Class A Units” has the meaning set forth in the Company LLCA.

“Class A-1 Units” has the meaning set forth in the Company LLCA.

“Class B Cash-Out Units” means, with respect to each Company Class B Unitholder, a number of Class B Units held by such Company Class B Unitholder equal to the Total Class B Units less the Class B Rollover Units, in each case, determined separately with respect to each grant of Class B Units outstanding as of immediately prior to the Effective Time.

“Class B Rollover Units” means, with respect to each Company Class B Unitholder, a number of Class B Units held by such Company Class B Unitholder equal to the product of (x) such Company Class B Unitholder’s Total Class B Units, multiplied by (y) the Equity Consideration Percentage, in each case, determined separately with respect to each grant of Class B Units outstanding as of immediately prior to the Effective Time.

“Class B Units” has the meaning set forth in the Company LLCA.

“Clayton Act” means the Clayton Act of 1914.

“Closing Blocker Merger Consideration” means, (x) with respect to each Blocker Owner other than the Insight Blocker Owners, (a) a number of shares of Buyer Class A Common Stock equal to (i) (A) (1) (I) the Estimated Merger Consideration, minus (II) the Base Aggregate Cash Amount multiplied by (2) such Blocker Owner’s Pro Rata Percentage divided by (B) the Reference Price, minus (ii) the Estimated Closing Blocker Indebtedness of such Blocker Owner’s Blocker divided by the Reference Price, (b) a number of shares of Buyer Class B-2 Common Stock equal to (i) 6,000,000 multiplied by (ii) such Blocker Owner’s Pro Rata Percentage, (c) a number of shares of Buyer Class B-1 Common Stock equal to (i) 10,000,000 multiplied by (ii) such Blocker Owner’s Pro Rata Percentage, and (d) an amount in cash equal to (i) the Adjusted Aggregate Cash Amount multiplied by (ii) such Blocker Owner’s Pro Rata Percentage, and (y) with respect to each Insight Blocker Owner, (a) a number of shares of Buyer Class A Common Stock equal to (i) (A) (1) (I) the Estimated Merger Consideration, minus (II) the Base Aggregate Cash Amount multiplied by (2) such Insight Blocker Owner’s Pro Rata Percentage divided by (B) the Reference Price, minus (ii) the Estimated Closing Blocker Indebtedness of such Insight Blocker Owner’s Blocker divided by the Reference Price, (b) a number of shares of Buyer Class A Common Stock equal to (i) (A) the Insight Deemed Contribution Amount multiplied by (B) such Insight Blocker’s Insight Owner Relative Pro Rata Percentage divided by (ii) the Reference Price, (c) a number of shares of Buyer Class B-2 Common Stock equal to (i) 6,000,000 multiplied by (ii) such Insight Blocker Owner’s Pro Rata Percentage, (d) a number of shares of Buyer Class B-1 Common Stock equal to (i) 10,000,000 multiplied by (ii) such Insight Blocker Owner’s Pro Rata Percentage, and (e) an amount in cash equal to (i) (A) the Adjusted Aggregate Cash Amount multiplied by (B) such Blocker Owner’s Pro Rata Percentage, minus (ii) (A) the Insight Deemed Contribution Amount multiplied by (B) such Insight Blocker Owner’s Insight Owner Relative Pro Rata Percentage.

“Closing Company Class A Unitholder Merger Consideration” means, (x) with respect to each Company Class A Unitholder other than the Insight Member, (a) a number of Common Units equal to (i) (A) the Estimated Merger Consideration, minus the Base Aggregate Cash Amount multiplied by (B) such Company Class A Unitholder’s Pro Rata Percentage divided by (ii) the Reference Price (the amount calculated in clause (a), each such Company Class A Unitholder’s “Class A Common Unit Consideration”), (b) a number of shares of Buyer Class V Voting Stock equal to the number of Common Units determined for such Company Class A Unitholder pursuant to clause (a) of this definition, (c) a number of Series 2 RCUs equal to (i) 6,000,000 multiplied by (ii) such Company Class A Unitholder’s Pro Rata Percentage (the amount calculated in clause (c), each such Company Class A Unitholder’s “Class A Series 2 RCU Consideration”), (d) a number of Series 1 RCUs equal to (i) 10,000,000 multiplied by (ii) such Company Class A Unitholder’s Pro Rata Percentage (the amount calculated in clause (d), each such Company Class A Unitholder’s “Class A Series 1 RCU Consideration”) and (e) an amount in cash equal to (i) the Adjusted Aggregate Cash Amount multiplied by (ii) such Company Class A Unitholder’s Pro Rata Percentage, and (y) with respect to the Insight Member, (a) a number of Common Units equal to (i) (A) (1) the Estimated Merger Consideration, minus (2) the Base Aggregate Cash Amount multiplied by (B) the Insight Member’s Pro Rata Percentage divided by (ii) the Reference Price (the amount calculated in clause (a), the Insight Member’s “Class A Common Unit Consideration”), (b) a number of Common Units equal to (i) (A) the Insight Deemed Contribution Amount multiplied by (B) the Insight Member’s Insight Owner Relative Pro Rata Percentage divided by (ii) the Reference Price, (c) a number of shares of Buyer Class V Voting Stock equal to the number of Common Units determined for such Insight Member pursuant to clause (a) and clause (b) of this definition, (d) a number of Series 2 RCUs equal to (i) 6,000,000 multiplied by (ii) the Insight Member’s Pro Rata Percentage (the amount calculated in clause (d), the Insight Member’s “Class A Series 2 RCU Consideration”), (e) a number of Series 1 RCUs equal to (i) 10,000,000 multiplied by (ii) the Insight Member’s Pro Rata Percentage (the amount calculated in clause (e), the Insight Member’s “Class A Series 1 RCU Consideration”) and (f) an amount in cash equal to (i) (A) the Adjusted Aggregate Cash Amount, multiplied by (B) the Insight Member’s Pro Rata Percentage, minus (ii) (A) the Insight Deemed Contribution Amount multiplied by (B) the Insight Member’s Insight Owner Relative Pro Rata Percentage.

“Closing Company Class B Unitholder Merger Consideration” means, with respect to each Company Class B Unitholder, (a) a number of Common Units equal to (i) (A) (1) the Estimated Merger Consideration, minus (2) the Base Aggregate Cash Amount, multiplied by (B) such Company Class B Unitholder’s Pro Rata Percentage, minus (3) the aggregate Participation Levels in respect of all of such Company Class B Unitholder’s Class B Rollover Units divided by (ii) the Reference Price (the amount calculated in clause (a), each such Company Unitholder’s “Class B Common Unit Consideration”), (b) a number of shares of Buyer Class V Voting Stock equal to the number of Common Units determined for such Company Unitholder pursuant to clause (a) of this definition, (c) a number of Series 2 RCUs equal to (i) 6,000,000 multiplied by (ii) such Company Class B Unitholder’s Pro Rata Percentage (the amount calculated in clause (c), each such Company Class B Unitholder’s “Class B Series 2 RCU Consideration”), (d) a number of Series 1 RSUs equal to (i) 10,000,000 multiplied by (ii) such Company Class B Unitholder’s Pro Rata Percentage (the amount calculated in clause (d), each such Company Class B Unitholder’s “Class B Series 1 RCU Consideration”) and (e) such Company Class B Unitholder’s Company Class B Unitholder Cash Consideration.

“Closing Blocker Indebtedness” means the Blocker Indebtedness of each Blocker as of the Measurement Time, calculated in accordance with the Accounting Principles applicable to the Blockers.

“Closing Company Indebtedness” means the Company Indebtedness as of the Measurement Time, calculated in accordance with the Accounting Principles.

“Closing Company Optionholder Merger Consideration” means, with respect to each Company Optionholder who holds Vested Company Options, (a) a number of shares of Buyer Class A Common Stock equal to (i) (A) (1) the Estimated Merger Consideration, minus (2) the Base Aggregate Cash Amount, multiplied by (B) such Company Optionholder’s Pro Rata Percentage, minus (C) the aggregate exercise price in respect of all of such Company Optionholder’s Company Rollover Options divided by (ii) the Reference Price (the amount calculated in clause (a), each such Company Optionholder’s “Class A Common Stock Consideration”), (b) such Company Optionholder’s Company Optionholder Restricted Stock Consideration and (c) such Company Optionholder’s Company Optionholder Cash Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Consideration” means the Class A Common Unit Consideration, plus the Class B Common Unit Consideration.

“Common Units” has the meaning set forth in the Company A&R LLCA.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 10.1(b).

“Company Cash-Out Option” means, with respect to each Company Optionholder, a number of Company Options held by such Person equal to the Total Company Options less the Company Rollover Options, in each case, determined separately with respect to each grant of Company Options outstanding as of immediately prior to the Effective Time.

“Company Class A Unitholder” means each holder (other than the Blockers prior to the Buyer Merger and the Buyer after the Buyer Merger) of Class A Units or Class A-1 Units.

“Company Class A Unitholder Merger Consideration” means, with respect to each Company Class A Unitholder, (a) the Closing Company Class A Company Unitholder Merger Consideration, plus (b) any Common Units (together with cash in lieu of any fractional Common Unit as provided in Section 3.4(c)) issued to such Company Class A Unitholder pursuant to Section 3.5(d)(i)(B) and any shares of Buyer Class V Voting Stock issued to such Company Class A Unitholder pursuant to Section 3.5(d)(i)(D), minus (c) any Common Units forfeited by such Company Class A Unitholder pursuant to Section 3.5(d)(ii)(B) and any shares of Buyer Class V Voting Stock forfeited by such Company Class A Unitholder pursuant to Section 3.5(d)(ii)(D).

“Company Class B Unitholder” means each holder (other than the Blockers prior to the Buyer Merger and the Buyer after the Buyer Merger) of Class B Units.

“Company Class B Unitholder Cash Consideration” means, with respect to each Company Class B Unitholder, an amount in cash equal to (i) the Adjusted Aggregate Cash Amount multiplied by such Company Class B Unitholder’s Pro Rata Percentage, minus (ii) the aggregate Participation Levels in respect of all of such Company Class B Unitholder’s Class B Cash-Out Units.

“Company Class B Unitholder Merger Consideration” means, with respect to each Company Class B Unitholder, (a) the Closing Company Class B Company Unitholder Merger Consideration, plus (b) any Common Units (together with cash in lieu of any fractional Common Unit as provided in Section 3.4(c)) issued to such Company Class B Unitholder pursuant to Section 3.5(d)(i)(C) and any shares of Buyer Class V Voting Stock issued to such Company Class B Unitholder pursuant to Section 3.5(d)(i)(D), minus (c) any Common Units forfeited by such Company Class B Unitholder pursuant to Section 3.5(d)(ii)(C) and any shares of Buyer Class V Voting Stock forfeited by such Company Class B Unitholder pursuant to Section 3.5(d)(ii)(D).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each Pension Agreement and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.

“Company Equityholders” means all holders (other than the Blockers) of Company Units or Company Options.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.3 (Capitalization), Section 4.13 (Brokerage) and Section 4.20 (Affiliate Transactions).

“Company Indebtedness” means, without duplication, with respect to the Group Companies on a consolidated basis, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business to the extent included in Net Working Capital) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid deferred compensation (including deferred compensation payable as deferred purchase price), plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) all Company Accrued Income Taxes, (m) in the nature of guarantees of the obligations described in clauses (a) through (l) above, and (n) for the avoidance of doubt, any obligations described in the foregoing clauses (a) through (m) above acquired in connection with the acquisition of a Person in a Permitted Acquisition. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) excluded deferred revenue and (z) exclude any items included as a current liability in the calculation of Net Working Capital and included in the calculation of Transaction Expenses.

“Company LLCA” means the Second Amended and Restated Operating Agreement of the Company, dated as of April 6, 2017.

“Company Option” means any option to purchase one or more Class A Units or Class A-1 Units issued pursuant to the Option Plan and the applicable Company Option agreement.

“Company Optionholder Cash Consideration” means, with respect to each Company Optionholder an amount equal to (i) (A) the Adjusted Aggregate Cash Amount multiplied by (B) such Company Optionholder’s Pro Rata Percentage, minus (ii) the aggregate exercise price that would be paid to the Company in respect of all of such Company Optionholder’s Company Cash-Out Options had all such Company Cash-Out Options been exercised in full immediately prior to the Effective Time and assuming concurrent payment in full of the entire exercise price of such Company Optionholder’s Company Cash-Out Options solely in cash.

“Company Optionholder Merger Consideration” means, with respect to each Company Option, (a) the Closing Company Optionholder Merger Consideration, plus (b) any Buyer Class A Common Stock (together with cash in lieu of any fractional share of Buyer Class A Common Stock as provided in Section 3.4(c)) issued to such Company Optionholder pursuant to Section 3.5(d)(i)(E) minus (c) any shares of Buyer Class A Common Stock forfeited by such Company Optionholder pursuant to Section 3.5(d)(ii)(E).

“Company Optionholder Restricted Stock Consideration” means, with respect to each Company Optionholder, (a) a number of shares of Buyer Class B-2 Common Stock equal to (i) 6,000,000 multiplied by (ii) such Company Optionholder’s Pro Rata Percentage, and (b) a number of shares of Buyer Class B-1 Common Stock equal to (i) 10,000,000 multiplied by (ii) such Company Optionholder’s Pro Rata Percentage.

“Company Optionholders” mean all of the holders of Company Options.

“Company Rollover Options” means, with respect to each Company Optionholder, a number of Company Options held by such Company Optionholder equal to the product of (x) such Company Optionholder’s Total Company Options, multiplied by (y) the Equity Consideration Percentage, in each case, determined separately with respect to each grant of Company Options outstanding as of immediately prior to the Effective Time.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Unitholder” means each Company Class A Unitholder and Company Class B Unitholder.

“Company Units” means the Class A Units, the Class A-1 Units and the Class B Units.

“Company Written Consent” means a written consent of the Insight Member, the Insight Blockers, the Elliott Blocker, the PDI Blocker and Performance Direct Investments III, L.P. evidencing (a) the approval of this Agreement, the Company Merger and the transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 14.1 hereof and (c) an agreement to enter into, as applicable, (i) the Investor Rights Agreement, (ii) the Company A&R LLCA and (iii) the Tax Receivable Agreement and (iv) any agreements or documentation reasonably required in connection with the obligations of the Company pursuant to Section 8.16 or required to be delivered at Closing hereunder.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Blocker or any Group Company, which upon consummation thereof, would result in any Blocker or any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of any Blocker or the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Blocker or any Group Company (excluding any such sale between or among the Group Companies or any issuance pursuant to the Option Plan or pursuant to the exercise of any Company Option), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby or in connection with a Permitted Acquisition and as permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by either a Blocker or any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, for any Permitted Acquisition), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Blocker or any Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Equityholder, Blocker Owner, Blocker, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Buyer, the Company Equityholders, Blocker or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 29, 2020 among the Buyer, the Sponsor and the Company.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof and/or related or associated epidemics, pandemics, or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of November 26, 2018 (as amended by that certain Amendment No. 1 to Credit Agreement and Incremental Joinder, dated as of July 2, 2019, by that certain Amendment No. 2 to Credit Agreement, dated as of November 5, 2019, and as may be further amended, restated, amended and restated, supplemented or modified from time to time), by and among E2open Intermediate, LLC as holdings, E2open, as borrower, the lenders party thereto, and Golub Capital Markets LLC, as administrative agent.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Disclosure Schedules” means the Buyer Disclosure Schedules, the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“E2open” means E2open, LLC, a Delaware limited liability company.

“Elliott Blocker Notes” means those certain Loan Agreements, dated as of March 26, 2015, by and between (i) Elliott International, L.P., a Delaware limited partnership (“EILP”), as lender, and Elliott Eagle Blocker, as borrower, and (ii) Elliott Associates, L.P., a limited partnership formed under the laws of the Cayman Islands (“EALP”), as lender, and Elliott Eagle Blocker, as borrower.

“Elliott Blocker Owners” means EILP and EALP, and the Elliott Reorganization Transferees, as applicable.

“Elliott Blocker Owners Relative Pro Rata Percentage” means, with respect to each Elliott Blocker Owner, the aggregate number of Company Units held by such Elliott Blocker Owner immediately prior to the Closing, divided by the aggregate number of Company Units held by all Elliott Blocker Owners immediately prior to the Closing.

“Enterprise Value” means $2,437,000,000.00, plus the Aggregate Permitted Acquisition Price Amount.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Consideration Percentage” means an amount, expressed as a percentage, equal to (a) one hundred percent (100%), minus (b) the Cash Consideration Percentage.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in the Buyer in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, a Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equityholder Representative Expense Account” means the account maintained by the Equityholder Representative into which the payment required by the Blocker Owners and the Company Equityholders in accordance with Section 14.1 shall be made and any successor account in which the Equityholder Representative Expense Amount shall be held by the Equityholder Representative.

“Equityholder Representative Expense Amount” means an amount to be designated by the Equityholder Representative prior to the Closing, and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Executives” means Debbie Smith, Peter Hantman, Michael Farlekas, Jarett Janik, Laura Fese and Pawan Joshi.

“Existing Lenders” means the lenders under the Credit Agreement.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Form S-4” means the Registration Statement on Form S-4 containing a proxy statement/prospectus to be filed with the SEC by the Buyer in connection with the Buyer Shareholder Meeting, including any amendments thereto.

“Forward Purchase Securities” means an aggregate of twenty million (20,000,000) Buyer Class A Ordinary Shares, plus an aggregate of five million (5,000,000) Buyer Warrants to purchase one (1) Buyer Class A Ordinary Share at eleven dollars and fifty cents ($11.50) per share.

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties set forth in Article IV, Article V or Article VI, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Effective Time, determined on a fully-diluted, as-if exercised basis and assuming the exercise (as applicable) and settlement of all Company Options (assuming that all Class A Units and Class A-1 Units underlying Company Options are delivered to the applicable holders and that no Class A and Class A-1 Units are withheld in payment of any applicable exercise price or tax obligations), whether or not exercised, exercisable, settled, eligible for settlement or vested.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person other than a Group Company or a Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), and (j) in the nature of guarantees of the obligations described in clauses (a) through (i) above.

“Insight Blockers” means the Insight Cayman Blocker, the Insight Delaware Blocker, the Insight GBCF Cayman Blocker and the Insight GBCF Delaware Blocker.

“Insight Blocker Owners” means (i) with respect to the Insight GBCF Cayman Blocker, Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., (ii) with respect to the Insight GBCF Delaware Blocker, Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., (iii) with respect to the Insight Cayman Blocker, Insight Venture Partners (Cayman) IX, L.P. and (iv) with respect to the Insight Delaware Blocker, Insight Venture Partners (Delaware) IX, L.P.

“Insight Deemed Contribution Amount” means $62,500,000.

“Insight Member” means Insight E2open Aggregator, LLC.

“Insight Owner Relative Pro Rata Percentage” means, with respect to the Insight Member and each Insight Blocker Owner, the aggregate number of Company Units held by such Insight Member or Insight Blocker Owner, as the case may be, immediately prior to the Closing divided by the aggregate number of Company Units held by the Insight Member and all Insight Blocker Owners immediately prior to the Closing.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software and Databases, and (g) all other similar proprietary rights.

“Interested Party” means the Company Equityholders, the Blocker Owners, the Blockers, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Group Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, (b) as used in the phrase “to the Knowledge of such Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of such Blocker, including after reasonable due inquiry and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Chinh Chu, Charles Kantor or Douglas Newton, including after reasonable due inquiry.

“Latest Balance Sheet Date” means May 31, 2020.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Lender Consent” means a written waiver, consent or other amendment to the Credit Agreement permitting the transactions contemplated by this Agreement or otherwise waiving any breach of the Credit Agreement or Event of Default (as defined in the Credit Agreement) that may be deemed to occur as a result of the consummation of the transactions contemplated by this Agreement, in each case, in form and substance acceptable to the Buyer.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is three (3) years prior to the Effective Date.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a)), (B) taken by any Group Company at the express direction of the Buyer, the Sponsor or any Affiliate thereof or (C) not taken by the Company in compliance with Section 7.1 as a result of the Buyer’s failure to consent to such action pursuant to Section 7.1); (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); (xi) any failure in and of itself to complete one or more Permitted Acquisitions once the definitive agreement with respect thereto has been executed (it being understood that the underlying event, circumstance or state of facts with respect to the Group Companies giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (xii) the announcement or pendency of the transactions contemplated hereby; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Suppliers” means the top ten (10) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the twelve (12) months ended February 29, 2020.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness, minus (d) the amount of Transaction Expenses, plus (e) the Net Working Capital Adjustment (which may be a negative number), plus (f) the Aggregate Option Exercise Price, plus (g) the Aggregate Participation Levels Amount, minus (h) the Equityholder Representative Expense Amount.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means at least one billion twenty million dollars ($1,020,000,000) less the amount, if any, by which (a) the amount of Transaction Expenses which are counted for purposes of the Buyer Expense Cap are less than (b) the Buyer Expenses Cap.

“Net Working Capital” means, (a) the consolidated current assets of the Group Companies, minus (b) the consolidated current liabilities of the Group Companies, in each case, determined without duplication as of the Measurement Time and calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, Net Working Capital shall be determined without taking into account the Net Working Capital of the Permitted Acquisition Targets.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds the Target Working Capital or (b) the amount by which Net Working Capital is less than the Target Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (b) above shall be a negative number.

“Option Plan” means the Eagle Parent Holdings, LLC 2015 Unit Option Plan, as amended and restated and further amended from time to time.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken by such Person in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Pandemic Measure, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Other Buyer Shareholder Voting Matters” means (a) the adoption and approval of certain differences between the Buyer Memorandum and Articles and the proposed Buyer Certificate of Incorporation and proposed Buyer Bylaws, (b) the adoption and approval of the EIP, (c) the adoption and approval of a proposal for the adjournment of the Buyer Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (d) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, the Buyer Shareholders in the Form S-4.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity, in each case, in connection with or in response to COVID-19.

“Participation Level” has the meaning given to such term in the Company LLCA.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Equityholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Paying Agent Agreement” means the paying agent agreement to be entered into at or prior to Closing by the Buyer, the Company, the Equityholder Representative and the Transfer Agent, in a form to be reasonably agreed by the Buyer, the Company and the Equityholder Representative.

“PCAOB” means the Public Company Accounting Oversight Board.

“PDI Blocker Owners” means collectively, EFFEM Master Fund II Parallel, L.P., EFFEM Master Fund II, L.P. and Performance EFFEM PE Fund, L.P. (Series 2017).

“Pension Agreements” means all agreements and commitments, both of an individual and collective nature, including commitments on the basis of company practice or total commitments, under which any Group Company is obliged, either directly or through an external pensions provider (support fund, direct insurance, retirement fund, pension fund) to provide occupational pension benefits to current or former employees or their surviving dependents under the applicable Law of a jurisdiction outside of the United States.

“Permitted Acquisition” means any acquisition by any Group Company set forth on Schedule 1.5 or consented to by the Buyer pursuant to Section 7.1(b).

“Permitted Acquisition Target” means the Person or Persons, assets or liabilities acquired (whether through stock purchase, merger, asset purchase or otherwise) in connection with a Permitted Acquisition.

“Permitted Equity Financing” means purchases of Buyer Class A Common Stock at on or prior to the Closing by Equity Financing Sources pursuant to Section 8.15(c).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash Buyer Class A Common Stock from the Buyer on or prior to the Closing pursuant to Section 8.15(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) Liens arising under in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens and (i) those Liens set forth on Schedule 1.6.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investor” means any Person (other than the Buyer) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws

“Privacy Policies” means all written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Pro Forma Buyer Class A Common Stock” means the aggregate number of shares of Buyer Class A Common Stock equal to (i) the aggregate number of shares of Buyer Class A Common Stock issued and outstanding immediately prior to the Closing (but after giving effect to the Domestication and the Buyer Share Redemption, other than those redemptions for which a subscription was made to the Buyer to replace such shares redeemed in connection with the Buyer Share Redemption, including the shares of Buyer Class A Common Stock issued pursuant to any Permitted Equity Financing and the Backstop Agreement), plus (ii) the aggregate number of shares of Buyer Class A Common Stock issued upon the conversion of Buyer Class A Ordinary Shares and Buyer Class B Ordinary Shares, plus (iii) the aggregate number of shares of Buyer Class A Common Stock issued pursuant to the consummation of the transactions contemplated in the Forward Purchase Agreement and the Subscription Agreements, plus (iv) the aggregate number of shares of Buyer Class A Common Stock issued to the Blocker Owners as part of such Blocker Owners’ Blocker Merger Consideration, plus (v) the aggregate number of shares of Buyer Class A Common Stock underlying the Restricted Share Units delivered to the holders of Unvested Company Options, plus (vi) the aggregate Class A Common Stock Consideration delivered to holders of Vested Company Options.

“Pro Forma Buyer Class B-1 Common Stock” means the aggregate number of shares of Buyer Class B-1 Common Stock equal to (i) the aggregate number of shares of Buyer Class B-1 Common Stock issued to the Blocker Owners as part of such Blocker Owners’ Blocker Merger Consideration, plus (ii) the aggregate number of shares of Buyer Class B-1 Common Stock equal to the Company Optionholder Restricted Stock Consideration delivered to all Company Optionholders, plus (iii) the aggregate number of shares of Buyer Class B-1 Common Stock delivered to the Sponsor pursuant to the Sponsor Side Letter.

“Pro Forma Buyer Class B-2 Common Stock” means the aggregate number of shares of Buyer Class B-2 Common Stock equal to (i) the aggregate number of shares of Buyer Class B-2 Common Stock issued to the Blocker Owners as part of such Blocker Owners’ Blocker Merger Consideration, plus (ii) the aggregate number of shares of Buyer Class B-2 Common Stock equal to the Company Optionholder Restricted Stock Consideration delivered to all Company Optionholders.

“Pro Forma Buyer Common Units” means a number of Common Units equal to the number of shares of Pro Forma Buyer Class A Common Stock.

“Pro Forma Buyer Series 1 RCUs” means a number of Series 1 RCUs equal to the number of Pro Forma Buyer Class B-1 Common Stock.

“Pro Forma Buyer Series 2 RCUs” means a number of Series 2 RCUs equal to the number of Pro Forma Buyer Class B-2 Common Stock.

“Pro Forma Unitholder Common Units” means a number of shares of Common Units equal to the aggregate Common Unit Consideration delivered to all Company Unitholders.

“Pro Forma Unitholder Series 1 RCUs” means a number of Series 1 RCUs equal to the aggregate Series 1 RCU Consideration delivered to all Company Unitholders.

“Pro Forma Unitholder Series 2 RCUs” means a number of Series 2 RCUs equal to the aggregate Series 2 RCU Consideration delivered to all Company Unitholders.

“Pro Rata Percentage” means, with respect to each Blocker and each Company Equityholder, the percentage equal to the product of (a) 100%, multiplied by (b) the quotient of (i) the aggregate number of Company Units held by such Blocker or such Company Equityholder, as applicable, as of immediately prior to the Effective Time, including any Company Units subject to Company Options held by such Company Equityholder (if any), divided by (ii) the Fully Diluted Number; provided, that for purposes of this definition, the Pro Rata Percentage attributable to any Blocker shall be attributed to such Blocker’s Blocker Owner and the Pro Rata Percentage of any Blocker Owner shall be such Blocker Owner’s pro rata percentage on a fully-diluted basis of the Pro Rata Percentage of the Blocker owned by such Blocker Owner as calculated in accordance with this definition.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Profits Interest Units” means the Class B Units of the Company granted pursuant the applicable Profits Interest Unit grant agreement, subject to the terms of the Company LLCA.

“Reference Price” means $10.00.

“Required Buyer Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of the Buyer Certificate of Incorporation, (c) the adoption and approval of the issuance of shares of Buyer Class A Common Stock, including any Buyer Class A Common Stock to be issued upon the conversion of Buyer Class B Common Stock and Common Units in connection with the transactions contemplated hereby, including the PIPE Investment, as may be required under the Stock Exchange listing requirements, and (d) the adoption and approval of the Domestication.

“Required Vote” means the affirmative vote of the Buyer Shareholders set forth in the Form S-4 to the extent required to approve the required Buyer Shareholders Voting Matters.

“Restricted Common Units” means “Restricted Common Units” as such term is defined in the Company A&R LLCA.

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets.

“Seller Advisor Fees” means those advisor fees set forth on Schedule 1.7.

“Series 1 RCUs” means “Series 1 RCUs” as such term is defined in the Company A&R LLCA.

“Series 1 RCU Consideration” means the aggregate Class A Series 1 RCU Consideration, plus the aggregate Class B Series 1 RCU Consideration.

“Series 2 RCUs” means “Series 2 RCUs” as such term is defined in the Company A&R LLCA.

“Series 2 RCU Consideration” means the aggregate Class A Series 2 RCU Consideration, plus the aggregate Class B Series 2 RCU Consideration.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing.

“Sponsor” means CC Neuberger Principal Holdings I Sponsor LLC, a Delaware limited liability company.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“SVB Credit Facility” means that certain Revolving Credit and Security Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated or otherwise modified from time to time), by and among the Company, the other borrowers from time to time party thereto, the banks and financial institutions from time to time party thereto as lenders, and Silicon Valley Bank, as administrative agent.

“Target Working Capital” means negative $91,977,136.

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Individual Company Unitholder Merger Consideration” means, with respect to any Company Unitholder, such Company Unitholder’s Total Individual Company Class A Unitholder Merger Consideration (if any), plus such Company Unitholder’s Total Individual Company Class B Unitholder Merger Consideration (if any).

“Total Class B Units” means the aggregate number of Class B Units held by a Company Class B Unitholder as of immediately prior to the Effective Time.

“Total Company Options” means the aggregate number of Company Options held by a Company Optionholder as of immediately prior to the Effective Time, (assuming all applicable performance based vesting criteria are met).

“Transaction Expenses” means to the extent not paid as of the Closing by the Buyer, any Blocker, any Group Company, the Equityholder Representative, or any Company Equityholder:

(a)            all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)            all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives, but other than the Seller Advisor Fees), incurred or payable by the Group Companies, the Blocker Owners, the Blockers, the Equityholder Representative or the Company Equityholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;

(c)            any fees, costs and expenses incurred or payable by the Buyer, the Sponsor, the Blocker Owners, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d)            (A) any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, solely as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto (including, to the extent not included in the computation of Company Indebtedness or Blocker Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Blocker or any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), in each case, other than severance payments that are triggered by a termination of employment that occurs following the Closing at the direction of any Buyer Party and any amounts payable in connection with any agreement or termination of employment entered into or effectuated at the direction of the Buyer Parties, and (B) the employer portion of any payroll or other employment Taxes attributable to the exercising or terminating of any Vested Company Options;

(e)            all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f)            all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g)            all fees, costs and expenses paid or payable to the Transfer Agent;

(h)            any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction;

(i)            all Transfer Taxes; and

(j)            all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers, representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the Buyer, the Sponsor, any of the Group Companies, any Blocker or any Company Equityholder in connection the negotiation, preparation or consummation of the Debt Financing.

provided that if the aggregate amount of fees, costs and expenses under clause (a) and under clause (j) and, solely with respect to fees, costs and expenses incurred or payable by the Buyer or the Sponsor, under clause (c), of this definition of Transaction Expenses are in excess of the Buyer Expense Cap, the aggregate fees, costs and expenses incurred in excess of the Buyer Expense Cap shall not be considered Transaction Expenses solely for the purpose of the calculation of the Merger Consideration (and, for the avoidance of doubt, will not reduce Merger Consideration); and provided, further, that any Transaction Expenses of the type of costs, fees and expenses included as Transaction Expenses in clause (b) of any of the Group Companies solely to the extent in connection with the negotiation, preparation or consummation of any Permitted Acquisition will not be considered Transaction Expenses, Company Indebtedness nor Blocker Indebtedness and shall be excluded from the calculation of Net Working Capital in each case for the purpose of the calculation of the Merger Consideration (and, for the avoidance of doubt, will not reduce Merger Consideration).

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes (at, for purposes of clause (v) only, a “more likely than not” or higher level of comfort) that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates and are subject to the Buyer Expense Cap), including (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date or included in the computation of the Net Working Capital; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (iii) payments made as a result of the exercise or payment for cancellation of Company Options on or around the Closing Date; (iv) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) or (iii) of this definition paid by any Group Company on or prior to the Closing Date or included in the computation of Net Working Capital; and (v) the payment of any other Transaction Expenses not included in clauses (i) through (iv). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of April 28, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Unvested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the Effective Time that is vested as of the Effective Time (including after giving effect to any acceleration of vesting of any Company Options as a result of the Closing).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 28, 2020, between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.2             Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Additional Buyer Filings	Section 8.10(f)
Affiliated Transactions	Section 4.20
Aggregate Consideration	Section 10.1(e)
Agreement	Preamble
Allocation	Section 10.1(e)
Alternative Financing	Section 8.13(a)(iv)
Antitrust Laws	Section 8.8(c)
Assets	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Blocker Affiliated Transactions	Section 5.9
Blocker Bring-Down Certificate	Section 11.2(d)
Blocker Certificates of Merger	Section 2.2(b)
Blocker Effective Time	Section 2.2(b)
Blocker Letter of Transmittal	Section 3.4(a)
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Sub 4	Preamble
Blocker Merger Sub 5	Preamble
Blocker Merger Sub 6	Preamble
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blocker Owned Company Equity Interests	Section 5.4(b)
Blockers	Preamble
Buyer	Preamble
Buyer Balance Sheet	Section 6.11(c)
Buyer Bring-Down Certificate	Section 11.3(c)
Buyer Certificate of Merger	Section 2.2(c)
Buyer Certificates of Merger	Section 2.2(c)
Buyer Contribution Amount	Section 3.2(e)(i)

Defined Term	Reference
Buyer Effective Time	Section 2.2(c)
Buyer Merger Closing	Section 2.2(a)
Buyer Mergers	Recitals
Buyer Parties	Preamble
Buyer Preference Shares	Section 6.3(a)
Buyer Public Securities	Section 6.9
Buyer SEC Documents	Section 6.8(a)
Buyer Warrants	Section 6.3(a)
Cancelled Equity Interests	Section 3.1(d)
Cancelled Cash Portion	Section 3.1(c)(iii)(B)
Cancelled Option Value	Section 3.1(c)(iii)(B)
CBA	Section 4.9(a)(i)
Certificates of Merger	Section 2.2(d)
Closing	Section 2.2(a)
Closing Cash	Section 3.5(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.10(g)
Closing Net Working Capital	Section 3.5(a)
Closing Press Release	Section 8.10(g)
Closing Statement	Section 3.5(a)
Closing Transaction Expenses	Section 3.5(a)
Commitment Letter	Section 8.13(a)(i)
Company	Preamble
Company A&R LLCA	Recitals
Company Bring-Down Certificate	Section 11.2(d)
Company Certificate of Merger	Section 2.2(d)
Company Equity Interests	Section 4.3(a)
Company Merger	Section 2.2(a)
Company Merger Closing	Section 2.2 (a)
Company Merger Sub	Preamble
Company Optionholder Letter of Transmittal	Section 3.4(a)
Company Unitholder Letter of Transmittal	Section 3.4(a)
Competing Buyer	Section 8.23
Contribution Common Units	Section 3.2(e)(i)(A)
Control	Section 1.1
D&O Provisions	Section 8.14(a)
Data Room	Section 13.5
Debt Financing	Section 8.13(a)(i)
Debt Financing Sources	Section 8.13(a)(i)
Debt Payoff Amount	Section 3.2(e)(i)(A)
DGCL	Recital
Disclosing Party	Section 1.1
Dispute Notice	Section 3.5(b)
DLLCA	Recitals
Domestication	Recitals
E2open Intermediate	Section 4.4(e)
Effective Date	Preamble
Effective Time	Section 2.2(d)

Defined Term	Reference
EALP	Section 1.1
EIP	Section 8.4
EILP	Section 1.1
Elliott Catch-Up Amount	3.2(e)(i)(E)
Elliott Eagle Blocker	Preamble
Elliott Merger	Recitals
Elliott Note Transfer	Section 3.2(f)
Elliott Reorganization Transferee	Section 8.26
Environmental Permits	Section 4.17
Equity Financing	Section 1.1
Equityholder Materials	Section 3.4(b)
Equityholder Representative	Preamble
Estimated Closing Blocker Indebtedness	Section 3.2(b)(i)
Estimated Closing Statement	Section 3.2(b)(ii)
Estimated Merger Consideration	Section 3.2(b)(ii)
Final Allocation	Section 10.1(e)
Final Closing Blocker Indebtedness	Section 3.5(a)
Final Closing Company Indebtedness	Section 3.5(a)
Final Tax Basis Balance Sheet	Section 10.1(e)
Financial Statements	Section 4.4(a)
Foreign Plan	Section 4.15(f)
Forward Purchase Agreement	Recitals
Forward Purchase Amount	Recitals
Golub Payoff Letter	Section 3.2(e)(ii)(D)
Indemnified Persons	Section 8.14(a)
Insight Agreement	Section 3.6(m)
Insight Catch-Up Amount	Section 3.2(e)(i)(E)
Insight Cayman Blocker	Preamble
Insight Cayman Merger	Recitals
Insight Delaware Blocker	Preamble
Insight Delaware Merger	Recitals
Insight GBCF Cayman Blocker	Preamble
Insight GBCF Cayman Merger	Preamble
Insight GBCF Delaware Blocker	Preamble
Insight GBCF Delaware Merger	Recitals
Insight Blocker Letter Agreement	Section 3.7(f)
Insight Letter Agreement	Section 3.6(m)
Insurance Policies	Section 4.15(b)
Intended Tax Treatment	Section 10.1(e)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IRS	Section 4.15(a)
LLCA Amendment and Restatement	Section 3.1(e)
Lock-Up Agreement	Recitals
Material Contract	Section 4.9(b)
Material Customer	Section 4.9(c)
Material Leases	Section 4.7
Maximum Payable Amount	Section 8.15(d)

Defined Term	Reference
Merger Consideration	Section 3.2(a)
Mergers	Recitals
NBOKS	Recitals
NBOKS Side Letter	Recitals
New Commitment Letter	Section 8.13(a)(iv)
Non-Party Affiliate	Section 13.14
Outside Date	Section 12.1(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 8.10(h)
PDI Blocker	Preamble
PDI Merger	Recitals
Permits	Section 4.17(b)
Permitted Equity Financing Proceeds	Section 8.15(c)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Pre-Closing Reorganization	Section 8.26
Premium Cap	Section 8.14(b)(ii)
Recipient	Section 1.1
Resolution Period	Section 3.5(b)
Review Period	Section 3.5(b)
Sale	Section 10.1(e)
Sellers Prepared Returns	Section 10.1(a)
Signing Form 8-K	Section 8.10(b)
Signing Press Release	Section 8.10(b)
Sponsor Side Letter	Recitals
Subscription Agreements	Recitals
Support Agreement	Section 8.12
Surviving Blocker	Section 2.1(g)
Surviving Blocker Interests	Section 3.1(a)(i)
Surviving Buyer	Section 2.1(h)
Surviving Company	Section 2.1(i)
Surviving Elliott Eagle Blocker	Section 2.1(f)
Surviving Insight Cayman Blocker	Section 2.1(a)
Surviving Insight Delaware Blocker	Section 2.1(c)
Surviving Insight GBCF Cayman Blocker	Section 2.1(d)
Surviving Insight GBCF Delaware Blocker	Section 2.1(e)
Surviving PDI Blocker	Section 2.1(g)
SVB Payoff Amount	Section 3.2(e)(i)(B)
SVB Payoff Letter	Section 3.2(e)(i)(A)
Tail Policy	Section 8.14(b)(ii)
Tax Accounting Firm	Section 10.1(e)
Tax Basis Balance Sheet	Section 10.1(e)
Tax Contest	Section 10.1(i)
Tax Positions	Section 10.1(g)
Tax Receivable Agreement	Recitals
Total Individual Blocker Merger Consideration	Section 3.1(a)(ii)

Defined Term	Reference
Total Individual Company Optionholder Merger Consideration	Section 3.1(c)(iii)
Total Individual Company Class A Unitholder Merger Consideration	Section 3.1(c)(ii)
Total Individual Company Class B Unitholder Merger Consideration	Section 3.1(c)(iii)
Trade Controls	Section 4.21(a)
Transaction Expenses Amount	Section 3.2(e)(i)(B)
Trust Amount	Section 6.7
Trust Distributions	Section 13.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Valuation Firm	Section 3.5(b)
Waived 280G Benefits	Section 8.17

Article II
THE MERGERS; CLOSING

Section 2.1            Closing Transactions; Mergers.

(a)            The Domestication. On the Closing Date prior to the Blocker Effective Time, the Buyer Effective Time and the Effective Time, the Domestication shall occur.

(b)            The Insight Cayman Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time and immediately following the Domestication, Blocker Merger Sub 1 shall be merged with and into the Insight Cayman Blocker. As a result of the Insight Cayman Merger, the separate corporate existence of Blocker Merger Sub 1 shall cease, and the Insight Cayman Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Insight Cayman Blocker”).

(c)            The Insight Delaware Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time and immediately following the Domestication, Blocker Merger Sub 2 shall be merged with and into the Insight Delaware Blocker. As a result of the Insight Delaware Merger, the separate corporate existence of Blocker Merger Sub 2 shall cease, and the Insight Delaware Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Insight Delaware Blocker”).

(d)            The Insight GBCF Cayman Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time and immediately following the Domestication, Blocker Merger Sub 3 shall be merged with and into the Insight GBCF Cayman Blocker. As a result of the Insight GBCF Cayman Merger, the separate corporate existence of Blocker Merger Sub 3 shall cease, and the Insight GBCF Cayman Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Insight GBCF Cayman Blocker”).

(e)            The Insight GBCF Delaware Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time and immediately following the Domestication, Blocker Merger Sub 4 shall be merged with and into the Insight GBCF Delaware Blocker. As a result of the Insight GBCF Delaware Merger, the separate corporate existence of Blocker Merger Sub 4 shall cease, and the Insight GBCF Delaware Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Insight GBCF Delaware Blocker”).

(f)            The Elliott Eagle Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Blocker Effective Time and immediately following the Domestication:

(i)            each of the Elliott Blocker Owners shall assign and transfer to the Buyer, and the Buyer shall assume from each Elliott Blocker Owner, all of each such Elliott Blocker Owner’s respective right, title and interest in and to the Elliott Blocker Notes, in each case in such Elliott Blocker Owner’s capacity as a lender thereunder (the “Elliott Note Transfer”), which Elliott Note Transfer shall be in a form and substance reasonably agreed by the Buyer (it being understood that as a result of, and in connection with, the Elliott Note Transfer, the Buyer shall become the “Lender” under, and as such term is defined in, the Elliott Blocker Notes); and

(ii)            Blocker Merger Sub 5 shall be merged with and into the Elliott Eagle Blocker.

As a result of the Elliott Merger, the separate corporate existence of Blocker Merger Sub 5 shall cease, and the Elliott Eagle Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving Elliott Eagle Blocker”).

(g)            The PDI Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, at the Blocker Effective Time and immediately following the Domestication, Blocker Merger Sub 6 shall be merged with and into the PDI Blocker. As a result of the PDI Merger, the separate corporate existence of Blocker Merger Sub 6 shall cease, and the PDI Blocker shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving PDI Blocker” and together with the Surviving Insight Cayman Blocker, the Surviving Insight Delaware Blocker, the Surviving Insight GBCF Cayman Blocker, the Surviving Insight GBCF Delaware Blocker and the Surviving Elliott Eagle Blocker, the “Surviving Blockers”).

(h)            The Buyer Mergers. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, at the Buyer Effective Time and immediately after the Blocker Mergers, each of (i) the Surviving Insight Cayman Blocker, (ii) the Surviving Insight Delaware Blocker, (iii) Surviving Insight GBCF Cayman Blocker, (iv) the Surviving Insight GBCF Delaware Blocker, (v) the Surviving Elliott Eagle Blocker and (vi) the Surviving PDI Blocker shall be merged with and into the Buyer. As a result of the Buyer Mergers, the separate corporate existence of each of (u) the Surviving Insight Cayman Blocker, (v) the Surviving Insight Delaware Blocker, (w) the Surviving Insight GBCF Cayman Blocker, (x) the Surviving Insight GBCF Delaware Blocker, (y) the Surviving Elliott Eagle Blocker and (z) the Surviving PDI Blocker shall cease, and the Buyer shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Buyer”).

(i)            The Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Effective Time, and immediately after the Buyer Mergers, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

Section 2.2            Closing; Effective Time.

(a)            The closing of the Blocker Mergers (“Blocker Merger Closing”), the closing of the Buyer Mergers (the “Buyer Merger Closing”) and the closing of the Company Merger (the “Company Merger Closing”) and the closing of the other transactions contemplated hereby (together with the Blocker Merger Closing, the Buyer Merger Closing and the Company Merger Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth (4th) Business Day after the conditions set forth in Article XI have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”); provided, however, that the Closing shall occur no earlier than the first Business Day that is at least 45 days after the Effective Date without the written consent of the Company.

(b)            On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated simultaneously by filing certificates of merger (the “Blocker Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL and Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).

(c)            On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Buyer Mergers to be consummated by filing certificates of merger (the “Buyer Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL and Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Buyer Effective Time”).

(d)            On the Closing Date, and immediately after the Buyer Effective Time, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”, and together with the Blocker Certificates of Merger and the Buyer Certificates of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3            Effects of the Mergers.

(a)            At the Blocker Effective Time, the effect of the Insight Cayman Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Insight Cayman Blocker and Merger Sub 1 shall vest in the Surviving Insight Cayman Blocker, and all debts, liabilities, duties and obligations of Insight Cayman Blocker and Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving Insight Cayman Blocker.

(b)            At the Blocker Effective Time, the effect of the Insight Delaware Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Insight Delaware Blocker and Merger Sub 2 shall vest in the Surviving Insight Delaware Blocker, and all debts, liabilities, duties and obligations of Insight Delaware Blocker and Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving Insight Delaware Blocker.

(c)            At the Blocker Effective Time, the effect of the Insight GBCF Cayman Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Insight GBCF Cayman Blocker and Merger Sub 3 shall vest in the Surviving Insight GBCF Cayman Blocker, and all debts, liabilities, duties and obligations of Insight GBCF Cayman Blocker and Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving Insight GBCF Cayman Blocker.

(d)            At the Blocker Effective Time, the effect of the Insight GBCF Delaware Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Insight GBCF Delaware Blocker and Merger Sub 4 shall vest in the Surviving Insight GBCF Delaware Blocker, and all debts, liabilities, duties and obligations of Insight GBCF Delaware Blocker and Merger Sub 4 shall become the debts, liabilities, duties and obligations of the Surviving Insight GBCF Delaware Blocker.

(e)            At the Blocker Effective Time, the effect of the Elliott Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Elliott Eagle Blocker and Merger Sub 5 shall vest in the Surviving Elliott Eagle Blocker, and all debts, liabilities, duties and obligations of Elliott Eagle Blocker and Merger Sub 5 shall become the debts, liabilities, duties and obligations of the Surviving Elliott Eagle Blocker.

(f)            At the Blocker Effective Time, the effect of the PDI Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of PDI Blocker and Merger Sub 6 shall vest in the Surviving PDI Blocker, and all debts, liabilities, duties and obligations of PDI Blocker and Merger Sub 6 shall become the debts, liabilities, duties and obligations of the Surviving PDI Blocker.

(g)            At the Buyer Effective Time, the effect of the Buyer Mergers shall be as provided in the applicable provisions of the DLLCA or the DGCL, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Buyer Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of each of (i) the Surviving Insight Cayman Blocker, (ii) the Surviving Insight Delaware Blocker, (iii) the Surviving Insight GBCF Cayman Blocker, (iv) the Surviving Insight GBCF Delaware Blocker, (v) the Surviving Elliott Eagle Blocker and (vi) the Surviving PDI Blocker and the Buyer shall vest in the Surviving Buyer, and all debts, liabilities, duties and obligations of each of (u) the Surviving Insight Cayman Blocker, (v) the Surviving Insight Delaware Blocker, (w) the Surviving Insight GBCF Cayman Blocker, (x) the Surviving Insight GBCF Delaware Blocker, (y) the Surviving Elliott Eagle Blocker and (z) the Surviving PDI Blocker and the Buyer shall become the debts, liabilities, duties and obligations of Surviving Buyer.

(h)            At the Effective Time, the effect of the Company Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.4            Governing Documents.

(a)            At the Blocker Effective Time, the certificates of formation and operating agreements of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, and Merger Sub 5 as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DLLCA and applicable Law, become the certificate of formation and operating agreement of the Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker, and Surviving Elliott Eagle Blocker, respectively.

(b)            At the Blocker Effective Time, the certificate of incorporation and bylaws of PDI Blocker as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DGCL and DLLCA and applicable Law, become the certificate incorporation and the bylaws of the Surviving PDI Blocker.

(c)            At the Buyer Effective Time, the Governing Documents of the Buyer in effect immediately prior to the Buyer Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of the Surviving Buyer.

(d)            At the Effective Time, the Company LLCA shall be amended and restated to be in the form attached hereto as Exhibit A, which, from and after the Effective Time shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and the DLLCA.

Section 2.5            Directors and Officers.

(a)            At the Blocker Effective Time, (i) (x) the managers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, Merger Sub 5 prior to the Blocker Effective Time shall be the initial managers of the Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker and Surviving Elliott Eagle Blocker, respectively, each to serve in accordance with the Governing Documents of the Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker and Surviving Elliott Eagle Blocker, as applicable and (y) the initial directors of the Surviving PDI Blocker shall be appointed by the Buyer, each to serve in accordance with the Governing Documents of the Surviving PDI Blocker, and (ii) the officers of Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, Merger Sub 5 and Merger Sub 6 immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker, Surviving Elliott Eagle Blocker and Surviving PDI Blocker, respectively, each to hold office in accordance with the Governing Documents of the Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker, Surviving Elliott Eagle Blocker and Surviving PDI Blocker.

(b)            Effective as of the Closing, (i) the Sponsor and the Equityholder Representative shall cooperate such that the board of directors of the Buyer shall be composed as set forth in the Investor Rights Agreement, to serve in accordance with the Governing Documents of the Buyer, and (ii) such board of directors of the Buyer shall appoint the officers of the Buyer to be effective from and after the Closing, to serve in accordance with the Governing Documents of the Buyer.

(c)            Effective as of the Closing, the Buyer (through the Buyer’s board of directors) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be manager-managed, and in connection with the amendment and restatement of the Company LLCA, the Buyer shall be admitted as a member and the manager of the Company pursuant to the terms of the Company A&R LLCA.

Article III
CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION; CLOSING DELIVERIES

Section 3.1            Conversion of Securities; Contribution.

(a)            The Blocker Mergers.

(i)            Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, (A) each limited liability company interest of each of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4 and Blocker Merger Sub 5 that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued limited liability company unit of Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker and Surviving Elliott Eagle Blocker, respectively, and shall constitute the total amount of issued and outstanding limited liability company interests of Surviving Insight Cayman Blocker, Surviving Insight Delaware Blocker, Surviving Insight GBCF Cayman Blocker, Surviving Insight GBCF Delaware Blocker and Surviving Elliott Eagle Blocker, respectively, as of immediately following the Blocker Effective Time, and (B) each limited liability company interest of Blocker Merger Sub 6 that is issued and outstanding immediately prior to the Blocker Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving PDI Blocker. After the Blocker Mergers, the Buyer shall own all of the issued and outstanding limited liability company interests or shares of capital stock, as applicable, of each Surviving Blocker (such limited liability company interests or shares of capital stock, the “Surviving Blocker Interests”).

(ii)            Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, the Equity Interests of each Blocker that are issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon each Blocker Owner’s execution of a Blocker Letter of Transmittal, shall be converted into the right to receive (A) in the aggregate with respect to such Equity Interests of such Blocker, the Blocker Merger Consideration for such Blocker, provided, that with respect to the Elliott Merger, the Blocker Merger Consideration shall be (x) received in exchange for the Equity Interests of the Elliott Eagle Blocker and the Elliott Blocker Notes and (y) allocated to the Equity Interests of the Elliott Eagle Blocker and the Elliott Blocker Notes, in each case, in the manner set forth on Schedule 3.1(a)(ii), (B) a portion of the distributions based on such Blocker Owner’s Pro Rata Percentage of the Equityholder Representative Expense Account (if any), and (C) any cash in lieu of any fractional share (clauses (A) through (C) collectively, the “Total Individual Blocker Merger Consideration”). No holder of Blocker Equity Interests, when so converted pursuant to this Section 3.1(a)(ii), shall have any further rights with respect thereto.

(b)            The Buyer Mergers. At the Buyer Effective Time, by virtue of the Buyer Mergers and without any action on the part of any Party, each Surviving Blocker Interest that is issued and outstanding immediately prior to the Buyer Effective Time shall be cancelled, shall cease to exist and shall no longer be outstanding. In connection with the Buyer Mergers, the Buyer shall, in accordance Section 2.3(g), directly own all of the Company Units held by the Surviving Blockers immediately prior to the Buyer Effective Time.

(c)            The Company Merger.

(i)            Company Merger Sub Interests. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all of the Merger Sub Interests shall, at the Effective Time, be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(ii)            Company Units. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon such Company Unitholder’s execution of a Company Unitholder Letter of Transmittal, shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(c)(ii) shall have no further rights with respect thereto):

(A)            With respect to any Company Class A Units held by a Company Unitholder other than the Buyer: (1) in the aggregate with respect to all such Company Class A Units held by such Company Unitholder, the right to receive the Company Class A Unitholder Merger Consideration, (2) a portion of the distributions based on such Company Unitholder’s respective Pro Rata Percentage of the Equityholder Representative Expense Account (if any), and (3) any cash in lieu of any fractional share (clauses (1) through (3) collectively, the “Total Individual Company Class A Unitholder Merger Consideration”);

(B)            With respect to any Company Class B Units, whether vested or unvested (assuming all applicable performance based vesting criteria are met) held by a Company Unitholder other than the Buyer: (1) in the aggregate with respect to all such Company Class B Units held by such Company Unitholder, the right to receive the Company Class B Unitholder Merger Consideration, (2) a portion of the distributions based on such Company Unitholder’s respective Pro Rata Percentage of the Equityholder Representative Expense Account (if any), and (3) any cash in lieu of any fractional share (clauses (1) through (3) collectively, the “Total Individual Company Class B Unitholder Merger Consideration”); and

(C)            With respect to any Company Units held by the Buyer: (1) the Pro Forma Buyer Common Units, less the Contribution Common Units, (2) the Pro Forma Buyer Series 1 RCUs and (3) the Pro Forma Buyer Series 2 RCUs.

(iii)            Company Options. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Options that are issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and, upon such Company Optionholder’s execution of a Company Optionholder Letter of Transmittal, shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(c)(iii) shall have no further rights with respect thereto):

(A)            With respect to each Company Optionholder who holds a Vested Company Option: (1) in the aggregate with respect to all such Vested Company Options held by such Company Optionholder, the Company Optionholder Merger Consideration, (2) a portion of the distributions equal to such Company Optionholder’s respective Pro Rata Percentage of the Equityholder Representative Expense Account (if any), and (3) any cash in lieu of any fractional share (clauses (1) through (3) collectively, the “Total Individual Company Optionholder Merger Consideration”). For purposes of this Section 3.1(c)(iii)(A), the Company Optionholder’s Company Rollover Options, Pro Rata Percentage and Company Cash-Out Options (but not, for the avoidance of doubt, the Fully Diluted Number) shall be determined assuming the Company Optionholder only held the Vested Company Options; and

(B)            With respect to each Company Optionholder who holds an Unvested Company Option, in lieu of the Total Individual Company Optionholder Merger Consideration, (1) an award of restricted share units representing the right to receive a number of shares of Buyer Class A Common Stock equal to (x) the Cancelled Option Value, divided by (y) the Reference Price (the “Restricted Share Units”), (2) a portion of the distributions equal to such Company Optionholder’s respective Pro Rata Percentage of the Equityholder Representative Expense Account (if any) in respect of the Unvested Company Options, and (3) the Company Optionholder Restricted Stock Consideration in respect of such Unvested Company Options. The Restricted Share Units and Company Optionholder Restricted Stock Consideration delivered in accordance with this Section 3.1(c)(iii)(B) shall be subject to the same vesting terms as were applicable to the corresponding Company Options to which they relate, with shares subject to such Restricted Share Units settled on the later to occur of (x) the first Business Day following applicable vesting date, and (y) the expiration of any restrictions on transferability applicable to such shares; provided, that, notwithstanding the foregoing, shares subject to such Restricted Share Units shall be settled no later than two and one-half (2½) months following the last day of the fiscal year in which such vesting date occurs. The “Cancelled Option Value” shall mean, with respect to each Unvested Company Option, an amount equal to (x) the value of the aggregate Class A Common Stock Consideration, plus (y) the Company Optionholder Cash Consideration (such portion, the “Cancelled Cash Portion”) that would have been payable to the applicable Company Optionholder pursuant to Section 3.1(c)(iii)(A) if the Unvested Company Option had been vested as of the Effective Time. For the avoidance of doubt, in no event will any Company Optionholder be entitled to receive Class A Common Stock Consideration or Company Optionholder Cash Consideration in respect of any Unvested Company Options.

(iv)            Notwithstanding anything herein to the contrary, the Cancelled Cash Portion as of the Effective Time shall be retained by Buyer, and such amount of cash shall be utilized by Buyer to redeem a pro-rata number of shares of Class A Common Stock held by each holder of Vested Company Options as of immediately following the Effective Time at a price per share price equal to the Reference Price. Any amount of cash shall be applied to redeem a number of shares of Class A Common Stock on a pro rata basis in respect of all holders of Vested Company Options, such proceeds delivered (i) first to the Company to fund any portion of the Applicable Withholding Amount that is not satisfied by the Company Optionholder Cash Consideration payable to such former holder of Vested Company Options at the Effective Time, and (ii) second directly to the former holders of Vested Company Options promptly following, but in all events within ten (10) Business Days following the date the Applicable Withholding Amount is remitted to the applicable taxing authorities. To the extent there is not sufficient cash to redeem a share of Class A Common Stock in full such amount of cash will be retained by the Buyer. Prior to Closing, Seller shall take, or cause the Company to take, all necessary or appropriate actions to effectuate the provisions of Sections 3.1(c)(iii), (iv) and (v) and all actions necessary so that the redemptions by Buyer set forth in this Section 3.1(c)(iv) may be effectuated without the consent of the former holders of Vested Company Options. The aggregate amount of cash and shares of Buyer Class A Common Stock, Buyer Class B-1 Common Stock and Buyer Class B-2 Common Stock delivered or deliverable pursuant to Sections 3.1(c)(iii), (iv) and (v) shall not exceed the applicable amounts that would have been delivered to all Company Optionholders if all of the Unvested Company Options were deemed to be Vested Company Options immediately before the Effective Time.

(v)            Subject to Section 3.4, all payments made pursuant to Section 3.1(c)(iii) shall be made (without interest and net of the Applicable Withholding Amount) by or on behalf of the Surviving Company to each Company Optionholder, with the Applicable Withholding Amount applied in accordance with the Company’s standard payroll practices.

(vi)            Any Equity Interests issued hereunder as Merger Consideration hereunder shall bear a restrictive legend that prohibits transfers of such Equity Interests in a manner that would be inconsistent with the Lock-Up Agreement.

(d)            Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any limited liability company interests or other Equity Interests of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

(e)            Company LLCA Amendment and Restatement. In connection with the Company Merger, the Company LLCA shall be amended and restated in substantially the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, reflect the Company Merger, including the conversion of Company Units set forth in Section 3.1(c), as set forth in the Company A&R LLCA (the “LLCA Amendment and Restatement”). For the avoidance of doubt, the Company A&R LLCA shall reflect that the Buyer holds a number of Pro Forma Buyer Common Units equal to the number of shares of Pro Forma Buyer Class A Common Stock, a number of Pro Forma Buyer Series 1 RCUs equal to the number of shares of Pro Forma Buyer Class B-1 Common Stock and a number of Pro Forma Buyer Series 2 RCUs equal to the number of shares of Pro Forma Buyer Class B-2 Common Stock and the Company Unitholders hold Pro Forma Unitholder Common Units, Pro Forma Unitholder Series 1 RCUs and Pro Forma Unitholder Series 2 RCUs and that no other Equity Interests are outstanding.

Section 3.2            Estimated Merger Consideration.

(a)            The aggregate consideration payable with respect to the Mergers taken together, shall consist of (i) the Aggregate Blocker Merger Consideration, plus (ii) the Aggregate Company Unitholder Merger Consideration, plus (iii) the Aggregate Company Optionholder Merger Consideration, plus (iv) the Equityholder Representative Expense Amount. It is the intent of the Parties that the sum of (w) the number of shares of Buyer Class A Common Stock issuable to the Blocker Owners pursuant to the Blocker Mergers, plus the number of shares of Buyer Class A Common Stock issuable to Company Optionholders pursuant to Restricted Share Units, plus the number of shares of Buyer Class A Common Stock issuable to holders of Vested Company Options hereunder, plus the number of Common Units issuable to the Company Unitholders pursuant to the Company Merger shall be equal (without giving effect to the payment of cash in lieu of any fractional share or units) to the number of shares equal to (i) the (A) Merger Consideration less (B) the difference between the Base Aggregate Cash Amount and the aggregate Cancelled Cash Portion, divided by (ii) the Reference Price, (x) the number of shares of Buyer Class B-2 Common Stock issuable pursuant to the Blocker Mergers, plus the number of shares of Buyer Class B-2 Common Stock issuable to the Company Optionholders pursuant to the Company Merger, plus the number of Series 2 RCUs issuable to the Company Unitholders pursuant to the Company Merger shall be equal to (without giving effect to the payment of cash in lieu of any fractional share or units) 6,000,000, (y) the number of shares of Buyer Class B-1 Common Stock issuable pursuant to the Blocker Mergers, plus the number of shares of Buyer Class B-1 Common Stock issuable to the Company Optionholders pursuant to the Company Merger, plus the number of Series 1 RCUs issuable to the Company Unitholders pursuant to the Company Merger shall be equal to (without giving effect to the payment of cash in lieu of any fractional share or unit) 10,000,000, and (z) the number of shares of Buyer Class V Voting Stock issuable to Company Unitholders pursuant to the Company Merger shall equal the number of Common Units held by the Company Unitholders following the Company Merger, and the cash paid hereunder as Merger Consideration shall be no greater than the Adjusted Aggregate Cash Amount less the Cancelled Cash Portion. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement, including Sections 3.1(c)(iii), (iv) and (v) shall be adjusted as necessary to give effect to this Section 3.2(a). For the avoidance of doubt, if the Estimated Merger Consideration is less than seven hundred million ($700,000,000), no Equity Securities of Buyer will be issued as Estimated Merger Consideration (other than shares of Buyer Class B-1 Common Stock, Buyer Class B-2 Common Stock, Series 1 RCUs and Series 2 RCUs.

(b)            Estimated Merger Consideration; Estimated Closing Blocker Indebtedness.

(i)            No later than five (5) Business Days prior to the Closing, each Blocker shall deliver to the Company and the Buyer a good faith estimate of such Blocker’s Closing Blocker Indebtedness (such Blocker’s “Estimated Closing Blocker Indebtedness”).

(ii)            No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer: (i) a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) pursuant to which the Company shall (A) use the actual Enterprise Value and (B) estimate (1) the amount of Cash and Cash Equivalents, (2) the amount of Closing Company Indebtedness, (3) the amount of Transaction Expenses, (4) the amount of the Net Working Capital Adjustment, (5) the Aggregate Permitted Acquisition Price Amount and (6) the Aggregate Option Exercise Price, and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, the Company will provide the Buyer, its accountants and other representatives with a reasonable opportunity to review the Estimated Closing Statement and the Company shall consider in good faith the Buyer’s, its accountant’s and its other representative’s reasonable comments thereto (or to any component thereof) (it being understood that the Buyer’s approval of the Estimated Closing Statement will not be a condition to the Buyer’s obligation to consummate the transactions contemplated hereunder and the Company shall have no obligation to revise the Estimated Closing Statement to reflect any comments provided by the Buyer, its accountants or its other representatives). The Equityholder Representative (on behalf of the Blocker Owners and the Company Equityholders) hereby acknowledges and agrees that the Buyer may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Blocker Owner, Company Equityholder or other Person with respect to the allocation of the Merger Consideration payable under this Agreement or pursuant to the Mergers or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue or pay hereunder, an amount greater than the aggregate consideration as set forth in Section 3.2(a).

(c)            Payment of the Blocker Merger Consideration and the Company Unitholder Merger Consideration. At the Effective Time, the Buyer shall (A) cause the Transfer Agent to provide to each Blocker Owner and Company Unitholder immediately prior to the Effective Time, evidence of book-entry shares representing the number of whole shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class V Voting Stock to which such Blocker Owner or Company Unitholder is entitled to, as applicable, pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii)(A), respectively and (B) cause the Transfer Agent to pay an amount in cash equal to (1) the amount such Blocker Owner or Company Unitholder is entitled to pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii)(A), respectively, plus (2) any cash in lieu of any fractional share which such Blocker Owner or Company Unitholder, as applicable, has the right to receive in respect of such Equity Interests or Company Units held by such Blocker Owner or Company Unitholder, by wire transfer of immediately available funds to the account such Blocker Owner or such Company Unitholder has identified in such Blocker Owner’s Blocker Letter of Transmittal or such Company Unitholder’s Company Unitholder Letter of Transmittal. It is expressly understood and agreed that (w) the delivery of the shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class V Voting Stock and payment of cash under this Section 3.2(c), (x) the delivery of the Aggregate Company Optionholder Merger Consideration to the Surviving Company or its designee under Section 3.2(d), (y) the delivery of any shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class V Voting Stock (if any) pursuant to Section 3.5 and (z) payment of cash in lieu of any fractional share pursuant to Section 3.4(c) shall be in full satisfaction of Buyer’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Buyer and its Affiliates shall have no liability to the Equityholder Representative, any Blocker Owner, Blocker or Company Equityholder or any other Person for any amounts in respect of the same.

(d)            Payment of Company Optionholder Merger Consideration. At the Effective Time, the Buyer shall (i) cause the Transfer Agent to provide to each Company Optionholder (A) evidence of book-entry shares representing the number of whole shares representing the aggregate Class A Common Stock Consideration in respect of each Vested Company Option and (B) evidence of book-entry shares representing the number of whole shares representing the aggregate Company Optionholder Restricted Stock Consideration, (ii) shall pay to the Surviving Company (A) cash in an amount equal to the aggregate Company Optionholder Cash Consideration in respect of all Vested Company Options and (B) the aggregate amount of cash payable to the Company Optionholders in lieu of any fractional share, and (iii)  provide each holder of Unvested Options a grant agreement evidencing each Restricted Share Unit granted in respect of such holder’s Unvested Company Options. Subject to Section 3.4, all payments of Closing Company Optionholder Merger Consideration shall be made (without interest and net of the Applicable Withholding Amount) by or on behalf of the Surviving Company to each Company Optionholder who holds Vested Company Options, with the Applicable Withholding Amount applied in accordance with the Company’s standard payroll practices; provided, that the Company Optionholder Cash Consideration payable in respect of the Vested Company Options shall be utilized by the Company to first fund the Applicable Withholding Amount in respect of the Company Optionholder Merger Consideration, and the Company Optionholder Cash Consideration that would have been delivered to holders of Unvested Company Options if such holders held Vested Company Options hereunder, shall be utilized by the Company applied in the manner prescribed in Section 3.1(c)(iv).

(e)            Buyer Contribution; Payment of Other Amounts at Closing.

(i)            Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(A)            The Buyer shall contribute to the Surviving Company, as a capital contribution in exchange for a portion of its Common Units (such Common Units, the “Contribution Common Units”) acquired in connection with the Company Merger, (i) cash in the amount of Available Closing Date Equity (after giving effect to the Buyer Share Redemptions), less (A) the Adjusted Aggregate Cash Amount, (B) the Cancelled Cash Portion and (C) the aggregate amount payable by the Buyer in lieu of any fractional share of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class V Voting Stock pursuant to Section 3.4(c) (the “Buyer Contribution Amount”).

(B)            The Surviving Company shall pay or cause to be paid, out of the Buyer Contribution Amount, the amount set forth in the pay-off letter in respect of any Company Indebtedness as of the Measurement Time under the SVB Credit Facility (such amount the “SVB Payoff Amount”), which pay-off letter shall be customary and reasonably acceptable to the Buyer, and provide that, if such aggregate amount so identified is paid on the Closing Date, such Company Indebtedness shall be repaid in full, that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of any Group Company will be released to the account(s) set forth therein and that the relevant lender and/or administrative agent shall forthwith execute and deliver to the Buyer all terminations and releases as reasonably requested necessary to evidence the foregoing termination (the “SVB Payoff Letter”);

(C)            The Surviving Company shall pay or cause to be paid, out of the Buyer Contribution Amount, the Transaction Expenses to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”); and

(D)            (1) If the Debt Financing is not consummated prior to or substantially contemporaneously with the Closing, the Company shall have delivered the Lender Consent and the Surviving Company shall pay or cause to be paid to the Existing Lenders a payoff amount equal to the Buyer Contribution Amount, less the SVB Payoff Amount, less the Transaction Expenses Amount, or such lesser amount as agreed between the Buyer and the Company. (2) If the Debt Financing is consummated prior to or substantially contemporaneously with the Closing, the Surviving Company shall pay, out of the Buyer Contribution Amount or available funds from the Debt Financing, the amount set forth in the pay-off letter in respect of any Company Indebtedness as of the Measurement Time under the Credit Facility, which pay-off letter shall be customary and reasonably acceptable to the Buyer, and provide that, if such aggregate amount so identified is paid on the Closing Date, such Company Indebtedness shall be repaid in full, that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of any Group Company will be released to the account(s) set forth therein and that the relevant lender and/or administrative agent shall forthwith execute and deliver to the Buyer all terminations and releases as reasonably requested necessary to evidence the foregoing termination (the “Golub Payoff Letter”).

(ii)            Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(A)            The Buyer shall pay the Equityholder Representative Expense Amount to the Equityholder Representative Expense Account to the account provided to the Buyer by the Equityholder Representative at least three (3) Business Days prior to the Closing Date; and

(B)            The Buyer shall pay, on behalf of all Blocker Owners and Company Equityholders, the Seller Advisor Fees to the account or accounts provided to the Buyer by the Equityholder Representative at least one (1) Business Day prior to the Closing Date.

(f)            Designation of Elliott Merger Consideration. For purposes of this Agreement and for U.S. federal income tax purposes, the cash portion of the Closing Blocker Merger Consideration that each Elliott Blocker Owner is entitled to receive pursuant to Section 3.1(a)(ii) shall be treated in accordance with Schedule 3.1(a)(ii).

Section 3.3           Treatment of Options.

(a)            Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option agreements) that are necessary to give effect to the provisions of Section 3.1(c)(iii) with respect to Company Options.

(b)            The Company shall take all actions necessary to terminate the Option Plan and all Company Options effective as of the Effective Time, and no Company Optionholder shall have any rights thereunder, including any rights to acquire any Equity Interests of the Company, the Surviving Company or any Subsidiaries thereof, other than as set forth herein (including pursuant to Section 3.1(c)(iii) and Section 3.2(d)) or by applicable Law.

Section 3.4           Exchange Procedures for Blocker Owners, Company Unitholders and Company Optionholders.

(a)            Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or the Buyer shall cause the Transfer Agent to mail or otherwise deliver, to (i) each Blocker Owner entitled to receive such Blocker Owner’s Total Individual Blocker Merger Consideration pursuant to Section 3.1(a)(ii), a letter of transmittal in the form as may be reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Blocker Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, if applicable, (ii) each Company Unitholder entitled to receive such Company Unitholder’s Total Individual Company Unitholder Merger Consideration pursuant to Section 3.1(c)(ii), a letter of transmittal substantially in the form reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Company Unitholder Letter of Transmittal”), and to each Company Optionholder entitled to receive such Company Optionholder’s Total Individual Company Optionholder Merger Consideration pursuant to Section 3.1(c)(iii)(A), a letter of transmittal reasonably agreed to by the Company, the Buyer and the Transfer Agent prior to the Closing (the “Company Optionholder Letter of Transmittal”). In the event that at least three (3) Business Days prior to the Closing Date, (A) a Blocker Owner, (B) a Company Unitholder or (C) a Company Optionholder does not deliver to the Transfer Agent a duly executed and completed Blocker Letter of Transmittal, Company Unitholder Letter of Transmittal or Company Optionholder Letter of Transmittal, as applicable, then such failure shall not alter, limit or delay the Closing; provided, that such Blocker Owner, Company Unitholder or Company Optionholder, as the case may be, shall not be entitled to receive its Blocker Merger Consideration, Total Individual Company Unitholder Merger Consideration or Total Individual Company Optionholder Merger Consideration, as applicable, until such Person delivers a duly executed and completed Blocker Letter of Transmittal, Company Unitholder Letter of Transmittal or Company Optionholder Letter of Transmittal, as applicable, to the Transfer Agent or the Company, as applicable. Upon delivery of such duly executed Blocker Letter of Transmittal, Company Unitholder Letter of Transmittal or Company Optionholder Letter of Transmittal, respectively, of such Blocker Owner, Company Unitholder or Company Optionholder to the Transfer Agent or the Company, as applicable, such Blocker Owner, Company Unitholder or Company Optionholder shall be entitled to receive, subject to the terms and conditions hereof, (x) the Blocker Merger Consideration in respect of its Equity Interest which shall be referenced in such Blocker Letter of Transmittal, (y) the Total Individual Company Unitholder Merger Consideration in respect of his, her or its Company Units which shall be referenced in such Company Unitholder Letter of Transmittal or (z) the Total Individual Company Optionholder Merger Consideration in respect of his, her or its Company Options which shall be referenced in such Company Optionholder Letter of Transmittal. Until surrendered as contemplated by this Section 3.4(a), each Blocker Equity Interest, Company Unit and Company Option shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Blocker Owner Consideration, Total Individual Company Unitholder Consideration or Total Individual Company Optionholder Merger Consideration, respectively, to which such Blocker Owner, Company Unitholder or Company Optionholder is entitled pursuant to this Article III.

(b)            Company Equityholder Materials. Prior to the Closing, the Company shall request in writing that (i) the Insight Member, each Insight Blocker Owner, the Elliott Blocker Owners and the PDI Blocker Owners deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Investor Rights Agreement, (ii) the individuals set forth on Schedule 1.2 deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Lock-Up Agreement, and (iii) each Company Unitholder deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Company A&R LLCA and the Tax Receivable Agreement, in each case of clauses (i), (ii) and (iii), executed by such Persons (such materials described in clauses (i), (ii) and (iii), collectively, the “Equityholder Materials”). The Company and the Blockers shall use their commercially reasonable efforts to cause such Equityholder Materials to be timely delivered to the Buyer in accordance with the immediately preceding sentence.

(c)            Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Buyer Class A Common Stock, Buyer Class B Common Stock, Buyer Class V Voting Stock, Common Units or Restricted Common Units shall be issued in exchange for Blocker Equity Interests, Company Units or Company Units underlying Company Options. In lieu of the issuance of any such fractional share, the Buyer shall pay to each former holder of Blocker Equity Interests, Company Units or Company Options who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Class A Common Stock, Buyer Class B Common Stock, Buyer Class V Voting Stock, Common Units or Restricted Units which such holder would otherwise be entitled to receive pursuant to this Article III.

Section 3.5            Post-Closing Adjustment to Merger Consideration.

(a)            Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of (i) the amount of Cash and Cash Equivalents (the “Closing Cash”), (ii) the amount of Closing Company Indebtedness (the “Final Closing Company Indebtedness”), (iii) the Net Working Capital Adjustment (the “Closing Net Working Capital”), (iv) the Transaction Expenses (the “Closing Transaction Expenses”), (v) the Aggregate Permitted Acquisition Price Amount, (vi) the Merger Consideration, and (vii) the amount of Closing Blocker Indebtedness of each Blocker (the “Final Closing Blocker Indebtedness”), in each case prepared in accordance with the definitions thereof and the Accounting Principles and including reasonably detailed calculations of the components thereof to enable a review thereof by the Equityholder Representative.

(b)            The Equityholder Representative shall have thirty (30) days after its receipt of the Closing Statement (the “Review Period”) within which to review the Closing Statement and to deliver to the Buyer written notice of the Equityholder Representative’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and dollar amount of such dispute (to the extent possible) and attaching reasonable supporting details to enable a review thereof by the Buyer (a “Dispute Notice”). The Closing Statement shall become final, conclusive and binding on the Parties following the Review Period unless the Equityholder Representative delivers to the Buyer a Dispute Notice within the Review Period. If the Equityholder Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Equityholder Representative in the Dispute Notice (or by the Buyer as a result of the items disputed by the Equityholder Representative in such Dispute Notice) shall be final, conclusive and binding on the Parties, and the Buyer and the Equityholder Representative shall, within thirty (30) days following the Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use reasonable best efforts to attempt to resolve in writing their differences with respect to the items set forth in the Dispute Notice, and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of the Buyer and the Equityholder Representative shall promptly, and in any event, within ten (10) days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to a nationally recognized, independent accounting firm mutually acceptable to the Buyer and the Equityholder Representative (the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 3.5(b), by delivering, within ten (10) days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. The Valuation Firm’s determination shall be based on (x) the definitions of Cash and Cash Equivalents, Indebtedness, Net Working Capital, Aggregate Permitted Acquisition Price Amount and Transaction Expenses contained herein and the provisions of this Agreement, (y) one (1) written presentation submitted by each of the Equityholder Representative and the Buyer (which the Valuation Firm hall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both presentations) and (z) on one (1) written response by each of the Equityholder Representative and the Buyer (which the Valuation Firm shall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both such responses) (i.e., not on the basis of an independent review). The Buyer and the Equityholder Representative shall each cooperate fully with the Valuation Firm so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided that no Party (or any of its Affiliates, advisors or representatives) shall engage in any ex parte communications with the Valuation Firm. The Valuation Firm shall determine, based solely on the presentations and responses submitted by the Equityholder Representative and the Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by the Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Buyer and the Equityholder Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all remaining disputed items in the Dispute Notice within thirty (30) days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items in the Dispute Notice submitted to the Valuation Firm shall be set forth in a written statement by the Valuation Firm delivered to the Equityholder Representative and the Buyer and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 3.5(b) shall be borne by Equityholder Representative, on the one hand, and the Buyer, on the other hand, in inverse proportion to the final allocation made by such Valuation Firm of any disputed items in the Dispute Notice submitted to the Valuation Firm such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if the Equityholder Representative claims that the appropriate adjustments are one thousand dollars ($1,000) greater than the amount determined by the Buyer and if the Valuation Firm ultimately resolves the dispute by awarding to the Equityholder Representative seven hundred dollars ($700) of the one thousand dollars ($1,000) disputed, then the fees, costs and expenses of the Valuation Firm will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to the Buyer and thirty percent (30%) (i.e., 300 ÷ 1,000) to the Equityholder Representative.

(c)            From and after the Equityholder Representative’s receipt of the Closing Statement until the Closing Cash, Final Closing Company Indebtedness, Final Closing Blocker Indebtedness, Closing Net Working Capital and Closing Transaction Expenses are finally determined pursuant to this Section 3.5, the Equityholder Representative, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to the Buyer, permitted reasonable access during normal business hours to the Company, its Subsidiaries (including E2open) and the Buyer and their respective auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by the Buyer and/or the Company’s or its subsidiaries’ auditors or accountants to prepare and calculate the Closing Cash, Final Closing Company Indebtedness, Final Closing Blocker Indebtedness, Closing Net Working Capital and Closing Transaction Expenses, but excluding information the disclosure of which, Buyer has been advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) and, subject to such Person and their auditors, accountants and other representatives entering into any such access letters reasonably required).

(d)            Adjustment to Merger Consideration.

(i)            If the Merger Consideration, as finally determined pursuant to Section 3.5(b), exceeds the Estimated Merger Consideration then, within three (3) Business Days after the date on which the Merger Consideration is finally determined:

(A)            The Buyer shall issue to each Blocker Owner a number of shares of Buyer Class A Common Stock, plus cash in lieu of any fractional share as provided in Section 3.4(c), such that the aggregate number of shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to this Agreement is equal to the number of shares of Buyer Class A Common Stock such Blocker Owner would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Blocker Merger Consideration;

(B)            the Company shall issue to each Company Class A Unitholder a number of Common Units, plus cash in lieu of any fractional Common Unit as provided in Section 3.4(c), such that the aggregate number of Common Units issued to such Company Class A Unitholder pursuant to this Agreement is equal to the number of Common Units such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration;

(C)            the Company shall issue to each Company Class B Unitholder a number of Common Units, plus cash in lieu of any fractional Common Unit as provided in Section 3.4(c), such that the aggregate number of Common Units issued to such Company Class B Unitholder pursuant to this Agreement is equal to the number of Common Units such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration;

(D)            the Buyer shall deliver to (1) each Company Class A Unitholder a number of shares of Buyer Class V Voting Stock equal to the number of Common Units issued to such Company Class A Unitholder pursuant to clause (B) of this Section 3.5(d)(i), and (2) each Company Class B Unitholder a number of shares of Buyer Class V Voting Stock equal to the number of Common Units issued to such Company Class B Unitholder pursuant to clause (C) of this Section 3.5(d)(i);

(E)            the Company shall issue to each Company Optionholder who holds Vested Company Options, a number of shares of Buyer Class A Common Stock, plus cash in lieu of any fractional share as provided in Section 3.4(c), such that the aggregate number of shares of Class A Common Stock issued to such Company Optionholder pursuant to Section 3.1(c)(iii)(A) of this Agreement is equal to the number of shares of Buyer Class A Common Stock such Company Optionholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Optionholder Merger Consideration (and for the avoidance of doubt, without giving effect to the redemption pursuant to Section 3.1(c)(iv);

(F)            The Buyer shall (1) provide that the aggregate number of shares of Buyer Class A Common Stock subject to the Restricted Share Units will be increased such that the aggregate number of shares of Buyer Class A Common Stock subject to the Restricted Share Units issued to a Company Optionholder pursuant to this Agreement is equal to the number of shares of Buyer Class A Common Stock (rounded to the nearest whole share) that would have been subject to the Restricted Share Units issued to a Company Optionholder on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Cancelled Option Value, and (2) and contribute to the Company cash in lieu of any fractional share as provided in Section 3.4(c), for further distribution to the Company Optionholders; and

(G)            the Company shall issue to the Buyer a number of Common Units equal to the number of shares of Buyer Class A Common Stock issued pursuant to clauses (A) and (E) of this Section 3.5(d).

(ii)            If the Estimated Merger Consideration exceeds the Merger Consideration, as finally determined pursuant to Section 3.5(b), then, within three (3) Business Days after the date on which the Merger Consideration is finally determined:

(A)            The Buyer shall cancel a number of the shares of Buyer Class A Common Stock issued to each Blocker Owner on the Closing Date such that the aggregate number of shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to this Agreement and not so cancelled is equal to the number of shares of Buyer Class A Common Stock such Blocker Owner would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Blocker Merger Consideration;

(B)            the Company shall cancel a number of the Common Units issued to each Company Class A Unitholder on the Closing Date such that the aggregate number of Common Units issued to such Company Class A Unitholder pursuant to this Agreement and not so cancelled is equal to the number of Common Units such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration;

(C)            the Company shall cancel a number of the Common Units issued to each Company Class B Unitholder on the Closing Date such that the aggregate number of Common Units issued to such Company Class B Unitholder pursuant to this Agreement and not so cancelled is equal to the number of Common Units such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration;

(D)            the Buyer shall cancel a number of the shares of Buyer Class V Voting Stock issued to (1) each Company Class A Unitholder on the Closing Date equal to the number of Common Units cancelled pursuant to clause (B) of this Section 3.5(d)(ii) and (2) each Company Class B Unitholder on the Closing Date equal to the number of Common Units cancelled pursuant to clause (C) of this Section 3.5(d)(ii);

(E)            the Company shall cancel a number of shares of Buyer Class A Common Stock issued on the Closing Date to each Company Optionholder who holds Vested Company Options such that the aggregate number of shares of Buyer Class A Common Stock issued to such Company Optionholder pursuant to this Agreement and not so cancelled is equal to the number of shares of Buyer Class A Common Stock such Company Optionholder would have received on the Closing Date pursuant to Section 3.1(c)(iii)(A) of this Agreement if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Optionholder Merger Consideration;

(F)            the Buyer shall cancel a number of shares of Buyer Class A Common Stock subject to the Restricted Share Units issued to each Company Optionholder on the Closing Date such that the aggregate number of shares of Buyer Class A Common Stock subject to the Restricted Share Units issued to each Company Optionholder on the Closing Date pursuant to this Agreement and not so cancelled is equal to the number of shares of Buyer Class A Common Stock (rounded to the nearest whole share) that would have been subject to the Restricted Share Units issued to a Company Optionholder on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Cancelled Option Value; and

(G)            the Company shall cancel a number of Common Units held by the Buyer equal to the number of shares of Buyer Class A Common Stock canceled pursuant to clause (A) and clause (E) of this Section 3.5(d)(ii).

(iii)            With respect to each Blocker Owner:

(A)            if the Estimated Closing Blocker Indebtedness of such Blocker Owner’s Blocker, as finally determined pursuant to Section 3.5(b), exceeds the Final Closing Blocker Indebtedness of such Blocker Owner’s Blocker, then, within three (3) Business Days after the date on which the Final Closing Blocker Indebtedness is finally determined pursuant to Section 3.5(b), the Buyer shall issue to such Blocker Owner a number of shares of Buyer Class A Common Stock, plus cash in lieu of any fractional share as provided in Section 3.4(c), such that the aggregate number of shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to this Agreement is equal to the number of shares of Buyer Class A Common Stock such Blocker Owner would have received on the Closing Date if the Final Closing Blocker Indebtedness, rather than the Estimated Closing Blocker Indebtedness, were used for purposes of determining the Closing Blocker Merger Consideration; or

(B)            if the Final Closing Blocker Indebtedness of such Blocker Owner’s Blocker, as finally determined pursuant to Section 3.5(b), exceeds the Estimated Closing Blocker Indebtedness of such Blocker Owner’s Blocker, then, within three (3) Business Days after the date on which the Final Closing Blocker Indebtedness is finally determined pursuant to Section 3.5(b), (1) the Buyer shall cancel a number of the shares of Buyer Class A Common Stock issued to each Blocker Owner on the Closing Date such that the aggregate number of shares of Buyer Class A Common Stock issued to such Blocker Owner pursuant to this Agreement and not so cancelled is equal to the number of shares of Buyer Class A Common Stock such Blocker Owner would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Blocker Merger Consideration, and (2) the Company shall cancel a number of Common Units held by the Buyer equal to the aggregate number of shares of Buyer Class A Common Stock cancelled with respect to all Blocker Owners pursuant to this Section 3.5(d)(iii)(B).

(e)            Any such payments or surrender, as applicable, made pursuant to this Section 3.5 shall be deemed an adjustment to the Merger Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(f)             For the avoidance of doubt, the adjustments under Section 3.5(d)(i) and (ii) shall be calculated in a manner such that the aggregate amount of Equity Interests (not taking into account shares of Buyer Class V Common Stock) issued or cancelled, as relevant, shall be equal to (i) the difference between (x) the Estimated Merger Consideration and (y) the Merger Consideration as finally determined in accordance with Section 3.5(b) divided by (ii) the Reference Price.

Section 3.6            Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)             to each Company Unitholder, (i) the Common Units issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Company Merger as provided in Section 3.1(c)(ii)(A), which Common Units shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the Company A&R LLCA, and (ii) any cash in lieu of any fractional Common Unit and fractional share of Buyer Class V Voting Stock payable to such Company Unitholder;

(b)             to the Buyer, the Pro Forma Buyer Common Units (for the avoidance of doubt including Contribution Common Units), the Pro Forma Buyer Series 1 RCUs and the Pro Forma Buyer Series 2 RCUs issuable in respect of the Company Units held by the Buyer pursuant to the Company Merger as provided in Section 3.1(c)(ii)(C), which Pro Forma Buyer Common Units, Pro Forma Buyer Series 1 RCUs and Pro Forma Buyer Series 2 RCUs shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the Company A&R LLCA;

(c)             to the Buyer, duly executed counterparts of the Investor Rights Agreement, executed by the Insight Member;

(d)             to the Buyer, (i) duly executed counterparts of the Company A&R LLCA, executed by the Company, the Insight Member, and each other Company Unitholder that has provided the Equityholder Materials to the Buyer prior to Closing in accordance with Section 3.4(b), and (iii) the Company A&R LLCA;

(e)             to the Buyer, duly executed counterparts of the Lock-Up Agreement, executed by each individual set forth on Schedule 1.2;

(f)             to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by the Insight Member, and by each other Company Unitholder that has provided the Equityholder Materials to the Buyer prior to Closing in accordance with Section 3.4(b);

(g)             to the Buyer, a duly executed copy of the Company Certificate of Merger;

(h)             to the Buyer, (i) a properly completed IRS Form W-9 or applicable IRS Form W-8, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(i)              to the Buyer evidence of the termination of the Affiliated Transactions pursuant to Section 8.16;

(j)              to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company;

(k)             to the Buyer, the SVB Payoff Letter and, subject to Section 3.2(e)(i)(D), either (A) the Golub Payoff Letter and evidence that the Debt Financing has been consummated or will be consummated substantially contemporaneously with the Closing on the terms and conditions set forth in the Commitment Letter (or that an Alternative Financing has been consummated or will be consummated substantially contemporaneously with the Closing on the terms and conditions set forth in the New Commitment Letter), or (B) the Lender Consent (it being understood and agreed that in no event shall the Company be required to deliver both the Lender Consent and evidence of consummation of the Debt Financing);

(l)              to the Buyer, evidence of the termination of the Option Plan; and

(m)            to the Buyer, duly executed counterparts to that certain letter agreement consistent with the terms set forth on Schedule 3.6(m), executed by the Insight Member (the “Insight Letter Agreement”).

Section 3.7            Blocker Closing Deliveries. At the Closing, each Blocker shall deliver, or shall cause to be delivered, the following:

(a)            to the Buyer, duly executed counterparts of the Investor Rights Agreement, executed by each of the Insight Blocker Owners and the Elliott Blocker Owners;

(b)            to the Buyer, (i) a properly completed IRS Form W-9 or applicable IRS Form W-8, duly executed by each Blocker and (ii) a certificate, duly executed and acknowledged by each Blocker, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, certifying that such Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(c)            to the Buyer, a duly executed Blocker Bring-Down Certificate from an authorized Person of each Blocker;

(d)            to the Buyer, evidence of the termination of the Blocker Affiliated Transactions pursuant to Section 8.16; and

(e)            to the Buyer, all certificates, if any, representing Blocker Equity Interests of such Blocker.

(f)            to the Buyer, duly executed counterparts to that certain letter agreement consistent with the terms set forth on Schedule 3.7(f), executed by each Insight Blocker Owner (the “Insight Blocker Letter Agreement”).

(g)            to the Buyer, evidence of the Elliott Note Transfer;

Section 3.8            Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a)            to each Blocker Owner, (i) the shares of Buyer Class A Common Stock and Buyer Class B Common Stock issuable to such Blocker Owner in respect of the Blocker Equity Interests held by such Blocker Owner pursuant to such Blocker’s Blocker Merger, which shares shall be delivered in book-entry form and not certificated, (ii) such Blocker Owner’s Pro Rata Percentage of the Adjusted Aggregate Cash Amount, and (iii) any cash in lieu of any fractional share of Buyer Class A Common Stock and Buyer Class B Common Stock payable to such Blocker Owner pursuant to Section 3.1(a)(ii);

(b)            to each Company Optionholder, (i) the shares of Buyer Class A Common Stock, Restricted Share Units and Buyer Class B Common Stock, as applicable, issuable to such Company Optionholder in respect of the Company Options held by such Company Optionholder pursuant to the Company Merger, which shares shall be delivered in book-entry form and not certificated, (ii) such with respect to each Company Optionholder who holds a Vested Company Option, the Company Optionholder’s Pro Rata Percentage of the Adjusted Aggregate Cash Amount, and (iii) any cash in lieu of any fractional share of Buyer Class A Common Stock and Buyer Class B Common Stock payable to such Company Optionholder pursuant to Section 3.1(c)(iii);

(c)            to each Company Unitholder, (i) the shares of Buyer Class V Voting Stock, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Company Merger as provided in Section 3.1(c)(ii), which shares shall be delivered in book-entry form and not certificated;

(d)            to the Company, a duly executed counterpart to each of (i) the Company A&R LLCA, (ii) the Tax Receivable Agreement, (iii) the Investor Rights Agreement, and (iv) the Lock-Up Agreement;

(e)            to the Company, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer;

(f)            to the Company and each Blocker, a duly executed copy of each Blocker Certificate of Merger and the Buyer Certificate of Merger; and

(g)            to the Equityholder Representative, a duly executed copy of the Insight Letter Agreement and the Insight Blocker Letter Agreement.

Section 3.9            Withholding and Wage Payments.

(a)            The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation, (ii) attributable to the failure of any Person to provide the documents described in Sections 3.6(h) or 3.7(b) or required under any Letter of Transmittal, or (iii) required under Section 1446(f) of the Code, the Buyer will (or will cause the Transfer Agent to) prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Equityholder Representative of any anticipated withholding, (B) consult with the Equityholder Representative in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Equityholder Representative to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)            Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Group Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

Section 4.1            Organization; Authority; Enforceability.

(a)            The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.

(b)            Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)            Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(d)            The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)            The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to receiving the Company Written Consent. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2            Non-contravention. Except as set forth on Schedule 4.2, and subject to the receipt of the Company Written Consent, the filing of the Company Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Section 6.2 and in Section 6.11, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 4.3            Capitalization.

(a)            Schedule 4.3(a) sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.

(b)            Except as set forth on Schedule 4.3(b) or for this Agreement or the Company LLCA:

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)            the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)            the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)            there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v)            the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c)            All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law.

(d)            Schedule 4.3(d) sets forth, as of the Effective Date, (i) a list of all outstanding Company Options, (ii) the name of each holder of Company Options, (iii) the exercise price of each Company Option, (iv) the total number of Class A Units or Class A-1 Units subject to each Company Option, and (v) the vesting schedule of each Company Option. Each Company Option has been offered, issued and delivered by the Company in compliance in all material respects with the terms and conditions of the Option Plan and applicable Law, and each Company Option’s per Class A Unit or per Class A-1 Unit, as applicable, exercise price is equal to or greater than the fair market value of the underlying Unit on the date of grant of such Company Options within the meaning of Section 409A of the Code and the Treasury Regulations and official guidance promulgated thereunder.

(e)            Schedule 4.3(e) sets forth, as of the Effective Date, (i) a list of all outstanding Profits Interest Units, (ii) the name of each holder of Profits Interest Units, (iii) the total number of Class B Units subject to each Profits Interest Unit, (iv) the vesting schedule, and (v) the applicable participation threshold or hurdle attributable to each Profits Interest Unit. Each Profits Interest Unit constitutes a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43, and an election under Section 83(b) of the Code has been made with respect to each award of Profits Interest Units.

(f)            Schedule 4.3(f)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(f)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 4.4            Financial Statements; No Undisclosed Liabilities.

(a)            Attached as Schedule 4.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)            the audited consolidated balance sheet of E2open and its Subsidiaries as of February 29, 2020, February 28, 2019 and February 28, 2018 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of E2open’s independent auditors (the “Audited Financial Statements”); and

(ii)            the unaudited consolidated balance sheet of E2open and its Subsidiaries as of August 31, 2020 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the six (6) month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)            Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of E2open and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of E2open and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)            The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)            The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e)            Except as set forth on Schedule 4.4(e), (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of E2open Intermediate, LLC, (B) has no assets other than 100% of the limited liability company interests of E2open Intermediate, LLC, (C) has no Liabilities and (ii) E2open Intermediate (A) was formed solely for the purpose of holding 100% of the limited liability company interests of E2open, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of E2open, (C) has no assets other than 100% of the limited liability company interests of E2open and has never engaged in any other activities other than incident to its ownership of E2open and (D) has no Liabilities.

(f)            Except as set forth on Schedule 4.4(f), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities specifically reflected and adequately reserved against in the Audited Financial Statements or specifically identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(g)            No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5            No Material Adverse Effect. Since February 29, 2020, through the Effective Date, there has been no Material Adverse Effect.

Section 4.6            Absence of Certain Developments. Except as set forth on Schedule 4.6, since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require the Buyer’s consent in accordance with Section 7.1 (other than with respect to Section 7.1(b)(xvi) through (xix)).

Section 4.7            Real Property. Schedule 4.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $1,000,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 4.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (ii) such Material Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (iii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the Knowledge of the Company there are no disputes with respect to such Material Lease; (iv) no Group Company is currently in default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by the Group Company under any Material Lease; (v) to the Knowledge of the Group Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Material Lease; and (vi) except as set forth on Schedule 4.7, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. No Group Company owns any real property.

Section 4.8            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)            No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax.

(c)            There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d)            No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e)            No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)            The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f). No election has been made (or is pending) to change any of the foregoing.

(g)            No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws); or (vii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h)            There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i)             No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j)             The unpaid Taxes of the Group Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns.

(k)            Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(l)             No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(m)           No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(n)            No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(o)            The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such elections will remain in effect for any taxable period that includes the Closing Date.

(p)            No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Section 4.9            Contracts.

(a)            Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i)            collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)            Contract with any Material Customer or Material Supplier;

(iii)           written Contract for the employment or engagement of any directors, officers, employees or individual independent contractors providing for an annual base compensation in excess of two hundred thousand dollars ($200,000) (other than “at-will” Contracts that may be terminated upon thirty (30) days’ or less notice without the payment of severance, other than notice periods, severance or termination payments required by Law);

(iv)           Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of one million dollars ($1,000,000);

(v)            Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vi)            license or royalty Contract to which the Group Companies are a party with respect to any Intellectual Property (x) with annual or one-time payments in excess of one million dollars ($1,000,000), (y) with replacement costs required to be expended in excess of one million dollars ($1,000,000) annual or one-time payment if terminated or expires or (z) that is a license for Intellectual Property used in and material to the current products of the Group Company (in each case, other than Contracts relating to unmodified, commercially available off-the-shelf Software licensed on commercially-available terms for less than one million dollars ($1,000,000) in annual fees or Contracts granting non-exclusive licenses to customers, vendors, distributors, suppliers, or resellers of any Group Company entered into in the Ordinary Course of Business);

(vii)           Contract (x) entered into within the five year period preceding the date hereof, for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, or (y) that materially restricts the use or licensing of any Owned Intellectual Property;

(viii)          Contract providing for any Group Company to make any capital contribution to, or other investment in, any Person, in an amount in excess of one million dollars ($1,000,000);

(ix)            Contract providing for aggregate future payments to or from any Group Company in excess of five million dollars ($5,000,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(x)             joint venture, partnership, strategic alliance or similar Contract, except for any partnership or strategic alliance Contracts or non-exclusive reseller agreement entered into in the Ordinary Course of Business on a Group Company form reseller agreement, a copy of which has been made available to Buyer;

(xi)            power of attorney;

(xii)           Contract that limits or restricts any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;

(xiii)          Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement in excess of one million dollars ($1,000,000) annually; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiv)          Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business) in each case, that generated or is expected to generate annual recurring revenue in fiscal year 2020 or fiscal year 2021 in excess of one million dollars ($1,000,000);

(xv)          Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since February 28, 2017, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date;

(xvi)         any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed one million dollars ($1,000,000);

(xvii)         any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed two hundred thousand dollars ($200,000);

(xviii)        any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of one million dollars ($1,000,000) annually or two million dollars ($2,000,000) over the life of the Contract;

(xix)          Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xx)           material interest rate, currency, or other hedging Contracts;

(xxi)          Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business;

(xxii)         Contract concerning confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);

(xxiii)            Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxiv)            Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after February 28, 2017, other than sales of inventory in the Ordinary Course of Business;

(xxv)            Contract involving the payment of any earn-out or similar contingent payment on or after the date hereof; and

    (A)            Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b)            Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c)            Schedule 4.9(c) sets forth a complete and accurate list of the names of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended February 29, 2020 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since February 29, 2020, (x) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Customer.

(d)            Schedule 4.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since February 29, 2020, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10          Intellectual Property.

(a)            The former and current products, services and operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 4.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

(b)            Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in and material to the business of such Group Company as currently conducted. Schedule 4.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is valid and, to the Knowledge of the Company, enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned.

(c)            Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person. No current or former founder, employee, contractor or consultant of any Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d)            The IT Assets are materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(e)            Each item of Intellectual Property owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect.

(f)             Except as set forth on Schedule 4.10(f) the Group Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date and none of the Group Companies is aware of any written or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or other suspected unauthorized access to or use of any IT Asset, Personal Information, Owned Intellectual Property or Software included in the Owned Intellectual Property.

(g)            Except as set forth on Schedule 4.10(g), the Group Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements since the Lookback Date. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed and used by the Group Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Group Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Group Companies.

(h)            The Group Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies.

(i)             The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(j)             No source code that constitutes a Trade Secret within the Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that has or would require any public distribution of any Software, create material obligations any Group Company’s rights to use or license Software included in the Owned Intellectual Property, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(k)            The key terms with respect to licensing of Intellectual Property (e.g., non-perpetual term, restrictions on sublicensing, absence of a source code license) contained in the customer Contracts provided to the Buyer in the Data Room are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Group Companies in the Ordinary Course of Business. No vendor, distributor, supplier, or reseller Contracts to which the Group Companies are a party contain a grant to the applicable vendor, distributor, supplier, or reseller of a perpetual Intellectual Property license or a license to source code.

Section 4.11          Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 4.12          Litigation . Except as set forth on Schedule 4.12, since the Lookback Date, there have been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to the Group Companies, taken as a whole.

Section 4.13          Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14          Labor Matters.

(a)            The Company has delivered to the Buyer Parties a complete (anonymized) list of all employees, workers and individual consultants of each of the Group Companies as of October 1, 2020 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, leave status and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities. Except as set forth on Schedule 4.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b)            No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred since the Lookback Date. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges, material grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, arbitrations, or other material labor disputes arising under a CBA against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. All material liabilities of Group Companies arising from social compensation plans have been met in full and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.

(c)            Except as set forth in Schedule 4.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. There are no obligations or commitments on the part of the Group Companies to maintain a certain number of employees (employment guarantees). Except as set forth in Schedule 4.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d)            Since the Lookback Date, (i) no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company, and (ii) to the Knowledge of the Company, each third party providing individuals to any Group Company on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws.

(e)            Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f)            To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies. No senior executive or employee with annualized base compensation at or above $250,000 of any Group Company has provided oral or written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(g)            Since the Lookback Date, the Group Companies have promptly, thoroughly, and impartially investigated all sexual harassment or other discrimination or retaliation allegations of which any of them has Knowledge. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and to the Knowledge of the Company, there are no allegations which have been made relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

(h)            No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Company Group related to COVID-19.

Section 4.15          Employee Benefit Plans.

(a)            Schedule 4.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.

(b)            Except as set forth on Schedule 4.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability(including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Each “defined contribution plan” (as defined in Section 3(34) of ERISA) that was previously maintained, merged into another plan or terminated by any Group Company was at any relevant time merged into another plan or terminated, as applicable, in accordance with such plan’s terms and the requirements of all applicable Laws, including ERISA and the Code and Treasury Regulation Section 1.401(k)-1(d)(4)(i) in all material respects, and none of the Group Companies has any current or outstanding material Liability with respect to any such prior plan.

(d)            Schedule 4.15(a) contains a complete and conclusive list of, and separately designates, all Pension Agreements on the basis of which any Group Company is obliged to provide occupational pension benefits either directly or through an external pension provider to current or former employees, to current or former managing directors or to their surviving dependents who are located outside of the United States. Insofar as the Pension Agreements concern direct pension commitments, the amount of the defined benefit obligation and the number of beneficiaries (active employees, former employees with vested entitlements and company pensioners) is definitively set out in the actuarial reports of 29 February 2020 submitted to the Buyer, which have been prepared in accordance with GAAP.

(e)            Except as set forth on Section 4.15(e), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event would, directly or indirectly, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(f)            Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is primarily for the benefit of employees, directors, individual service providers or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

(g)            Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(h)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(i)            At all relevant times, the Company Employee Benefit Plans have been adjusted regularly in particular as required by Section 16 of the German Company Pension Act (Betriebsrentengesetz - BetrAVG) and, where applicable, by contractual or other provisions, and no backlog adjustments (nachholende Anpassung) must be made for periods up to the Closing Date.

Section 4.16          Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 4.17          Compliance with Laws; Permits.

(a)            Except as set forth on Schedule 4.17(a), (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written, or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)            Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 4.18          Environmental Matters. Except as set forth in Schedule 4.17, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and for the Lookback Date, has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has (i) used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or (ii) to the Knowledge of the Company, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; (e) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws (including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.) or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (f)  no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits relating to any of the Group Companies or their current properties, facilities or operations, that in each case, were prepared or conducted on or after the Lookback Date and are in the Group Companies’ possession or reasonable control.

Section 4.19          Title to and Sufficiency of Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets and properties free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets and properties necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the Effective Date.

Section 4.20          Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) as disclosed on Schedule 4.20, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any material property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 4.21          Trade & Anti-Corruption Compliance.

(a)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective the directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)            In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c)            As of the Effective Date, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 4.22          No Other Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND THE BLOCKERS IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER OR COMPANY OPTIONHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.22 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blockers hereby severally, and not jointly, represent and warrant to the Buyer Parties as follows:

Section 5.1            Organization; Authority; Enforceability.

(a)            Such Blocker is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)            Such Blocker has all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)            Such Blocker is not in violation of any of the Governing Documents of such Blocker. Such Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(d)            Such Blocker has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent. Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been duly executed and delivered by such Blocker and constitutes a valid, legal and binding agreement of such Blocker, enforceable against such Blocker in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2            Non-contravention. Except as set forth in Schedule 5.2, and subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Section 6.2 and in Section 6.11, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by such Blocker will (a) conflict with or result in any breach of any material provision of the Governing Documents of such Blocker; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract or material lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to such Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to such Blocker.

Section 5.3            Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Schedule 5.3. All outstanding Blocker Equity Interests of such Blocker are validly issued and, in the case of PDI Blocker, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any Equity Interests in such Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in such Blocker. Other than such Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.

Section 5.4            Holding Company; Ownership.

(a)            Such Blocker is a holding company and was formed for the sole purpose of investing in Equity Interests of the Company and has never owned, and does not own, any assets except for Equity Interests of the Company, cash and other assets typical of a holding company. Since its respective formation, such Blocker has not engaged in any business activities. Except for Liabilities incident to its formation and organization, and maintenance of its existence and in connection with its ownership of Equity Interests in the Company, such Blocker has not incurred any Liabilities.

(b)            Such Blocker is the owner of record of the Equity Interests of the Company set forth next to such Blocker’s name on Schedule 4.3(a) (such Equity Interests, the Blocker’s “Blocker Owned Company Equity Interests”). Each Blocker has, and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens and Securities Liens.

Section 5.5            Information Supplied. The information supplied or to be supplied by such Blocker for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Buyer Shareholders; or (d) the time of the Buyer Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein, and subject, in each case, to the qualifications and limitations set forth in the materials provided by such Blocker or that are included in such filings and/or mailings.

Section 5.6         Litigation. Since the Lookback Date, there have not been, and there are no, material Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of such Blocker, threatened against or otherwise relating to such Blocker or any of its properties at Law or in equity (provided that for purposes of this Section 5.6, any direct or indirect Equity Interest in any Group Company shall not be deemed a “property” of such Blocker), or any director, officer or employee of such Blocker in such Person’s capacity as such.

Section 5.7            Brokerage. Except as set forth on Schedule 5.7, such Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of such Blocker or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.8            Foreign Status. Such Blocker is not a “foreign person” as defined in 31 CFR 800.24.

Section 5.9            Affiliate Transactions. Except as disclosed on Section 5.9, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.10         Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to such Blocker have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to such Blocker are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Such Blocker has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Such Blocker has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)            There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of such Blocker, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to such Blocker. Such Blocker has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against such Blocker have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of such Blocker, no such deficiency has been threatened or proposed against any Blocker.

(c)            Such Blocker has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Such Blocker is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(d)            Such Blocker is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 5.11          No Other Representations or Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT AND BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NONE OF THE BLOCKERS, ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKERS OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE, SEVERALLY AND NOT JOINTLY, BY EACH BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH OF THE BLOCKERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 5.11 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Blockers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Buyer and publicly available prior to the Effective Date, the Buyer Parties hereby represent and warrant as follows:

Section 6.1            Organization; Authority; Enforceability.

(a)            Until the occurrence of the Domestication, the Buyer is an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and upon the occurrence of the Domestication, the Buyer will be duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a limited liability company and each Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)            The Buyer Parties have all the requisite corporate or limited liability company power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.

(c)            Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d)            A correct and complete copy of the Buyer Memorandum and Articles, as in effect on the Effective Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on April 28, 2020. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)            Each Buyer Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and constitutes a valid, legal and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 6.2            Non-contravention. Subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, the filing of the Certificates of Merger, and the filings pursuant to Section 8.8 and Section 8.19, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.1(a) and each Blocker’s representations and warranties contained in Section 5.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The Required Vote is the only vote of the holders of any class or series of the Buyer capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.3         Capitalization.

(a)            As of the Effective Date, the authorized share capital of the Buyer consists of (i) five hundred million (500,000,000) Buyer Class A Ordinary Shares, (ii) fifty million (50,000,000) Buyer Class B Ordinary Shares, and (iii) one million (1,000,000) preference shares, par value one ten-thousandth of one dollar ($0.0001) per share (“Buyer Preference Shares”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the Domestication, the PIPE Investment, the Forward Purchase Agreement, the Backstop Agreement or any Permitted Equity Financing), (A) forty-one million four-hundred thousand (41,400,000) Buyer Class A Ordinary Shares are issued and outstanding, (B) fifteen million three hundred fifty thousand (15,350,000) Buyer Class B Ordinary Shares are issued and outstanding, (C) no Buyer Preference Shares are issued and outstanding, and (D) twenty-four million eighty thousand (24,080,000) warrants are issued and outstanding (the “Buyer Warrants”) entitling the holder thereof to purchase one (1) Buyer Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. As of the Effective Date, all outstanding Buyer Class A Ordinary Shares, Buyer Class B Ordinary Shares and Buyer Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case (i) as set forth in the Buyer Governing Documents, the Subscription Agreements, the Sponsor Side Letter, this Agreement, or the Buyer SEC Documents and (ii) for Buyer Class A Ordinary Shares, Buyer Class B Ordinary Shares and Buyer Warrants, the Forward Purchase Securities, the Backstop Agreement and the Buyer Share Redemption, there are no outstanding (x) outstanding Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Buyer or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Buyer to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (z) obligations of the Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 6.3(a) and the Equity Interests the Buyer holds in the Merger Subs, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)         Each Merger Sub is wholly-owned by the Buyer, and no Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)         The Buyer Class A Common Stock and the Buyer Class B Common Stock to be issued to the Blocker Owners and the Company Optionholders pursuant to this Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Blocker Owners and the Company Optionholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Investor Rights Agreement and the Company A&R LLCA. The Buyer Class V Common Stock to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Investor Rights Agreement and the Company A&R LLCA.

(d)        As of the Effective Date, other than as set forth on Schedule 6.3(d), the Buyer has no obligations with respect to or under any Indebtedness of the Buyer.

Section 6.4         Information Supplied; Form S-4. The information supplied or to be supplied by the Buyer for inclusion in the Form S-4, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Form S-4 will, at the time it is mailed to the Buyer Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 6.5         Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer or any Merger Sub or any of its or their respective properties or rights.

Section 6.6         Brokerage. Except as set forth on Schedule 6.6, neither the Buyer nor any Merger Sub has incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 6.7         Trust Account. As of the Effective Date, the Buyer has at least four hundred fourteen million dollars ($414,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Buyer Shareholders who shall have exercised their rights to participate in the Buyer Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 6.8         Buyer SEC Documents; Controls.

(a)         The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein.

(c)         Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.9         Listing. Prior to the Domestication, the issued and outstanding Buyer Class A Ordinary Shares and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that would reasonably be likely to result in the termination of the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 6.10       Investment Company; Emerging Growth Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.11        Business Activities.

(a)         Since its incorporation, other than as described in the Buyer SEC Document, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b)         Except for this Agreement and the transactions contemplated hereby, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. The Buyer has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)        The Buyer has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the Buyer as of June 30, 2020 (the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated hereby.

Section 6.12       Compliance with Laws. The Buyer is, and has been since April 28, 2020, in compliance in all material respects with all Laws applicable to the conduct of the Buyer and the Buyer has not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 6.13       Organization of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 6.14       Financing. The Buyer has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by the Buyer with the PIPE Investors, the NBOKS Side Letter and the Backstop Agreement. To the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, the Forward Purchase Agreement and the Backstop Agreement, with respect to each Equity Financing Source, as of the Effective Date, the Subscription Agreements, the Backstop Agreement or Forward Purchase Agreement (as amended by the NBOKS Side Letter) (as applicable) are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each of the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, Forward Purchase Agreement and Backstop Agreement, each Equity Financing Source, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) violates any Laws. The Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. Other than the NBOKS Side Letter, there are no other agreements, side letters, or arrangements between the Buyer and any Equity Financing Source relating to any Subscription Agreement, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, and, as of the Effective Date, to Buyer’s Knowledge, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) (other than, in the case of the Backstop Agreement, the Buyer Share Redemptions or other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements), the Forward Purchase Amount or the Backstop Amount not being available to the Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer or, to the Knowledge of the Buyer, any Equity Financing Source party thereto, under any term or condition of any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and, as of the Effective Date, to the Knowledge of the Buyer, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) make any of the statements by the Buyer or any Equity Financing Source party thereto set forth in the Subscription Agreements, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) inaccurate in any material respect or (ii) subject to the satisfaction (or waiver by the Buyer Parties) of the conditions set forth in Section 11.1 and Section 11.2 of this Agreement, otherwise result in any portion of the financing pursuant to the Subscription Agreements, the Backstop Agreement (other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) or Forward Purchase Agreement (as amended by the NBOKS Side Letter) not being available. The Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to the Buyer such Equity Financing Source’s Subscription Amount (as defined in the Subscription Agreements), Backstop Amount or the Forward Purchase Amount, as applicable, set forth in such Equity Financing Source’s Subscription Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, as applicable, on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by the Buyer to any Equity Financing Source in respect of its PIPE Investment or the contribution of the Forward Purchase Amount or the Backstop Amount, except as set forth in the Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement, as applicable.

Article VII
COVENANTS RELATING TO THE CONDUCT OF THE BLOCKERS AND THE GROUP COMPANIES AND THE BUYER

Section 7.1         Interim Operating Covenants of the Blockers and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article XII and the Closing Date (such period, the “Pre-Closing Period”):

(a)         each Blocker and the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby; or (z) as set forth on Schedule 7.1(a); and

(b)        without limiting Section 7.1(a), except (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby; or (z) as set forth on Schedule 7.1(b), each Blocker and the Company shall, and the Company shall cause the other Group Companies not to:

(i)            amend or otherwise modify any of its Governing Documents;

(ii)            except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii)           make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), adopt or change a method of accounting with respect to Taxes, change an accounting period with respect to Taxes, surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment, or defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States);

(iv)          issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of the Company (x) pursuant to the exercise of Company Options outstanding as of the Effective Date or (y) the issuance of “rollover equity” in connection with a Permitted Acquisition in form and substance reasonably acceptable to the Buyer (and with the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) with respect to the rights and obligations of any Person in receipt of such equity following the Closing) and entered into in accordance with the terms hereof, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, or amend the terms of (including the vesting of) any Company Options;

(v)           declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time from excess cash balances not needed for operations in the Ordinary Course of Business;

(vi)          split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(vii)         other than in connection with any Permitted Acquisition (and in such case, solely to the extent in form and quantum reasonably acceptable to the Buyer and entered into in accordance with the terms hereof) or in the Ordinary Course of Business pursuant to clause (a) of the definition thereof (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Blocker Indebtedness or Company Indebtedness (other than under the Credit Agreement), as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Blocker Indebtedness or Company Indebtedness, as applicable;

(viii)        cancel or forgive any Indebtedness in excess of five hundred thousand dollars ($500,000) owed to the Blockers, the Company or any of the Company Subsidiaries, as applicable;

(ix)           commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget set forth on Schedule 7.1(b)(x) or (y) in an amount not to exceed one million dollars ($1,000,000) individually or three million dollars ($3,000,000) in the aggregate;

(x)            (A) with respect to the Company or any other member of the Group Companies, enter into any material amendment of any Material Contract or Material Lease, enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement or customary documentation ancillary thereto regarding a Permitted Acquisition on terms and conditions, and for a purchase price, reasonably acceptable to Buyer and entered into in accordance with the terms hereof, or voluntarily terminate any Material Contract or Material Lease, except for any termination at the end of the term of such Material Contract or Lease pursuant to the terms of such Material Contract or Material Lease, and (B) with respect to any Blocker, enter into any written amendment of any material Contract, enter into any Contract that if entered into prior to the Effective Date would be a Contract that is material to such Blocker, in each case other than in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, or voluntarily terminate any Contract that is material to such Blocker, except for any termination at the end of the term of such material Contract or Lease pursuant to the terms of such material Contract;

(xi)           enter into, renew, modify or revise any Affiliated Transaction or Blocker Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii)          sell, lease, exclusively license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, (A) with respect to the Company or any other member of the Group Companies, material to the businesses of the Group Companies, taken as a whole, including any material Owned Intellectual Property, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, and (B) with respect to any Blocker, material to its business;

(xiii)         adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv)         grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xv)         waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of five hundred thousand dollars ($500,000) in any single instance or in excess of one million dollars ($1,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of any Blocker or Group Company;

(xvi)         make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required pursuant to a Company Employee Benefit Plan as in effect on the Effective Date that has been provided to Buyer prior to the date hereof; (B) annual base compensation increases made in the Ordinary Course of Business pursuant to clause (a) of the definition thereof for employees or individual independent contractors who are eligible to earn an annual base compensation equal to or less than $200,000, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Effective Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof and who is eligible to earn an annual base compensation equal to or less than $200,000 to provide for cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xvii)        pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Effective Date.

(xviii)       establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Effective Date;

(xix)         hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of two hundred thousand dollars ($200,000);

(xx)          negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xxi)         implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(xxii)        waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Blockers or the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Blockers or the Group Companies, as applicable;

(xxiii)       other than in connection with any Permitted Acquisitions, on terms and conditions reasonably satisfactory to the Buyer, buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed five million dollars ($5,000,000) individually or ten million dollars ($10,000,000) in the aggregate;

(xxiv)       enter into any new line of business;

(xxv)        make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(xxvi)       agree or commit in writing to do any of the foregoing.

(c)         From the Measurement Time until the Closing, the Blockers and the Company shall not, and the Company shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Blocker Indebtedness or Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to the Company Equityholders or Blocker Owners at the Closing.

(d)         Nothing contained herein shall be deemed to give the Buyer or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing.  Prior to the Closing, the Blockers and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 7.2         Interim Operating Covenants of the Buyer.

(a)         During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby (including the Domestication) or (z) as set forth on Schedule 7.2(a), the Buyer shall not, and shall cause each of its Subsidiaries, including the other Buyer Parties not to:

(i)            amend or otherwise modify any of its Governing Documents or the Trust Agreement;

(ii)           withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iii)           other than in connection a Buyer Share Redemption, the Forward Purchase Agreement, the Sponsor Side Letter, the Backstop Agreement, a Permitted Equity Financing, the repayment of any working capital loan under Section 7.2(a)(vii) in Buyer Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv)          make, change or revoke any material election relating to Taxes or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v)           other than in connection with a Buyer Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(vi)          split, combine, redeem (other than a Buyer Share Redemption) or reclassify (other than a reclassification pursuant to the Domestication or a conversion of Buyer Class B Ordinary Shares into Buyer Class A Ordinary Shares pursuant to the Buyer Governing Documents) any of its Equity Interests;

(vii)         (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which Indebtedness permits or allows all or any portion of such Indebtedness to be converted into the number of Buyer Warrants not to exceed two million five hundred thousand dollars ($2,500,000) (with such Buyer Warrants issued at one dollar ($1.00) per Buyer Warrant and at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant) or which may be otherwise repaid in cash, (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;

(viii)        commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(ix)           enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(x)            waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to the Buyer and which do not relate to the transactions contemplated by this Agreement; or

(xi)           buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xii)          enter into any new line of business; or

(xiii)         agree or commit in writing to do any of the foregoing.

(b)        Nothing contained herein shall be deemed to give the Blockers or any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VIII
PRE-CLOSING AGREEMENTS

Section 8.1         Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Blockers and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 8.2         Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to Buyer Shareholders who shall have validly elected to redeem their Buyer Class A Ordinary Shares pursuant to the Buyer Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and pay as and when due all amounts payable pursuant to Section 3.2(e).

Section 8.3         Status Preservation.

(a)         Listing. During the Pre-Closing Period prior to the Domestication, the Buyer shall use reasonable best efforts to ensure the Buyer Class A Ordinary Shares continue to be listed on the Stock Exchange. The Buyer shall use reasonable best efforts to cause the Buyer Class A Common Stock to be listed on the Stock Exchange.

(b)        Qualification as an Emerging Growth Company. The Buyer shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause the Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)         Public Filings. During the Pre-Closing Period, the Buyer will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.4         EIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer’s shareholders as required under the Buyer Memorandum and Articles, adopt, a management incentive equity plan reasonably acceptable to the Buyer and the Equityholder Representative to be effective from and after the Closing (the “EIP”).

Section 8.5         Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 8.6         Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Blockers and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the Blockers and the Group Companies, as applicable, and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the Blockers and the Group Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Blockers and the Group Companies following the Closing; provided, nothing herein shall require the Blockers or any Group Company to provide access to, or to disclose any information to, the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).

Section 8.7         Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.

Section 8.8         Antitrust Laws.

(a)         Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than twenty (20) Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b)        The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)         Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 8.8(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.

Section 8.9         Requisite Member Consent; Requisite Blocker Consent. Within one (1) day of the Effective Date, (a) the Company shall deliver to the Buyer evidence of the Company Written Consent and (b) each Blocker shall deliver to the Buyer evidence of such Blocker’s Blocker Written Consent. The Company shall use reasonable best efforts to promptly following the date hereof and prior to the Closing deliver to the Buyer the approval by each other holder of Company Units of the adoption hereof with respect to all such Company Units owned beneficially and of record by such holder of Company Units.

Section 8.10       Communications; Press Release; SEC Filings.

(a)         None of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of the Buyer, in the case of the Company, the Blockers and the Equityholder Representative, or the prior written consent of the Company, in the case of the Buyer or the Merger Subs, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law, which is required by the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of the Buyer Board or that is contemplated hereby) and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality.

(b)        As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, the Buyer will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)         As promptly as reasonably practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of the financial statements pursuant to clauses (i) and (ii) of Section 8.11(h)), the Buyer shall, in consultation with the Company, prepare and the Buyer shall file with the SEC a Form S-4, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the Buyer Shareholders to vote at the Buyer Shareholder Meeting in favor of the Buyer Shareholder Voting Matters. The Buyer shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus with the SEC and cause the definitive proxy statement/final prospectus to be mailed to its shareholders of record, as of the record date to be established by the Buyer Board that is in existence immediately prior to the Domestication, as promptly as practicable after, but in any event within five (5) Business Days of, the SEC declaring the Form S-4 effective.

(d)         Prior to filing with the SEC, the Buyer will make available to the Company and the Equityholder Representative drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company and the Equityholder Representative promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (vi) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Buyer or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, the Buyer shall promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e)         If, at any time prior to the Buyer Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.11(d), the Buyer shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the Buyer Shareholders such amendment or supplement to the Form S-4 containing such information.

(f)         The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Blockers and the Group Companies and the business of the Blockers and the Group Companies and the management, operations and financial condition of the Blockers and the Group Companies. Accordingly, the Blockers and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Blocker Owners, the Company Equityholders, the Blockers, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional Buyer Filings or any other Buyer SEC Filing. The Blockers and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Form S-4, Additional Buyer Filings and any other Buyer SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Blockers and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional Buyer Filing or other Buyer SEC Filing. The Buyer shall be permitted to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blockers and the Company shall reasonably cooperate in connection therewith.

(g)        At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)         The Company shall provide to the Buyer as promptly as practicable after the Effective Date (i) audited consolidated balance sheet of E2open and its Subsidiaries as of February 29, 2020 and February 28, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of E2open’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of E2open and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six (6) month period ended August 31, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by E2open’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Securities Exchange Act, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

Section 8.11       Buyer Shareholder Meeting. The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable Law, the Buyer’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the Buyer Shareholder Meeting for the purpose of considering and voting upon the Buyer Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which the Buyer completes the mailing of the definitive proxy statement/final prospectus to the Buyer Shareholders pursuant to Section 8.10(c). The Buyer Board shall recommend adoption of this Agreement and approval of the Buyer Shareholder Voting Matters and include such recommendation in the Form S-4, and, unless this Agreement has been duly terminated in accordance with the terms herein and except as required by applicable Law upon the advice of outside counsel, neither the Buyer Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blockers, the recommendation of the Buyer Board that the Buyer Shareholders vote in favor of the approval of the Buyer Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, the Buyer shall take all reasonable lawful action to solicit from the Buyer Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required Buyer Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Buyer Shareholders that are required by the rules of the Stock Exchange and the Cayman Island Companies Law (2020 Revision). Notwithstanding anything to the contrary contained in this Agreement, the Buyer may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the Buyer Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to the Buyer Shareholders and (ii), in each case, for one period of no longer than 15 calendar days, (x) if as of the time for which the Buyer Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholder Meeting or (y) in order to solicit additional proxies from the Buyer Shareholders for purposes of obtaining approval of the Required Buyer Shareholder Voting Matters. The Buyer hereby acknowledges that, pursuant to the that certain letter agreement, dated as of April 28, 2020, delivered by the Sponsor and the other parties thereto to Goldman Sachs & Co. LLC and BofA Securities, Inc. (the “Support Agreement”), each of the Buyer Shareholders party thereto, including the Sponsor, has agreed to vote all of the Buyer Equity Interests held by such shareholder at the Buyer Shareholder Meeting in favor of the Buyer Shareholder Voting Matters, as an initial Business Combination, and the Buyer shall not amend in any manner adverse to the Company or the Blockers, or terminate the Support Agreement, without the prior written consent of the Company.

Section 8.12       Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses that become due and payable following the Closing or which are not paid at the Closing, such Transaction Expenses shall be borne by the Surviving Company following the Closing.

Section 8.13       Financing Cooperation; Etc.

(a)         Obligations of the Company.

(i)            Prior to the Closing, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and controlled Affiliates to use reasonable best efforts to, and shall cause their respective officers, employees, advisors and other representatives to use its reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, customary or advisable to arrange and obtain the debt financing (the “Debt Financing” and the financing sources in respect thereof (including, without limitation, each lender, each agent, each arranger and each other Person that has committed to provide or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each lender, other Person or Affiliate, and together with the heirs executors, successors and assigns of any of the foregoing), the “Debt Financing Sources”) on the terms and conditions described in the executed debt commitment letter and related fee letter delivered to the Buyer on the date hereof (including any “market flex” provisions applicable thereto), which terms and conditions shall be acceptable to the Buyer (such debt commitment letter, including all exhibits, schedules and annexes thereto, collectively, the “Commitment Letter”), or on such other terms acceptable to Buyer, including, without limitation, using reasonable best efforts to (A) comply with and maintain in full force and effect the Commitment Letter; (B) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions described in the Commitment Letter (including any “market flex” provisions applicable thereto) or on other terms that are acceptable to the Buyer; (C) satisfy on a timely basis (but in any event on or prior to the Closing Date) or obtain a waiver of all conditions applicable to the Company in the Commitment Letter and the definitive agreements for the Debt Financing that are within its control; and (D) upon the satisfaction or waiver of the conditions to the Buyer’s obligations to consummate the transactions contemplated by this Agreement, enforce its rights under the Commitment Letter in the event of a breach by any Persons providing the Debt Financing.

(ii)            The Company shall not permit any amendment, supplement or other modification to be made to, any replacement of or any waiver of any provision or remedy under the Commitment Letter or any definitive agreement with respect to the Debt Financing that would be adverse to the interests of the Company or the Buyer without the prior written consent of the Buyer (provided, however, for the avoidance of doubt, that, subject to compliance with the other provisions of this Section 8.13, the Company may amend the definitive agreement with respect to the Debt Financing to (1) implement any “market flex” provisions applicable thereto or (2) add lenders, lead arrangers or any person with similar roles or titles who had not executed the Commitment Letter as of the date of this Agreement). In the event of any proposed amendment, supplement or other modification to be made to, any replacement of or any waiver of any provision or remedy under, the Commitment Letter (whether or not adverse to the interests of the Company or the Buyer), the Company shall, and shall cause its Subsidiaries and controlled Affiliates, and shall cause their respective officers, employees, advisors and other representatives to reasonably cooperate and consult with the Buyer, its Affiliates and their respective officers, employees, advisors and other representatives and shall consider in good faith any comments that Buyer, its Affiliates and their respective officers, employees, advisors and other representatives may have with respect thereto.

(iii)           The Company shall keep the Buyer informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange and obtain the Debt Financing. Without limiting the generality of the foregoing, the Company shall (1) provide the Buyer with drafts and substantially final versions of the definitive material documents related to the Debt Financing and (2) notify the Buyer promptly, and in any event within three (3) Business Days, (x) of any actual or threatened in writing breach or default by any party to the Commitment Letter or definitive documents related to the Debt Financing by the Company or, in the case of any other person, within three (3) Business Days of the date on which the Company becomes aware of such breach or default, (y) of the receipt by the Company of any written notice or other written communication (other than ordinary course negotiations of the definitive agreements with respect to the Debt Financing) from any financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Commitment Letter or any definitive document related to the Debt Financing or (z) if for any reason the Company no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Commitment Letter and the related fee letter on the terms described therein. The Company shall promptly provide to the Buyer any information relating to any circumstance referred to in subclauses (x), (y) or (z) of the immediately preceding sentence.

(iv)          In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Commitment Letter, the Company shall promptly notify the Buyer thereof and shall use its commercially reasonable efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing arrangements, from the same or from alternative sources, reasonably acceptable to the Buyer (an “Alternative Financing”) and (B) obtain a debt commitment letter with respect to such Alternative Financing, including any related fee letters, with terms and conditions (including any “market flex” provisions applicable thereto) not less favorable to the Company and the Buyer, when taken as a whole, to the terms and conditions set forth in the Commitment Letter, or such other terms reasonably acceptable to the Buyer (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “New Commitment Letter”).

(v)           Upon any amendment, supplement, other modification or replacement of, or waiver under, the Commitment Letter, or any entry into the New Commitment Letter or other documentation with respect to any Alternative Financing, the Company shall deliver a true, complete and correct copy thereof to the Buyer. References to “Debt Financing” shall include the financing contemplated by the Commitment Letter as so amended, supplemented or otherwise modified, waiver or replaced in accordance with this Section 8.13(a), and references to “Commitment Letter” shall include such documents so amended, supplemented or otherwise modified, waiver or replaced in accordance with this Section 8.13(a).

(vi)          In the event the Company elects to seek the Lender Consent, it shall promptly engage with the Buyer in respect of the proposed terms thereof and shall consider in good faith all comments made by Buyer with respect thereto.

(b)        Obligations of the Buyer. Prior to the Closing, the Buyer shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries (including each other Buyer Party) to use reasonable best efforts to, and shall cause their respective officers, employees, advisors and other representatives to use its reasonable best efforts to, provide to the Group Companies all cooperation that is reasonably requested by the Company in connection with the arrangement, syndication and consummation of any Debt Financing or any Alternative Financing, as reasonably determined by the Company in good faith, including using reasonable best efforts to: (i) furnish, at least three (3) Business Days before Closing, all documentation and other information reasonably requested by the Debt Financing Sources or alternative sources, as applicable, or required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (including, if the Buyer or its Subsidiaries and controlled Affiliates (including each other Buyer Party) qualify as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification), in each case to the extent requested at least nine (9) days prior to Closing and (ii) cooperate in satisfying the conditions precedent set forth in the Commitment Letter or the New Commitment Letter (or related documents) or any definitive document that the Buyer has had the opportunity to participate in the negotiation of, in each case, relating to the Debt Financing or the Alternative Financing, as applicable, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Buyer or its Subsidiaries and controlled Affiliates (including each other Buyer Party).

(c)         No Recourse. Notwithstanding anything to the contrary contained herein, the Buyer (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Buyer or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Buyer in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. For the avoidance of doubt, this Section 8.13(c) does not limit or affect any rights or remedies that the Company or any of its Subsidiaries may have against the parties to the Commitment Letter pursuant to the terms and conditions of the Commitment Letter.

Section 8.14       Directors and Officers.

(a)         From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Effective Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)        Tail Policy.

(i)             For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)           At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 8.15.

Section 8.15       Subscription Agreements; Forward Purchase Agreement; Permitted Financing; Backstop Agreement; Redemptions.

(a)         Subscription Agreements. The Buyer may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If the Buyer is required to consummate the Closing hereunder, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (iv) without limiting the Company’s rights to enforce the Subscription Agreements, enforce the Buyer’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.

(b)         Forward Purchase Agreement; NBOKS Side Letter. Unless otherwise approved in writing by the Company, the Buyer shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement or the NBOKS Side Letter or (ii) permit any assignment of the Forward Purchase Agreement by NBOKS, other than assignments to Affiliates (provided that, notwithstanding any such assignment to an Affiliate, NBOKS shall remain liable under the Forward Purchase Agreement unless and until the Forward Purchase Amount is actually received by the Buyer). To the extent the Buyer is required to consummate the Closing hereunder, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement, as amended by the NBOKS Side Letter, at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, as amended by the NBOKS Side Letter, including maintaining in effect the Forward Purchase Agreement, as amended by the NBOKS Side Letter, and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Forward Purchase Agreement, as amended by the NBOKS Side Letter, and otherwise comply with its obligations thereunder, (ii) if all conditions in the Forward Purchase Agreement, as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement at or prior to the Closing; (iii) deliver notices to counterparties to the Forward Purchase Agreement, as amended by the NBOKS Side Letter, (if any) as required by and in the manner set forth in the Forward Purchase Agreement, as amended by the NBOKS Side Letter in order to cause timely funding in advance of the Closing; and (iv) enforce the Buyer’s rights under the Forward Purchase Agreement, as amended by the NBOKS Side Letter, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement, as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, to cause NBOKS to fund the amount set forth in the Forward Purchase Agreement in accordance with its terms, as amended by the NBOKS Side Letter.

(c)            Permitted Equity Financing.

(i)            During the Pre-Closing Period, the Buyer may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) at a price per share of less than ten dollars ($10.00) per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of two hundred million dollars ($200,000,000), and (iv) no such Permitted Equity Financing Subscription Agreement shall provide for the issuance of any security other than Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication), including Buyer Warrants.

(ii)           Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 12.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (A) none of (x) the Company Equityholders, the Blockers, the Company, any other member of the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 8.15(c) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Equityholder, Blocker, or Group Company to breach, waive or amend any terms of this Agreement, and (C) no Company Equityholder, Blocker or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii)          At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

(d)            Backstop of Redemptions. In the event of any Buyer Share Redemptions requiring payments from the Trust Account, the Buyer shall (i) first, exercise its rights to consummate the Permitted Equity Financing in accordance with the terms and conditions of the Permitted Equity Subscription Agreements and apply the Permitted Equity Financing Proceeds to fund such Buyer Share Redemptions, or if such Buyer Share Redemptions are funded from the Trust Amount, to fund the payment obligations of the Buyer in accordance with Article III hereof (including as Available Closing Date Equity), and (ii) solely to the extent the amount of Buyer Share Redemptions requiring payments from the Trust Account is greater than the Permitted Equity Financing Proceeds, concurrently therewith, exercise its rights under the Backstop Agreement, subject to the terms and conditions thereof, to cause NBOKS to subscribe for additional shares of Buyer Class A Common Stock in an aggregate subscription amount equal to (x) $300,000,000 less (y) the Permitted Equity Financing Proceeds actually funded at Closing, or such lesser amount which is then available to Buyer under the Backstop Agreement in accordance with its terms. To the extent that the payments required to fund the Buyer Share Redemptions exceed $300,000,000 ((plus by the amount by which Available Closing Date Equity is less than the Minimum Cash Amount in the event that the Company elects to waive the condition set forth in Section 11.3(c) (such excess, the “Unfunded Redemption Amount”)), such Unfunded Redemption Amount shall reduce cash proceeds to the Company Equityholders as set forth herein. The Buyer shall not modify or waive any provision of the Backstop Agreement in any manner adverse to Buyer’s rights thereunder without the prior written consent of the Company.

Section 8.16          Affiliate Obligations. On or before the Closing Date, except for this Agreement, the Elliott Blocker Notes and any Ancillary Agreements, (i) each Blocker shall take all actions necessary to cause all Liabilities and obligations of such Blocker under any Blocker Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of such Blocker or the Buyer and (ii) the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 8.17          280G.  Prior to the Closing, the Company shall use commercially reasonable efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least seven (7) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 8.17 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents at least two (2) days prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such shareholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained.

Section 8.18         No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 8.19         Domestication.  Subject to receipt of the Required Vote, prior to the Closing, the Buyer shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Buyer and the Company, together with the Buyer Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Law (2020 Revision) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and the Buyer shall complete and make all filings required to be made with the SEC and the Stock Exchange to list Buyer Class A Common Stock on the Stock Exchange. Immediately prior to the Closing, the Buyer shall adopt the Buyer Bylaws, in substantially the form attached hereto as Exhibit D, as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Buyer Shareholder, (i) each Buyer Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Buyer Class A Common Stock and (ii) each Buyer Class B Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Buyer Class A Common Stock. The Equityholder Representative and the Company shall reasonably cooperate with the Buyer with respect to the Domestication.

Section 8.20         Name Change.  In connection with the Domestication, the Buyer shall change its name to “E2open Parent Holdings, Inc.”

Section 8.21        Buyer Warrants.  By virtue of the Domestication and without any action on the part of any holder of Buyer Warrants, each Buyer Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.3(a) of the Warrant Agreement, automatically and irrevocably be modified to provide that such Buyer Warrant shall entitle the holder thereof to acquire shares of Buyer Class A Common Stock rather than Buyer Class A Ordinary Shares (after giving effect to the Domestication).

Section 8.22        Buyer Written Consent. Within one (1) day of the Effective Date, the Buyer, as the sole member of Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Blocker Merger Sub 4, Blocker Merger Sub 5, Blocker Merger Sub 6 and Company Merger Sub shall deliver to the Company a written consent for each of the foregoing, evidencing the approval of this Agreement and the applicable Mergers.

Section 8.23         Exclusivity.

(a)           From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blockers and their respective controlled Affiliates and the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)           From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 8.24        Registration.  In the event that the shares of Buyer Class A Common Stock and Buyer Class B Common Stock are not registered in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Investor Rights Agreement, Buyer shall use reasonable best efforts to include all Buyer Class A Common Stock issued hereunder pursuant to Section 3.5 to be included in the Registration Statement (as defined in the Subscription Agreements) in accordance with Section 7 of the Subscription Agreements.

Section 8.25        Permitted Acquisitions.  The Company shall reasonably cooperate with, and keep the Buyer reasonably informed of, any Permitted Acquisition. In furtherance of the foregoing, the Company shall provide the Buyer with drafts of all material documentation related to, or to be entered into in connection with, any such Permitted Acquisition (including any amendment thereto), and provide Buyer with a reasonable opportunity to review and comment on all such documentation and consider in good faith all reasonable Buyer comments thereto. Notwithstanding the foregoing, all such documentation shall be consistent with the terms of the Buyer’s consent to such Permitted Acquisition (including as set forth on Schedule 1.5) and any deviations to such terms shall require the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). No Group Company shall be permitted to enter into a Permitted Acquisition to the extent such Permitted Acquisition would reasonably be expected to materially delay or materially impair the transactions contemplated hereby, including under this Agreement. Without limiting the foregoing, no Group Company shall be permitted to enter into any Permitted Acquisition that would delay the preparation, filing or effectiveness of the Form S-4.

Section 8.26         Pre-Closing Reorganization.  Prior to the Closing, either of EALP or EILP, or both of them, may, at their option, contribute 100% of their interests in Elliott Eagle Blocker to one or more entities designated by EALP or EILP, as the case may be (the “Elliott Reorganization Transferees”), in their sole and absolute discretion (a “Pre-Closing Reorganization”); provided that, nothing in this Section 8.26 shall permit EALP or EILP to, in connection with a Pre-Closing Reorganization, cease to hold, directly or indirectly, the membership interests in Elliott Eagle Blocker that such parties hold as of the date hereof; and provided, further, that EALP and EILP shall, in connection with any Pre-Closing Reorganization, transfer the Elliott Blocker Notes to the applicable Elliott Reorganization Transferees. In connection with any Pre-Closing Reorganization, the applicable Elliott Reorganization Transferees shall be obligated to execute a joinder agreement whereby each such Elliott Reorganization Transferee agrees to be bound under this Agreement with all of the rights and obligations of a “Elliott Blocker Owner” hereunder and to execute and deliver all documentation required to be delivered by an Elliott Blocker Owner hereunder.

Section 8.27         Lock-Up Agreements. In furtherance of Section 8.24, the Company shall use reasonable best efforts to deliver at Closing Lock-Up Agreements, duly executed by each Company Optionholder and Company Unitholder that will not be party to the Investor Rights Agreement or a Lock-Up Agreement at Closing.

Section 8.28         Termination of Certain Transactions.  Subject to the conditions set forth on Schedule 4.21, the Company will take the action set forth on Schedule 4.21.

Article IX
ADDITIONAL AGREEMENTS

Section 9.1           Access to Books and Records.  From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative or the Company arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or its Affiliates against the Equityholder Representative, any Blocker Owner or any Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or their Affiliates against the Buyer or by the Buyer or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which the Buyer reasonably believes, upon the advice of counsel, constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 9.1 shall not apply to Taxes or Tax matters, which are the subject of Section 10.1.

Article X
TAX MATTERS

Section 10.1         Certain Tax Matters.

(a)          Preparation of Tax Returns.

(i)            The Buyer shall prepare, or cause to be prepared, at the cost and expense of the Company all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice except to the extent not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to the Equityholder Representative for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall incorporate, or cause to be incorporated, all reasonable comments received from the Equityholder Representative no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Equityholder Representative.

(ii)            Notwithstanding the foregoing, each Tax Return described in this Section 10.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything herein to the contrary, the Company Equityholders or Blocker Owners, as applicable, at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Company Equityholders or Blocker Owners, as applicable, and paying all of the Taxes due and owing by the Company Equityholders or Blocker Owners, as applicable (including to the extent attributable to income of any Group Company that flows up to the Company Equityholders).

(b)            For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)            in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)            in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) or Blocker as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Group Company for a Pre-Closing Tax Period;

(iii)            in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes;

(iv)            in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v)            all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c)            Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 10.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or Blocker. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Blockers, the Company Equityholders and the Blocker Owners shall (and the Company Equityholders and Blocker Owners shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies or Blockers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Equityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company Equityholders and Blocker Owners shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company or Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 10.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d)            The Buyer shall cause the Company and Blockers, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blockers and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e)            The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the transactions contemplated by this Agreement (A) be treated as a sale as of the Closing Date of Company Units by the Company Equityholders to the Buyer and a purchase of such Company Units by the Buyer from the Company Equityholders (the “Sale”), in exchange for the sum in cash, and allocated as between the Company Equityholders, as set forth in the Allocation Schedule in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) and (B) give rise to an adjustment to the Buyer’s basis in the direct and indirect assets of the Company pursuant to Section 743 of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (ii) the Sale be governed by the first sentence of each of Treasury Regulations Section 1.197-2(h)(12)(i) and Section 1.197-2(h)(12)(v)(A), (iii) the contribution by the Buyer of the Buyer Contribution Amount contemplated by Section 3.2(e) be treated as a contribution of an amount of cash equal to the Buyer Contribution Amount by the Buyer to the Company governed by Section 721 of the Code (and any similar applicable state or local provisions of Tax Law), (iv) the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (v) each Blocker Merger and the corresponding Buyer Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (vi) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to each of the Domestication and each of the reorganizations described in clause (v) (collectively, the “Intended Tax Treatment”), and (vii) none of the Buyer Parties, the Group Companies, the Buyer, the Blockers, the Company Equityholders or the Blocker Owners shall take any action, or fail to take any action, that would reasonably be expected to cause each Blocker Merger and the corresponding Buyer Merger, taken together, to fail to qualify for the Intended Tax Treatment.

(f)            Within one hundred twenty (120) days following the Closing Date, (i) the Buyer will prepare, and deliver to the Equityholder Representative, an allocation statement allocating the Adjusted Aggregate Cash Amount and any other amounts treated as consideration for U.S. federal income Tax purposes (the “Aggregate Consideration”) (A) among the equity interests of each Blocker and the Company Units acquired by Buyer pursuant to this Agreement and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 10.1(f) (the “Allocation”) and (ii) the Equityholder Representative will prepare, and deliver to the Buyer, a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (20) days after the receipt of the Tax Basis Balance Sheet and Allocation, the receiving Party will propose any changes or will indicate its concurrence therewith. If the Buyer and the Equityholder Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and the Equityholder Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If the Buyer and the Equityholder Representative cannot reach agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the other Party’s proposed changes, then the Buyer and the Equityholder Representative shall submit the dispute to the Valuation Firm or, if unavailable, another nationally recognized accounting firm mutually acceptable to the Buyer and the Equityholder Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (i) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (ii) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer, on the one hand, and the Company Equityholders, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and the Equityholder Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively).

(g)            The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h)            Without the prior written consent of the Buyer, the Company Equityholders and the Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company. With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company Equityholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with the Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Equityholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(i)            In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period (a “Tax Contest”), the Buyer will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest; provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Company Equityholders pursuant to this Agreement, except to the extent that the Company Equityholders are materially and adversely prejudiced as a result of such failure or delay. Buyer or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Buyer will control the contest or resolution of any such Tax Contest; provided, the Buyer will obtain the prior consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim to the extent doing so would reasonably be expected to have a disproportionate adverse impact on the Company Equityholders as compared with the Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing Date); provided, further, the Equityholder Representative will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, in each case the fees and expenses of which will be borne solely by the Company Equityholders.

(j)            After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax Periods, or (c) make or change any income election or accounting method or practice with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods; provided that, in each case the Equityholder Representative’s withholding, conditioning or delaying of consent over any such action shall be deemed to be unreasonable to the extent that such action is required under applicable Law.

Article XI
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 11.1          Conditions to the Obligations of Each Party.  The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)            Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)            No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c)            Required Vote. The Required Vote shall have been obtained.

(d)            Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e)            Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Buyer shall have adopted the Buyer Bylaws.

Section 11.2          Conditions to the Obligations of the Buyer and the Merger Subs.   The obligations of the Buyer and each Merger Sub to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations) and of the Blockers set forth in Article V hereof (other than the Blocker Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii)            the Company Fundamental Representations and the Blocker Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

(b)            Performance and Obligations of the Company, Equityholder Representative and the Blockers. The respective covenants and agreements of the Company, the Equityholder Representative and the Blockers to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.

(d)            Officers Certificate. The Company and each Blocker shall deliver to the Buyer a duly executed certificate from an authorized Person of (x) the Company (the “Company Bring-Down Certificate”) and (y) each Blocker (a “Blocker Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 11.2(a), (b) and (c) have been satisfied with respect to the Company and (ii) with respect to each Blocker, that the conditions set forth in Section 11.2(a) and (b) have been satisfied with respect to such Blocker.

(e)            Ancillary Agreements. The Company shall have delivered to the Buyer a counterpart signature page to the Company A&R LLCA duly executed by the Company, and counterpart signature pages to the Investor Rights Agreement duly executed by the Insight Member, the Insight Blocker Owners, and the Elliott Blocker Owners.

(f)            Minimum Cash Amount. The Available Closing Date Equity shall be equal to or greater than the Minimum Cash Amount less one hundred million dollars ($100,000,000).

Section 11.3         Conditions to the Obligations of the Blockers and the Company.   The obligation of the Blockers and the Company to consummate the transactions to be performed by the Blockers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Buyer set forth in Article VI (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

(ii)            The Buyer Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

(b)            Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Minimum Cash Amount. The Available Closing Date Equity shall be equal to or greater than the Minimum Cash Amount.

(d)            Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

(e)            Buyer Share Redemption. The Buyer Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Buyer Governing Documents, the Trust Agreement and the Form S-4.

(f)            Trust Account. The Buyer shall have used reasonable best efforts to have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available to the Surviving Company.

(g)            Listing. The Buyer Class A Common Stock shall be listed on the Stock Exchange.

(h)            Ancillary Agreements. The Buyer shall have delivered to the Equityholder Representative counterpart signature pages to the Company A&R LLCA and the Tax Receivable Agreement duly executed by the Buyer, and counterpart signature pages to the Investor Rights Agreement duly executed by the Buyer, the Sponsor, and the Founder Holders (as defined in the Investor Rights Agreement).

Section 11.4          Frustration of Closing Conditions.  None of the Blockers, the Company or the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.

Section 11.5          Waiver of Closing Conditions.  Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article XII
TERMINATION

Section 12.1          Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)            by the mutual written consent of the Company and the Buyer;

(b)            by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)            by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before April 14, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d)            by the Company, if the Buyer or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and Blocker’s obligations to consummate the transactions set forth in Section 11.1 or Section 11.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company, any Blocker or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)            by the Buyer, if the Company or any Blocker breaches in any material respect any of their representations or warranties contained herein or the Company, any Blocker or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Subs’ obligations to consummate the transactions set forth in Section 11.1 or Section 11.2 hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by the Buyer, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to the Buyer if the Buyer or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f)            by Buyer if the Company Written Consent or any Blocker Written Consent shall not have been obtained and delivered to Buyer within one (1) day of the Effective Date.

Section 12.2         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 8.10(a), Section 8.12, this Section 12.2 and Article XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XIII
MISCELLANEOUS

Section 13.1         Amendment and Waiver.  No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer, the Company, and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No amendment or waiver to this Section 13.1 or Section 8.13(c), Section 13.3, Section 13.7 or Section 13.12 or defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse in any respect to a Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

Section 13.2          Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company, the Buyer, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties: CC Neuberger Principal Holdings I 200 Park Avenue, 58th Floor New York, NY 10166 Attention: Douglas Newton E-mail: newton@cc.capital with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Peter Martelli, P.C.
                   Lauren M. Colasacco, P.C.

Jessica T. Murray
E-mail: peter.martelli@kirkland.com
             lauren.colasacco@kirkland.com

jessica.murray@kirkland.com

Notices to Equityholder Representative: Insight Venture Partners, LLC 1114 Avenue of the Americas, 36th Floor New York, NY 10036 Attention: Blair Flicker Email: bflicker@insightpartners.com with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Morgan D. Elwyn
                   Robert A. Rizzo

Claire E. James
E-mail: melwyn@willkie.com
             rrizzo@willkie.com

cejames@willkie.com

Notices to the Blockers and to the Company:

c/o E2open, LLC

9600 Great Hills Trail, Suite 300E

Austin, TX 78759

Attention: Michael Farlekas

Laura Fese

Email: Michael.Farlekas@e2open.com

Laura.Fese@e2open.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Morgan D. Elwyn
                   Robert A. Rizzo

Claire E. James
E-mail: melwyn@willkie.com
rrizzo@willkie.com

cejames@willkie.com

Notices to the Surviving Company and, following the Closing, the Buyer:	with copies to (which shall not constitute notice):
c/o E2open, LLC 9600 Great Hills Trail, Suite 300E Austin, TX 78759 Attention: Michael Farlekas Laura Fese Email: Michael.Farlekas@e2open.com Laura.Fese@e2open.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Morgan D. Elwyn
                    Robert A. Rizzo

Claire E. James
E-mail: melwyn@willkie.com
             rrizzo@willkie.com
             cejames@willkie.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Peter Martelli, P.C.
                   Lauren M. Colasacco, P.C.

Jessica T. Murray
E-mail: peter.martelli@kirkland.com
             lauren.colasacco@kirkland.com

jessica.murray@kirkland.com

Section 13.3        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided that any Group Company may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.

Section 13.4        Severability.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.5      Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to the Group Companies as a whole, any Group Company, or the operations, business or assets of any Group Company, solely for purposes of Article IV as of any date prior to the date a Permitted Acquisition was consummated, will be deemed not to include any Person or business acquired in connection with such Permitted Acquisition or the business, operations, assets or liabilities thereof. An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Insight FY2020” online data site hosted by Venue at http://www.dfsvenue.com/ for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.

Section 13.6      Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.7      Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything to the contrary contained herein, (a) any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York, (b) each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum, and (c) each party hereto hereby waives any right it may have to a trial by jury in respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

Section 13.8      Non-Survival.  None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 13.9      Trust Account Waiver.  Each of the Company, each Blocker and the Equityholder Representative acknowledge that the Buyer has established the Trust Account for the benefit of its public Buyer Shareholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, each Blocker and the Equityholder Representative, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Shareholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 13.9 shall limit any right to specifically enforce this Agreement pursuant to Section 13.11. The Company, each Blocker and the Equityholder Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company, each Blocker and the Equityholder Representative further intend and understand such waiver to be valid, binding and enforceable against the Company, each Blocker and the Equityholder Representative and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company, any Blocker or the Equityholder Representative or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company, each Blocker and the Equityholder Representative hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company, any Blocker or the Equityholder Representative or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, each Blocker’s, any Company Unitholder’s, any Company Optionholder’s or the Equityholder Representative’s right to pursue a claim against the Buyer for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, any Blocker, any Company Unitholder, any Company Optionholder or the Equityholder Representative may have in the future against the Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement,.

Section 13.10      Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 13.11      Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.12      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 13.14 and (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.15). Notwithstanding the foregoing and anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 13.12 and Sections 8.13(c), 13.1, 13.3, and 13.7.

Section 13.13      Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company and the Blockers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.14      No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies, the Blockers or the Equityholder Representative or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement, Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 13.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements, any Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter), as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein).

Section 13.15      Equitable Adjustments.  If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained herein which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to the Blocker Owners and the Company Equityholders and the Buyer Shareholders the same economic effect as contemplated hereby prior to such event.

Section 13.16        Waiver of Conflicts; Attorney-Client Communications.

(a)            Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to the Group Companies, certain of the Company Equityholders, the Blocker Owners and their respective Affiliates prior to the Closing, and that the certain of the Company Equityholders, the Blocker Owners and their respective Affiliates intend to continue to engage Willkie to act as legal counsel to such Company Equityholders, Blocker Owners and their respective Affiliates after the Closing, the Buyer, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Willkie representing any or all of the Company Equityholders, the Blocker Owners or their respective Affiliates prior to or after the Closing with respect to prior representation, and the communication by Willkie to such Persons, in any such representation, of any fact known to Willkie, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of the Buyer or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)            The Buyer, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of the Company Equityholders, the Blocker Owners, the Blockers, the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Willkie and its partners and employees, and all of Willkie’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by Company Equityholders and Blocker Owners, and shall be deemed to be confidential and proprietary information solely of the Company Equityholders and Blocker Owners; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders and Blocker Owners and their respective personal representatives, successors and assigns, and not by the Buyer or any of its Subsidiaries (including the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Acquired Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies to the Company Equityholders and Blocker Owners immediately prior to Closing, and the Buyer, the Group Companies and the Subsidiaries of the Buyer and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Willkie shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Willkie and the Group Companies.

Article XIV
AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE

Section 14.1           Authorization of Equityholder Representative.

(a)            Appointment. By adoption of this Agreement, execution of a Blocker Letter of Transmittal, a Company Unitholder Letter of Transmittal or a Company Optionholder Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Blocker Owner, Company Unitholder and Company Optionholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Blocker Owner, Company Unitholder and Company Optionholder, and to do any and all other acts or things on behalf of such Blocker Owner, Company Unitholder and Company Optionholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of each Blocker Owner, Company Unitholder and Company Optionholder; (ii) act for each Blocker Owner, Company Unitholder and Company Optionholder with respect to any adjustment to the Estimated Merger Consideration and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Buyer Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Blocker Owner, Company Unitholder or Company Optionholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Blocker Owner, Company Unitholders and Company Optionholders, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to the Buyer hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Blocker Owner, Company Unitholder and Company Optionholder, any amounts to be received by such Blocker Owner, Company Unitholder and Company Optionholder under this Agreement or any claim made by the Buyer Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Blocker Owner, Company Unitholder and Company Optionholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Blocker Owner, Company Unitholder and Company Optionholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Blocker Owners, Company Unitholders and Company Optionholders in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of each Blocker Owner, Company Unitholder and Company Optionholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. The Blocker Owners, the Company Unitholders and the Company Optionholders shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Buyer Parties shall be entitled to rely on any action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from each Blocker Owner, any Company Unitholder or any Company Optionholder.

(b)            Authorization. Notwithstanding Section 14.1(a), in the event that the Equityholder Representative is of the opinion that it requires further authorization or advice from the Blocker Owners, Company Unitholders and Company Optionholders on any matters concerning this Agreement, the Equityholder Representative shall be entitled to seek such further authorization from the Equityholders prior to acting on their behalf. In such event, each Blocker Owner, Company Unitholder and Company Optionholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Blocker Owner, Company Unitholder and Company Optionholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Blocker Owners, Company Unitholders and Company Optionholders and shall constitute the authorization of the Blocker Owners, Company Unitholders and Company Optionholders. The appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by any Blocker Owner, Company Unitholder and Company Optionholder in any manner or for any reason. This authority granted to the Equityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Insight Venture Partners, LLC hereby accepts its appointment as the initial Equityholder Representative. Any decision, act, consent or instruction taken by the Equityholder Representative, on behalf of the Equityholders, pursuant to this Section 14.1(b) (each, an “Authorized Action”) shall be final, binding and conclusive on each Blocker Owner, Company Unitholder and Company Optionholder as fully as if such Person had taken such Authorized Action. The Buyer Parties agree that the Equityholder Representative, as the Equityholder Representative, shall have no liability to any Buyer Party for any Authorized Action.

(c)            Resignation; Vacancies. The Equityholder Representative may resign from its position as Equityholder Representative at any time by written notice delivered to the Buyer and the Equityholders. If there is a vacancy at any time in the position of the Equityholder Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 14.1(b).

(d)            No Liability. All acts on behalf of the Equityholder Representative hereunder in its capacity as such shall be deemed to be acts of the Blocker Owners, Company Unitholders and Company Optionholders and not of the Equityholder Representative individually. Without limiting Section 13.11, the Equityholder Representative shall not be liable to the Buyer, any Blocker Owner, Company Unitholder or Company Optionholder or any other Person in its capacity as the Equityholder Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement or any Ancillary Agreement; provided, subject to Section 14.1(e), the foregoing will not prevent liability to the Buyer for the Equityholder Representative’s willful breach of this Agreement. The Equityholder Representative shall not be liable to the Blocker Owners, Company Unitholders and Company Optionholders, in its capacity as the Equityholder Representative, for any liability of any Blocker Owner, Company Unitholder and Company Optionholder or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Equityholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Equityholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any Ancillary Agreement or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Equityholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of any Blocker Owner, Company Unitholder and Company Optionholder (if any). The Buyer Parties shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Equityholder Representative as being the decision, action, consent or instruction of the Blocker Owners, Company Unitholders and Company Optionholders, and the Buyer and the Merger Subs shall be entitled to deal solely with the Equityholder Representative (and shall not be required to deal with any individual Blocker Owner, Company Unitholder or Company Optionholder, in its capacity as such) with respect to all matters in connection with this Agreement. The Buyer Parties are hereby relieved from any Liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction of the Equityholder Representative.

(e)            Indemnification; Expenses. Each Blocker Owner, Company Unitholder and Company Optionholder shall severally (based on each such Blocker Owner’s, Company Unitholder’s or Company Optionholder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Equityholder Representative may use the Equityholder Representative Expense Amount to pay any fees, costs, expenses or other obligations incurred by the Equityholder Representative acting in its capacity as such. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Blocker Owners, Company Unitholders and Company Optionholders based on each such Blocker Owner’s Company Unitholder’s and Company Optionholder’s Pro Rata Percentage. From and after the Closing, if the Equityholder Representative determines that the amounts in the Equityholder Representative Expense Account are insufficient to satisfy current or future (whether realized or potential) costs and expenses of the Equityholder Representative, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Blocker Owners, the Company Unitholders and the Company Optionholders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such administrative costs; provided that such amounts shall be deemed to be included in the Equityholder Representative Expense Account. The Equityholder Representative may also from time to time submit invoices to the Equityholders covering such expenses and liabilities, which shall be paid by the Blocker Owners, Company Unitholders and Company Optionholders promptly following the receipt thereof based on their respective Pro Rata Percentages. Upon the request of any Blocker Owner, Company Unitholder and Company Optionholder, the Equityholder Representative shall provide such Blocker Owner, Company Unitholder and Company Optionholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

CC NEUBERGER PRINCIPAL HOLDINGS I

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

BLOCKER MERGER SUB 1:

SONAR MERGER SUB I, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

BLOCKER MERGER SUB 2:

SONAR MERGER SUB II, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

BLOCKER MERGER SUB 3:

SONAR MERGER SUB III, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

BLOCKER MERGER SUB 4:

SONAR MERGER SUB IV, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

BLOCKER MERGER SUB 5:

SONAR MERGER SUB V, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

BLOCKER MERGER SUB 6:

SONAR MERGER SUB VI, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

INSIGHT CAYMAN BLOCKER:

INSIGHT (CAYMAN) IX EAGLE BLOCKER, LLC

By:	/s/ Ross Devor
Name:	Ross Devor
Title:	Vice President

INSIGHT DELAWARE BLOCKER:

INSIGHT (DELAWARE) IX EAGLE BLOCKER, LLC

By:	/s/ Ross Devor
Name:	Ross Devor
Title:	Vice President

INSIGHT GBCF CAYMAN BLOCKER:

INSIGHT GBCF (CAYMAN) EAGLE BLOCKER, LLC

By:	/s/ Ross Devor
Name:	Ross Devor
Title:	Vice President

INSIGHT GBCF DELAWARE BLOCKER:

INSIGHT GBCF (DELAWARE) EAGLE BLOCKER, LLC

By:	/s/ Ross Devor
Name:	Ross Devor
Title:	Vice President

Signature Page to Business Combination Agreement

ELLIOTT EAGLE BLOCKER:

ELLIOTT EAGLE JV, LLC

By: Elliott Associates, L.P., its Managing Member

By: Elliott Investment Management L.P., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

EALP:

ELLIOTT ASSOCIATES, L.P.

By: Elliott Investment Management L.P., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

EILP:

ELLIOTT INTERNATIONAL, L.P.

By: Hambledon, Inc., its General Partner

By: Elliott Investment Management L.P., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Signature Page to Business Combination Agreement

PDI BLOCKER:

PDI III E2OPEN BLOCKER CORP.

By:	/s/ Frank Brenninkmeyer
Name:	Frank Brenninkmeyer
Title:	President

COMPANY MERGER SUB:

SONAR COMPANY MERGER SUB, LLC

By: CC Neuberger Principal Holdings I
Its: Sole Member

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Authorized Signatory

COMPANY:

E2OPEN HOLDINGS, LLC (F/K/A EAGLE PARENT HOLDINGS, LLC)

By:	/s/ Michael Farlekas
Name:	Michael Farlekas
Title:	CEO

EQUITYHOLDER REPRESENTATIVE:

INSIGHT VENTURE PARTNERS, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

EXHIBIT A

COMPANY A&R LLCA

(see attached)

Exhibit A to Business Combination Agreement

Final Form

FORM OF THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

E2OPEN HOLDINGS, LLC

DATED AS OF [●], 202[●]

THE LIMITED LIABILITY COMPANY INTERESTS IN E2OPEN HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

- ii -

Section 12.14	Confidentiality	65
Section 12.15	No Recourse	66

Exhibits

Exhibit A: Capitalization

Exhibit B: Exchange Notice

Exhibit C: Officers

Exhibit D: Joinder

- iii -

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

E2OPEN HOLDINGS, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with the terms hereof, this “LLC Agreement”) of E2open Holdings, LLC (f/k/a Eagle Parent Holdings, LLC), a Delaware limited liability company (the “Company”), is entered into as of [●], 202[●], by and among E2open Parent Holdings, Inc., a Delaware corporation (“PubCo”), as a Member and the Managing Member as of the date hereof, the Members set forth on Exhibit A hereto (the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on January 30, 2015, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of January 20, 2015 (the “Initial LLC Agreement”);

WHEREAS, certain of the Continuing Members entered into the Amended and Restated Operating Agreement of the Company, effective as of March 26, 2015 (the “First A&R LLC Agreement”), which amended and restated the Initial LLC Agreement;

WHEREAS, the Continuing Members entered into the Second Amended and Restated Operating Agreement, effective as of April 6, 2017 (the “Existing LLC Agreement”), which amended and restated the First A&R LLC Agreement;

WHEREAS, immediately prior to giving effect to the transactions contemplated by the Business Combination Agreement, the Company was wholly owned by the Continuing Members;

WHEREAS, on October 14, 2020, the Company, PubCo, Sonar Company Merger Sub, LLC (“Company Merger Sub”), Insight Venture Partners, LLC, as the Equityholder Representative (as defined in the Business Combination Agreement (defined below)), and the other parties thereto entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, as of the Effective Time, Company Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo, and each Member will receive or retain the number of Common Units and Restricted Common Units set forth next to such Member’s name on Exhibit A hereto, in accordance with Section 3.1(c) of the Business Combination Agreement;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement in its entirety as of the Effective Time to reflect: (a) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as such term is defined in the Business Combination Agreement), including the conversion of units pursuant to Section 3.1(c)(ii) thereof and the admission of PubCo as a Member, (b) PubCo’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this LLC Agreement; and

WHEREAS, following the Effective Time, each Common Unit (other than any Common Unit held by PubCo and its wholly owned Subsidiaries) may be exchanged, at the election of the holder of such Common Unit (together with the surrender and delivery by such holder of one (1) share of Class V Common Stock of PubCo), for one (1) share of Class A Common Stock of PubCo, in each case in accordance with the terms and conditions of this LLC Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:

(a)            credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)            debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this LLC Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Transferor, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this LLC Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this LLC Agreement shall be borne by the Company.

“Audit” is defined in Section 10.4(b).

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo, as constituted at any given time.

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Opportunities Exempt Party” is defined in Section 8.3.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is set forth next to such Member’s name on Exhibit A hereto.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member. As of the Effective Time, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Cash Available for Tax Distributions” is defined in Section 6.2(a).

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii):

(i)            if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, and (y) the Class A 5-Day VWAP; or

(ii)            if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“CC Capital” means CC NB Sponsor 1 Holdings LLC, a Delaware limited liability company (or one of its Affiliates).

“Certificate Delivery” means, in the case of any shares of Class V Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class V Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class V Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Managing Member or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo) acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of PubCo or the Company representing more than 50% of the combined voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities (excluding a transaction or series of related transactions described in clause (b) that would not constitute a Change of Control), (b) there is consummated a merger or consolidation of PubCo or the Company with any other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or its successor) is a Subsidiary of such Person, the ultimate parent thereof, or (c) there is consummated an agreement or series of related agreements for the sale or transfer, directly or indirectly, by PubCo of all or substantially all of PubCo’s and its Subsidiaries’ assets (including the Company). Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of related transactions.

“Class A 5-Day VWAP” means, on any relevant measurement date, the VWAP for five (5) consecutive Trading Days ending on such date.

“Class A 20-Day VWAP” means, on any relevant measurement date, the VWAP for twenty (20) consecutive Trading Days ending on such date.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo (comprised of Class B-1 Common Stock and Class B-2 Common Stock) or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class V Common Stock or into which the Class V Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“COC Exchange” is defined in Section 4.6(a)(iv).

“COC Exchange Date” is defined in Section 4.6(a)(iv).

“COC Notice” is defined in Section 4.6(a)(iv).

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event.

“Company” is defined in the preamble to this LLC Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.

“Confidential Information” means any and all confidential or proprietary information obtained by a Member from the Company, PubCo or any of their respective Subsidiaries, directly or indirectly, including from their representatives, which information includes ideas, financial information, products, services, business strategies, innovations, recipes and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to any Member, Confidential Information does not include information that: (a) is in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates; (b) before or after it has been disclosed to such Member by or on behalf of the Company or any of its Affiliates, becomes part of public knowledge, not as a result of any action or inaction of such Member (other than PubCo) in violation of this LLC Agreement; (c) is approved for release by written authorization of the Board; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member or such representative, respectively, in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information; or (e) is or becomes independently developed by such Member or its representatives without use or reference to the Confidential Information.

“Continuing Member COC” means a Change of Control in which the acquiring Person or Persons in the relevant transaction or series of related transactions are not (a) a Continuing Member or (b) an Affiliate of a Continuing Member.

“Continuing Members” is defined in the preamble to this LLC Agreement.

“Continuing Member Representative” means Insight or any Affiliate of Insight designated in writing by Insight to PubCo, the Company and each of the Continuing Members after the date hereof.

“Conversion Date” means, with respect to any Restricted Common Unit, the date on which a Vesting Event occurs for such Restricted Common Unit or such later date as determined pursuant to Section 4.1(d).

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Managing Member regarding a potential distribution pursuant to Section 6.1(a), the amount of cash reasonably determined by the Managing Member to be available for any such distribution.

“Distribution Catch-Up Payment” is defined in Section 6.1(a).

“Distribution Catch-Up Period” means, with respect to any Restricted Common Unit, the period beginning at the Effective Time and ending on the Conversion Date with respect to such Restricted Common Unit.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Security Act of 1974.

“Exchange” means (a) the exchange by the Company of Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class V Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of Common Units and shares of Class V Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Blackout Period” means (i) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (ii)  the period of time commencing on (x) the date of the declaration of a dividend by PubCo and ending on the first day following (y) the record date determined by the Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Conditions” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale Registration Statement has yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in any material respect with its obligations under the Investor Rights Agreement to the extent related to the resale of the Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.

“Exchange Date” means the date that is five (5) Business Days after the Exchange Notice Date is given; provided, that if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three (3) Business Days following the date on which the conditions giving rise to such delay cease to exist which shall in no event be prior to the date otherwise determined pursuant to this definition (or such earlier day as the Managing Member and such Exchanging Member may agree in writing); provided, further, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section 4.2 of the Investor Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.

“Exchange Delay Notice” is defined in Section 4.6(a)(iii).

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanging Member” means any Member holding Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Common Units are subject to an Exchange.

“Exchanged Units” means, with respect to any Exchange, the Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class V Common Stock held by the relevant Exchanging Member; provided, that, such amount of Common Units shall in no event be less than the Minimum Exchange Amount.

“Existing LLC Agreement” is defined in the recitals to this LLC Agreement.

“Fair Market Value” means the fair market value of any property as determined in the good faith reasonable discretion of the Managing Member after taking into account such factors as the Managing Member shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a sibling, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Fiscal Year” means the fiscal year of the Company, which shall end on the last day of February of each calendar year, unless the fiscal year is otherwise modified by the Managing Member.

“Final Adjudication” is defined in Section 7.4(b).

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)            the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any Restricted Common Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or Restricted Common Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised or the Restricted Common Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with, or, in the case of outstanding Restricted Common Units, in accordance with principles similar to those set forth in, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)            the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)            the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)            if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“HSR Act” is defined in Section 4.1(d).

“Imputed Tax Underpayments” is defined in Section 10.4(c).

“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.

“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Initial LLC Agreement” is defined in the recitals to this LLC Agreement.

“Insight” means Insight E2open Aggregator, LLC, a Delaware limited liability company.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among PubCo, certain of the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Investor Rights Agreement).

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” is defined in Section 4.6(a).

“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2(a).

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“Managing Member” means PubCo, in its capacity as the sole managing Member of the Company.

“Member” means any Person that executes this LLC Agreement as a Member (including the Managing Member), and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Common Units held by an Exchanging Member equal to (x) if such Exchanging Member holds more than 100,000 Common Units as of the date hereof, the lesser of (1) 100,000 Common Units and (2) all of the Common Units then held by the applicable Exchanging Member or (y) to the extent such Exchanging Member holds 100,000 Common Units or less as of the date hereof, the lesser of (1) fifty percent (50%) of the Common Units held by the applicable Exchanging Member as of the date hereof and (2) all of the Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“NBOKS” means Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company.

“Non-Party Affiliate” is defined in Section 12.15.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2 (b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit C attached hereto.

“Party” and “Parties” means, individually or collectively, each Member and the Company.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means, with respect to any Member, (i) any Family Member of such Member and (ii) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Company; provided that no Affiliated investment fund or vehicle of Insight (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” is defined in the Investor Rights Agreement.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)            in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)            gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f)            to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)            any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Call Notice” is defined in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(a)(iv) or Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class V Common Stock.

“PubCo Offer” is defined in Section 4.1(h).“PubCo Warrants” has the meaning given to “Buyer Warrants” in the Business Combination Agreement.

“Push-Out Election” is defined in Section 10.4(b).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than the Domestication (as defined in the Business Combination Agreement), a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(h)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Investor Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(j).

“Restricted Common Unit” means the Units which are restricted subject to vesting, with the rights and privileges as set forth in this LLC Agreement, including the Series 1 RCUs and the Series 2 RCUs.

“Securities Act” means the Securities Act of 1933.

“Series 1 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event, with the rights and privileges as set forth in this LLC Agreement.

“Series 2 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event, with the rights and privileges as set forth in this LLC Agreement.

“Series 1 Vesting Event” means, with respect to each Series 1 RCU, (a) the occurrence of a VWAP 1 Vesting Event, (b) the occurrence of (i) a Continuing Member COC, with respect to any Series 1 RCU held by (x) a Continuing Member or (y) PubCo in respect of a share of Class B Common Stock held by any Person other than the Sponsor (or its Affiliates) or those certain independent directors of PubCo as of immediately prior to the date hereof who hold shares of Class B Common Stock or (ii) a Sponsor Change of Control, with respect to any Series 1 RCU held by PubCo in respect of a share of Class B Common Stock held by the Sponsor (or its Affiliates) or those certain independent directors of PubCo as of immediately prior to the date hereof who hold shares of Class B Common Stock, or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $13.50 per Common Unit (taking into account the conversion of each Series 1 RCU to a Common Unit); provided, however, that the reference to $13.50 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

“Series 2 Vesting Event” means, with respect to each Series 1 RCU, (a) the occurrence of a VWAP 2 Vesting Event, (b) the occurrence of a Continuing Member COC, or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $15.00 per Common Unit (taking into account the conversion of each Restricted Common Unit to a Common Unit); provided, however, that the reference to $15.00 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

“Specified Audit” is defined in Section 10.4(d).

“Sponsor” means CC Neuberger Principal Holdings I Sponsor, LLC, a Delaware limited liability company.

“Sponsor COC” means a Change of Control in which the acquiring Person or Persons in the relevant transaction or series of related transactions are not (a) the Sponsor or (b) an Affiliate of the Sponsor.

“Sponsor Representative” means the Sponsor, or such other Person, who is an affiliate of CC Capital or NBOKS and is identified as the replacement Sponsor Representative by the then existing Sponsor Representative, giving prior written notice to the Company and the Continuing Members.

“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Advances” is defined in Section 10.5(a).

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year); provided, however, that if a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

“Tax Distributions” is defined in Section 6.2.

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, and the Continuing Members.

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.

“Tier 1 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporation organized under the laws of the State of Delaware, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account the character of any income, gains, deductions, losses or credits, and the deductibility of state income taxes. The Tier 1 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Tier 2 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, NY, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, and the deductibility of state income taxes, and (b) available deductions under Code Section 199A, as applicable. The Tier 2 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Tier 1 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 1 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.

“Tier 2 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 2 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to take direct possession, as the holder of record, of any Units shall not be considered a “Transfer” for purposes of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Undertaking” is defined in Section 7.4(b).

“Units” means the Common Units, the Restricted Common Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.

“Vesting Event” means, with respect to each Series 1 RCU, a Series 1 Vesting Event and, with respect to each Series 2 RCU, a Series 2 Vesting event.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, with respect to measurement periods (or portions thereof) following the Effective Time, or the Class A Ordinary Shares, with respect to measurement periods (or portions thereof) prior to the Effective Time, on the New York Stock Exchange or such other principal United States securities exchange on which the shares of Class A Common Stock and/or the Class A Ordinary Shares, as applicable, are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock and/or the Class A Ordinary Shares, as applicable (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock and/or a Class A Ordinary Share, as applicable, on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock and/or Class A Ordinary Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Class A 5-Day VWAP or Class A 20-Day VWAP, as applicable, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

“VWAP 1 Vesting Event” means the first day on which the Class A 5-Day VWAP is equal to at least $13.50; provided, however, that the reference to $13.50 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

“VWAP 2 Vesting Event” means the first day on which the Class A 20-Day VWAP is equal to at least $15.00; provided, however, that the reference to $15.00 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

Section 1.2 Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a)            the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)            an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

(c)            all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d)            when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e)            whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)            “or” is not exclusive;

(g)            pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h)            references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and

(i)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

Section 2.3 Name. The name of the Company is “E2open Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or at such other place as the Managing Member may select from time to time. The name and address for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or such other qualified Person and address as the Managing Member may designate from time to time.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

ARTICLE III
CLOSING TRANSACTIONS

Section 3.1 Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement and for the consideration set forth in the Business Combination Agreement, as of the Effective Time, Company Merger Sub will merge with and into the Company, with the company continuing as the surviving entity and a Subsidiary of PubCo. Following the consummation of the transactions contemplated by the Business Combination Agreement, the total number of Common Units and Restricted Common Units held by the Continuing Members and PubCo as of the Effective Time is set forth next to each such Member’s name on Exhibit A hereto under the headings “Effective Time Common Units” and “Effective Time Restricted Common Units”. The number of shares of Class V Common Stock held by each Continuing Member shall equal the number of Common Units held by such Continuing Member.

ARTICLE IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions with Respect to Units.

(a)           Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units and Equity Securities as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(b)           Outstanding Units. Each Continuing Member previously was admitted as a Member and shall remain a Member of the Company at the Effective Time. Immediately after the Effective Time, the Units will comprise (i) a single class of Common Units and (ii) two classes of Restricted Common Units, comprising Series 1 RCUs and Series 2 RCUs. Except as otherwise provided in this LLC Agreement, each outstanding Common Unit shall be identical to each other Common Unit, each outstanding Series 1 RCU shall be identical to each other Series 1 RCU and each outstanding Series 2 RCU shall be identical to each other Series 2 RCU. The Managing Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Units, distributions or Tax Distributions.

(c)           Schedule of Members. The Company shall maintain a schedule, appended hereto as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding and held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time.

(d)           Restricted Common Units. Each Restricted Common Unit will be held in accordance with this LLC Agreement unless and until a Vesting Event occurs with respect to such Restricted Common Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Restricted Common Unit shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Company and the Managing Member) into an equal number of Common Units, with all rights and privileges of a Common Unit under this LLC Agreement from and after the Conversion Date. Notwithstanding anything to the contrary contained in this LLC Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) for the immediate conversion of any Restricted Common Unit into an equal number of Common Units, then the Conversion Date with respect to each such Restricted Common Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Restricted Common Unit. Each of the Continuing Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. On the Conversion Date with respect to any Restricted Common Unit held by a Continuing Member, PubCo shall issue, for each applicable Restricted Common Unit which has converted to a Common Unit under this LLC Agreement, one share of Class V Common Stock to such Continuing Member. For the avoidance of doubt, in the event of a subdivision or combination referred to in Section 4.1(i)(i) or Section 4(i)(ii), the number of shares of Class V Common Stock to which a Continuing Member shall be entitled upon vesting of its Restricted Common Units shall equal the number of Restricted Common Units held by the Continuing Members as a result of such subdivision or combination that have converted into Common Units. PubCo hereby agrees to reserve for issuance at all times an adequate number of shares of Class V Common Stock to permit the issuance of all Class V Common Stock assuming all of the Continuing Members’ Restricted Common Units vest under this LLC Agreement. To the extent that, on or before the tenth (10th) anniversary of the Effective Time, a Vesting Event has not occurred with respect to a Restricted Common Unit, and a Restricted Common Unit has not vested and converted into a Common Unit under this LLC Agreement, then immediately and without any further action under this LLC Agreement, on the date that is the tenth (10th) anniversary of the Effective Time, any such Restricted Common Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration; provided, that, with respect to the Restricted Common Units held by PubCo, if a share of Class B Common Stock to which a Restricted Common Unit relates is forfeited and canceled for no consideration prior to such tenth (10th) anniversary in accordance with the terms of issuance of such share of Class B Common Stock, such Restricted Common Unit shall also be canceled and extinguished for no consideration, such that, PubCo shall never hold more Restricted Common Units than the number of shares of Class B Common Stock outstanding at any time.

(e)           New PubCo Issuances.

(i)            Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class V Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security, subject to the second proviso in Section 7.8.

(ii)           Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii)          In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion, subject to the second proviso in Section 7.8.

(f)            PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities, subject to the second proviso in Section 7.8.

(g)           New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).

(h)           Repurchases and Redemptions.

(i)            Subject to Section 4.1(h)(ii), PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(ii)           In the event that a tender offer, share exchange offer, or take-over bid or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders, the holders of Common Units shall be permitted to participate in such PubCo Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer and not be effective if such PubCo Offer is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo shall use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence (and without limiting the ability of any Member holding Common Units to consummate an Exchange at any time pursuant to the terms of this Agreement), the Managing Member shall use its reasonable best efforts to ensure that such holders of Common Units may participate in such PubCo Offer without being required to Exchange their Common Units and cancel their shares of Class V Common Stock, as the case may be, (or, if so required, to ensure that any such Exchange and cancelation shall be effective only upon, and shall be conditional upon, the closing of the transactions contemplated by the PubCo Offer). For the avoidance of doubt, in no event shall the holders of Common Units be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit and share of Class V Common Stock, taken together, that is greater than or less than the consideration payable in respect of each share of Class A Common Stock in connection with such PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(iii)          The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(iv)          Notwithstanding the foregoing clauses (i) through (iii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(v)           For the avoidance of doubt, nothing set forth in this Section 4.1(h) shall apply to any redemption effected pursuant to Section 6.2(b) hereof.

(i)            Equity Subdivisions and Combinations.

(i)            The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.

(ii)           Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.

(j)            General Authority. For the avoidance of doubt, but subject to Sections 4.1(a), (d), (e), (g), (h) and (i) and Section 4.3, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or Restricted Common Units, as applicable, to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (ii) the number of Series 1 RCUs owned by PubCo, directly or indirectly, and the number of outstanding shares of Series B-1 Common Stock issued by PubCo, (iii) the number of Series 2 RCUs owned by PubCo, directly or indirectly, and the number of outstanding shares of Series B-2 Common Stock issued by PubCo, and (iv) the number of outstanding shares of Class V Common Stock held by any Person (other than PubCo) and the number of Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

Section 4.2 Capital Contributions. Except as otherwise set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

Section 4.3 Issuance of Additional Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units, and (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable as determined in good faith by the Managing Member. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Managing Member shall update the Company’s books and records and amend Exhibit A to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Managing Member is hereby authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

Section 4.4 Capital Accounts. A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). Upon the conversion of any Restricted Common Units into Common Units upon a Vesting Event, the parties intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company. In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

Section 4.5 Other Matters Regarding Capital Contributions.

(a)           The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)           No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or other provisions of this LLC Agreement.

(c)           A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

Section 4.6 Exchange of Common Units.

(a)           Exchange Procedures.

(i)            Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date (the “Lock-Up Period”), an Exchanging Member (together with its Affiliates, including other Continuing Members, and Permitted Transferees) (x) that is not Insight or any Affiliate or Permitted Transferee thereof shall be entitled to cause the Company to effect an Exchange up to one (1) time per calendar quarter collectively (and no more frequently), (y) that is Insight or any Affiliate or Permitted Transferee thereof shall be entitled to cause the Company to effect an Exchange up to two (2) times per calendar quarter collectively (and no more frequently), in each case with respect to a number of Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Piggyback Registration, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggyback Registration in accordance with Section 3.2 of the Investor Rights Agreement.

(ii)           Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Common Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Section 4.1 of the Investor Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.

(iii)          In the event the Managing Member does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice in accordance with the foregoing clause (ii)), the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Managing Member within two (2) Business Days of the occurrence of an Exchange Condition and in any event no later than one (1) Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”); provided that any such notice must specify the particular Exchange Condition giving rise to such election. The giving of any notice pursuant to clause (x) shall terminate all of the Exchanging Member’s, the Managing Member’s and Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.

(iv)          In the event of a Continuing Member COC, the Managing Member may elect, pursuant to a written notice given to the Members (other than PubCo) at least thirty (30) days prior to the consummation of a Continuing Member COC (a “COC Notice”), to require each such Member to effect an Exchange with respect to any portion of such Member’s Common Units (together with the surrender and cancellation of the corresponding number of outstanding shares of Class V Common Stock held by such Member), taking into account the conversion of such Member’s Restricted Common Units into Common Units as a result of any such Continuing Member COC (any such exchange, a “COC Exchange”) which shall be effective immediately prior to the consummation of the Continuing Member COC (but such Exchange shall be conditioned on the consummation of such Continuing Member COC, and shall not be effective if such Continuing Member COC is not consummated) (the “COC Exchange Date”). In connection with a COC Exchange, such Exchange shall be settled (including, if PubCo elects by delivery of a COC Notice, directly by PubCo) (x) with the Stock Exchange Payment with respect to the Common Units subject to the COC Exchange or (y) in cash or property, so long as in each case each such Member receives the identical consideration, on a per Unit basis, that the holder of a share of Class A Common Stock would receive in connection with such Continuing Member COC.

(v)            Restricted Common Units are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of a Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms hereof.

(vi)            For purposes of this Section 4.6 (and defined terms and provisions related thereto), all decisions, determinations, elections and other actions to be taken by the Managing Member or PubCo shall require the approval of the Disinterested Majority.

(b)           Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Common Units equal to the number of Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class V Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c)           Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d)           PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units and Restricted Common Units (other than those Common Units and Restricted Common Units held by PubCo or any Subsidiary of PubCo); provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

(e)            Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f)            PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice or COC Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice to the Exchanging Member no later than three (3) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Common Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

(g)           Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(h)           Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(i)            Tax Matters. In connection with any Exchange or COC Notice, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law). For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a sale by the Exchanging Member of the Exchanging Member’s Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member.

(j)            Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Common Units that the Exchanging Member is electing to Exchange and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Managing Member elects a Stock Exchange Payment, the Managing Member shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.

Section 4.7 Representations and Warranties of the Members. Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:

(a)           Organization; Authority.

(i)            To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

(ii)           It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b)           Non-Contravention.

(i)            Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(ii)           No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.

(c)           Due Inquiry.

(i)            It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(ii)           In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects;

(d)           Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

(e)           Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f)            Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a)           Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)           Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)           Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)           Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2 (d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)           Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)           Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g)           If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

(h)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)            Notwithstanding anything to the contrary contained in this LLC Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Restricted Common Units in determining Capital Accounts unless and until such Restricted Common Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Restricted Common Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including such Restricted Common Units that have been converted into Common Units) is equal in amount immediately after making such allocation, after taking into account the Distribution Catch-Up Payment, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

(j)            The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a)           Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)           In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) with respect to any such differences that exist at the Effective Time, the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) and (ii) with respect to any other such differences, any other permissible method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)           Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(d)           Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e)           If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(f)           Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Section 5.4 Other Allocation Rules.

(a)           The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)           The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c)           With regard to PubCo’s acquisition of the Pro Forma Buyer Common Units and Pro Forma Buyer Restricted Common Units, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Managing Member shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in its reasonable good faith discretion.

(d)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

Section 5.5 Restricted Common Units. The Parties intend that, for U.S. federal income tax purposes, (a) the Restricted Common Units received by the Continuing Members and by PubCo in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (b) no such Member be treated as having taxable income or gain as a result of such receipt of such Restricted Common Units or as a result of holding any such Restricted Common Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)) and the Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VI
DISTRIBUTIONS

Section 6.1 Distributions.

(a)           Distributions.

(i)            To the extent permitted by applicable Law, distributions to Members may be declared by the Managing Member out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(g), Section 6.2(b) or payments made in accordance with Section 7.4 or Section 7.8 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) in accordance with each Member’s percentage interest in the Company as of the close of business on such record date; provided, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this Section 6.1(a) and Section 6.2(a), insolvent means the inability of the Company to meet its payment obligations when due.

(ii)            Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(iii)            No Restricted Common Unit shall be entitled to receive any distributions pursuant to Section 6.1(a); provided, that, no later than five (5) Business Days following the Conversion Date with respect to a Restricted Common Unit, for each Restricted Common Unit for which the Vesting Event has occurred, the Company shall pay to the holder of such Restricted Common Unit an aggregate amount equal to the aggregate per Common Unit amount of distributions actually paid pursuant to Section 6.1(a) (but, for the avoidance of doubt, excluding any Tax Distributions) during the Distribution Catch-Up Period relevant to such Restricted Common Unit (and if any in-kind distribution was made during the Distribution Catch-Up Period, (which, for the avoidance of doubt, for purposes of this LLC Agreement, shall not include any transaction subject to Section 4.1(i) or 4.1(h) hereof) to the extent feasible (and not requiring any approval (including at PubCo) other than that of the Managing Member in its capacity as such) identical property, or if not feasible (or if requiring any such approval) an amount in cash equal to the greater of the per Common Unit Fair Market Value of such in-kind distribution (x) at the time such distribution was made and (y) at the time such Distribution Catch-Up Payment is made) (each such distribution, a “Distribution Catch-Up Payment”). To the extent that the Conversion Date in respect of a Restricted Common Unit occurs following the date that a distribution is declared under this Section 6.1(a), but on or before the date such distribution is paid, the amount distributable on each Unit in such distribution shall not be included in the Distribution Catch-Up Payment, and such holder of such Restricted Common Unit shall be entitled to receive such distribution when paid to the holders of Common Units, assuming such holder continues to hold a Common Unit on the record date with respect to such distribution.

(b)            Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tier 1 Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)            Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value; provided that none of the following shall be a distribution for purposes of this LLC Agreement: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions.

(a)            Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tier 1 Tax Amount per Common Unit receives an amount equal to such Member’s Tier 1 Tax Amount; provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a))), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent (as defined in Section 6.1(a)), and (B) the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period (including as a result of conversion of any Restricted Common Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.

(b)            In addition to the foregoing, with respect any Tax Distribution Date, to the extent the Tier 2 Tax Amount with respect to any Member exceeds the Tier 1 Tax Amount with respect to such Member (such excess, the “Available Amount”), then to the extent such Member provides written notice to the Company at least ten (10) days prior to such Tax Distribution Date (a “Tax Distribution Request”) and subject to the Liquidity Limitations, the Managing Member shall cause the Company, from Cash Available for Tax Distributions, to increase distributions of cash to such Member on such Tax Distribution Date up to an amount equal to the lesser of (i) the amount specified on the applicable Tax Distribution Request and (ii) the Available Amount with respect to such Member for such Tax Distribution Date (the amount of cash so distributed, the “Excess Tax Distribution Amount”), in complete redemption of a number of Common Units held by such Member equal to (x) the Excess Tax Distribution Amount divided by (y) a price per Common Unit as of the applicable Tax Distribution Date determined in accordance with the principles set forth in the definition of “Cash Exchange Payment” (the “Price Per Common Unit”). Notwithstanding anything to the contrary herein, no Member shall be entitled to receive any cash distribution pursuant to this Section 6.2(b) in excess of the aggregate Price Per Common Unit with respect to all Common Units held by such Member as of immediately prior to such distribution (and in such case, in connection with the redemption of all such Common Units). In connection with any redemption of Common Units pursuant to this Section 6.2(b), (A) the applicable Member shall (I) transfer and surrender the applicable number of Common Units to the Company, free and clear of all liens and encumbrances and (II) surrender the corresponding number of outstanding shares of Class V Common Stock held by such Member, (B) the Company shall cancel the redeemed Common Units and (C) PubCo shall cancel the surrendered shares of Class V Common Stock, in each case for no consideration other than the Excess Tax Distribution Amount.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

ARTICLE VII
MANAGEMENT

Section 7.1 Managing Member Rights; Member and Officer Duties.

(a)            PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Nothing set forth in this LLC Agreement shall reduce or restrict the rights set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

(b)            Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.

(c)            In connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation. To the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this Agreement (if any), to the fullest extent permitted by Law. The limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member and any Person who acquires Units.

Section 7.2 Role of Officers.

(a)            The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)            The Officers of the Company as of the Effective Time are set forth on Exhibit C attached hereto.

(c)            The Managing Member shall appoint a Chief Executive Officer who will be responsible for the general and active management of the business of the Company and its Subsidiaries. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this LLC Agreement and as may be prescribed by the Managing Member, and will have such other powers and duties as may be reasonably prescribed by the Managing Member or set forth in this LLC Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof is delegated by the Managing Member to some other Officer or agent of the Company.

(d)            Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include, in addition to the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member.

(e)            Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)            one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)            any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4 Indemnification.

(a)            Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

(b)            Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c)            Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(d)            Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e)            Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f)            Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g)            No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h)            Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

Section 7.5 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this LLC Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.

Section 7.6 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each Common Unit (together with the surrender and delivery of one (1) share of Class V Common Stock) is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one (1) share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.

Section 7.7 Transactions between Company and Managing Member. The Managing Member may cause the Company to contract and deal with the Managing Member, or any Affiliate of the Managing Member; provided such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members or are otherwise approved by the Disinterested Majority.

Section 7.8 Certain Costs and Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) upon the good faith determination of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in good faith that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear such expenses of the Managing Member, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations owed by PubCo or the cost of any Tax Benefit Payment (as defined in the Tax Receivable Agreement) or any amounts owed by PubCo under the Tax Receivable Agreement; provided, further, that in the event any cost or expense incurred by the Managing Member is paid by the Managing Member from the gross proceeds received by PubCo in connection with an offering, issuance, exercise or conversion of Equity Securities or Debt Securities and only the net amount of such proceeds is contributed to the Company, such costs or expenses shall not be reimbursed under this Section 7.8.

ARTICLE VIII
ROLE OF MEMBERS

Section 8.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.

Section 8.2 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative, or, in the case of Insight or an Affiliate thereof, the Continuing Member Representative.

Section 8.3 Investment Opportunities.

(a)            To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than PubCo in its capacity as the Managing Member, the Managing Member (if not PubCo) and Members who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), (c) the Sponsor (or any of its members or Affiliates), each Continuing Member or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.3. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.3 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company.

(b)            In furtherance of the foregoing, to the fullest extent permitted by applicable Law, neither Insight, CC Capital, NBOKS nor any of their respective Affiliates (other than PubCo) (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any claim arising out of, or based upon, (i) the investment by any Covered Person in any entity competitive with the Company or any of its Subsidiaries, or (ii) actions taken by any Covered Person to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or its Subsidiaries; provided that such Covered Person complies with any fiduciary relationship or duties owed to PubCo, the Company or its Subsidiaries in such Covered Person’s capacity as an officer or director of PubCo, the Company or any of its Subsidiaries. For the avoidance of doubt, none of the Continuing Member Representative or any Affiliate thereof (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) will be deemed to have any fiduciary relationship or duties to the other Continuing Members by virtue of its ownership of Units.

(c)            No amendment or repeal of this Section 8.3 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party or any Covered Person for or with respect to any opportunities of which any such Person becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.3. Neither the amendment or repeal of this Section 8.3, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.3, shall eliminate or reduce the effect of this Section 8.3 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 8.3, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party or any Covered Person in a manner consistent with this Section 8.3 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

ARTICLE IX
TRANSFERS OF UNITS

Section 9.1 Restrictions on Transfer.

(a)            No Member shall Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(b). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. Subject to the restrictions set forth herein, (i) no shares of Class V Common Stock may be Transferred by a Member unless an equal number of Common Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)), and (ii) no Common Units may be Transferred by a Member holding Class V Common Stock unless an equal number of shares of Class V Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)).

(b)            The restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, or (iii) by a Member to any of such Member’s Permitted Transferees; provided, however, if a Transfer pursuant to clause (iii) would result in a Change of Control, such Member must provide the Managing Member with written notice of such Transfer at least sixty (60) calendar days prior to the consummation of such Transfer; provided further, that the restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Common Units by a Continuing Member, such Transferring Member shall be required to Transfer an equal number of shares of Class V Common Stock corresponding to the number of such Member’s Common Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(c).

(c)            In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state securities Laws, and no registration statement covering such securities is then in effect; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(c) shall be null and void and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company and the other Members of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the Transferring Member that such Transfer was made in accordance with applicable securities Laws.

Section 9.3 Transferee Members. A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit D, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF E2OPEN HOLDINGS, LLC, DATED AS OF [●], 202[●], AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

ARTICLE X
ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections. The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)            to adopt the accrual method of accounting for U.S. federal income tax purposes;

(ii)           to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iii)          except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.

Section 10.3 Tax Returns; Information.

(a)            The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than forty-five (45) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(b)            In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

Section 10.4 Company Representative.

(a)            PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

(b)            Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the Internal Revenue Service or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.

(c)            The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d)            Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members (or their owners), other than any Audit that is the subject of Section 10.1(i) of the Business Combination Agreement to the extent that such Audit is governed by such provisions of the Business Combination Agreement (any such Audit that is not the subject of Section 10.1(i) of the Business Combination Agreement, a “Specified Audit”). The Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Specified Audit and (ii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after the Continuing Members Transfer any or all of such Units.

(e)            If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).

(f)            Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(g)            Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo or the Continuing Members to file any amended tax return.

(h)            Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Section 10.1 of the Business Combination Agreement and this LLC Agreement, Section 10.1 of the Business Combination Agreement shall control. The Company, the Company Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 10.1 of the Business Combination Agreement, including that with respect to any Audit of the Company or any of its Subsidiaries for any taxable period ending before or including the date of the Effective Time and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws.

(i)            This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.5 Withholding Tax Payments and Obligations.

(a)            If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so; provided, the Company and Managing Member shall use commercially reasonable efforts to cooperate in good faith with the Continuing Member Representative to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to any Continuing Member. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.

(b)            This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI
DISSOLUTION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)            the sale of all or substantially all of the assets of the Company;

(b)            the determination of the Managing Member, with the consent of the Continuing Member Representative for so long as the Continuing Members hold Common Units;

(c)            the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

(d)            the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, (x) for so long as the Continuing Members hold Common Units, the Continuing Member Representative and (y) holders of at least seventy-five percent (75%) of the Units of such class consent in writing to a treatment other than as described above; provided that unless and until a Vesting Event has occurred with respect to the Restricted Common Units (including a Vesting Event as a result of such Liquidating Event), and in which case the Restricted Common Units shall not have any economic rights under this LLC Agreement.

Section 11.2 Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 11.3 Procedure.

(a)           In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members holding Common Units) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)           Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)            First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(ii)            Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

(iii)            Third, the balance to the Members in accordance with Section 6.1(a).

(c)           Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)           Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(e)           Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulation Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

Section 11.4 Rights of Members.

(a)            Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)            Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except with respect to the Distribution Catch-Up Payment as provided in Section 6.1(a). The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII
GENERAL

Section 12.1 Amendments; Waivers.

(a)            Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Common Units; provided, further, that no amendment to this LLC Agreement may (w) disproportionately and adversely affect a Member or remove a right or privilege granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); or (x) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member; or (y) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; or (z) modify the requirement that any action, election, decision or determination that is required to be approved or made by the Disinterested Majority (including in respect of Section 4.6) be so approved or made by the Disinterested Majority, without the prior written approval of the Disinterested Majority serving on the Board at such time as such modification is proposed to be made.

(b)            Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

Section 12.3 Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

Section 12.4 Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Investor Rights Agreement, the Tax Receivable Agreement and all other Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this LLC Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this LLC Agreement, and the performance of the obligations imposed by this LLC Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this LLC Agreement in any other courts. Nothing in this Section 12.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 12.7 Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

Section 12.8 Counterparts; Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 12.9 Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company or the Managing Member:

E2open Parent Holdings, Inc.
c/o E2open, LLC

9600 Great Hills Trail, Suite 300E

Austin, TX 78759

Attention: Michael Farlekas

Laura Fese

Email: Michael.Farlekas@e2open.com

Laura.Fese@e2open.com

and

E2open Holdings, LLC
c/o E2open, LLC

9600 Great Hills Trail, Suite 300E

Austin, TX 78759

Attention: Michael Farlekas

Laura Fese

Email: Michael.Farlekas@e2open.com

Laura.Fese@e2open.com

with a copy (which shall not constitute notice) to:

[________]
[________]
[________]
Attention:         [________]

Email:                 [________]

If to any Continuing Member, to the address for such Continuing Member set forth on Exhibit A.

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:     Morgan D. Elwyn

Robert A. Rizzo

Claire E. James

Email:      melwyn@willkie.com

rrizzo@willkie.com

cejames@willkie.com

Section 12.10 Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

Section 12.11 Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.12 Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

Section 12.13 No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

Section 12.14 Confidentiality. Except as required by applicable Law, each Member (other than the Managing Member) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Managing Member, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided, however, that (i) each Member may disclose Confidential Information to such Member’s Affiliates, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of its Affiliates, attorneys, accountants, consultants or other advisors of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Managing Member in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided, however, that no Confidential Information is used or disclosed in connection with such activities.

Section 12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this LLC Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Third Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

E2OPEN HOLDINGS, LLC

By:
Name:
Title:

MANAGING MEMBER:

E2OPEN PARENT HOLDINGS, INC.

By:
Name:
Title:

MEMBERS:

Insight E2open Aggregator, LLC

By:
Name:
Title:

[_________________]

By:
Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of E2open Holdings, LLC

EXHIBIT A

Capitalization

See attached.

EXHIBIT B

Exchange Notice

See attached.

EXHIBIT C

Officers

See attached.

EXHIBIT D

Form of Joinder

See attached.

EXHIBIT B

FORM OF TAX RECEIVABLE AGREEMENT

(see attached)

Exhibit B to Business Combination Agreement

Exhibit B

TAX RECEIVABLE AGREEMENT

among

E2OPEN PARENT HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 202[●]

- i -

Section 7.12	Confidentiality	29
Section 7.13	TRA Party Representative	30

- ii -

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 202[●], among E2open Parent Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), E2open Holdings, LLC, a Delaware limited liability company (“OpCo”), the TRA Parties, the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Common Units (including Restricted Common Units) in OpCo, which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, the Corporate Taxpayer, OpCo, Sonar Company Merger Sub, LLC, a Delaware limited liability company (“OpCo Merger Sub”), the Blocker Merger Subs, the Blockers and the other parties thereto entered into that certain Business Combination Agreement, dated as of October 14, 2020 (the “Business Combination Agreement”), pursuant to which, among other things (a) a Blocker Merger Sub merged with and into each Blocker, with the applicable Blocker surviving, (b) each surviving Blocker subsequently merged with and into the Corporate Taxpayer, with the Corporate Taxpayer surviving each such merger, and (c) OpCo Merger Sub merged with and into OpCo, with OpCo surviving as a subsidiary of the Corporate Taxpayer (the “Purchase”);

WHEREAS, prior to the consummation of the Purchase, each Blocker was taxable as a corporation for United States federal income Tax purposes;

WHEREAS, following the Purchase, the Corporate Taxpayer is the sole managing member of OpCo and holds Common Units;

WHEREAS, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, each Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Class V Common Stock of the Corporate Taxpayer, for one (1) share of Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the LLC Agreement;

WHEREAS, as a result of the Closing and future Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Basis Adjustments; (ii) Blocker NOLs; and (iii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1      Definitions.

As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule (including interest imposed in respect thereof under applicable law), and (ii) the product of (A) the actual amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule and (B) the Blended Rate for such Taxable Year.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, including any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Ancillary Agreements” has the meaning set forth in the Business Combination Agreement.

2

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i)            any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Purchase Basis Adjustments relating to the Units Purchased from such TRA Party;

(ii)            any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Member and are Attributable to each Exchanging Member in an amount equal to the total Exchange Basis Adjustments relating to such Common Units Exchanged by such Exchanging Member;

(iii)            any Blocker NOLs shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Blocker NOLs relating to the Blocker Stock acquired (via merger) from such TRA Party; and

(iv)            any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Rejection” has the meaning set forth in Section 4.1(c)(i).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year.  As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., the sum of (a) 6.5% multiplied by 55%, plus (b) 5.5% multiplied by 45%).

“Blocker” means any of (i) Insight (Cayman) IX Eagle Blocker, LLC; (ii) Insight (Delaware) IX Eagle Blocker, LLC; (iii) Insight GBCF (Cayman) Eagle Blocker, LLC; (iv) Insight GBCF (Delaware) Eagle Blocker, LLC; (v) Elliott Eagle JV LLC; and (vi) PDI III E2open Blocker Corp.

“Blocker Merger Sub” means any of (i) Sonar Merger Sub I, LLC, (ii) Sonar Merger Sub II, LLC, (iii) Sonar Merger Sub III, LLC, (iv) Sonar Merger Sub IV, LLC, (v) Sonar Merger Sub V, LLC, and (vi) Sonar Merger Sub VI, LLC.

3

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of any Blocker relating to taxable periods ending on or prior to the Closing Date.

“Blocker Stock” means, with respect to any Blocker, the membership interests or stock of such Blocker, as applicable, outstanding immediately prior to the Purchase.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Breach Notice” has the meaning set forth in Section 4.1(c).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the LLC Agreement.

“Change of Control” means a “Continuing Member COC” as defined in the LLC Agreement.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Unit” has the meaning set forth in the LLC Agreement.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

4

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means (a) in respect of Tax Benefit Payments resulting solely from the application of clause (6) of the Valuation Assumptions, a per annum rate of LIBOR plus 200 basis points and (b) in respect of all Tax Benefit Payments not described in the foregoing clause (a), a per annum rate of LIBOR plus 350 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the LLC Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the LLC Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Member” has the meaning set forth in the LLC Agreement.

“Expert” has the meaning set forth in Section 7.9.

5

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and (ii) the product of (A) the hypothetical amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and (B) the Blended Rate for such Taxable Year, in each case determined using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return (taking into account any modifications required by an applicable Determination or Amended Schedule), but (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules, including amendments thereto for such Taxable Year; (b) without taking into account any Blocker NOLs; and (c)  excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned or delayed, establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by the Corporate Taxpayer. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer and OpCo, as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

6

“Liquidity Exceptions” has the meaning set forth in Section 4.1(c).

“LLC Agreement” means the Third Amended and Restated Operating Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Mandatory Assignment” has the meaning set forth in Section 7.6(c).

“Market Value” means, with respect to a Common Unit (a) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (b) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“National Securities Exchange” has the meaning set forth in the LLC Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Payment Default” has the meaning set forth in Section 4.1(c).

“Objection Notice” has the meaning set forth in Section 2.3(a).

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“OpCo” has the meaning set forth in the Preamble.

“OpCo Merger Sub” has the meaning set forth in the Recitals.

“Payment Default” has the meaning set forth in Section 4.1(c).

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of United States state and local Tax laws, as a result of (a) the Purchase and (b) the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit, unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment, unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Restricted Common Units” has the meaning set forth in the LLC Agreement.

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“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the LLC Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the LLC Agreement.

“Stock Value” means, on any date, (a) if the Class A Common Stock trades on a National Securities Exchange (as defined in the LLC Agreement) or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day (as used in this definition, as defined in the LLC Agreement), the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the LLC Agreement) on such date of one (1) share of Class A Common Stock that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including franchise taxes that are based on or measured with respect to net income or profits), and any interest related to such Tax.

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“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” means the parties set forth on Schedule A hereto.1

“TRA Party Representative” means, initially, Insight E2open Aggregator, LLC, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Common Units for shares of Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the LLC Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including deductions and other Tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (2) any Blocker NOLs and loss carryovers generated by deductions arising from any Tax Attributes, which Blocker NOLs and/or loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such Blocker NOLs and/or loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (3) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (4) except as described in clause (5) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (i) the fifteenth (15th) anniversary of the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments) or (ii) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (5) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income Tax purposes will never be disposed of, and (6) if, on the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed Exchanged for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be transferred if the Exchange occurred on the Early Termination Date.

1 Schedule A to include all Company Unitholders and Blocker Owners.

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Article II

DETERMINATION OF CERTAIN REALIZED Tax BENEFIT

Section 2.1     Basis Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange made during such Taxable Year, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of such Exchanges effected by such TRA Party in such Taxable Year, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, (iv) the Blocker NOLs Attributable to such TRA Party for the Taxable Year of the Closing, and (v) the period (or periods) over which such Basis Adjustments in the Reference Assets are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement, as well as the procedures set forth in Section 2.3(b), if applicable, shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

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Section 2.2     Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this TRA Agreement, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) the payments made pursuant to this TRA Agreement in respect of (i)  the Purchase and (ii) Blocker NOLs (in each case, to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties for the conversion of Company Units or Blocker Stock (as defined in the Business Combination Agreement) contemplated by Sections 3.1(a) and (c) of the Business Combination Agreement at the Closing that has the effect of, in the case of the Common Units, creating additional Purchase Basis Adjustments and the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable Exchanging Member for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case, to the Reference Assets for the Corporate Taxpayer in the Taxable Year of payment, (B) as a result, such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law, and (D) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for U.S. federal income Taxes and such U.S. federal taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Section 10.4 and Section 10.5 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).

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Section 2.3     Procedures, Amendments.

(a)            Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, and (y)  allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives of the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have been given the applicable Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days from such date gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). If applicable, the Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

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Section 2.4     Section 754 Election.

For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, the Corporate Taxpayer, in its capacity as the sole managing member of OpCo, shall (i) ensure that OpCo will, and (ii) ensure that each of OpCo’s direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will, in each case, have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

Article III

TAX BENEFIT PAYMENTS

Section 3.1     Payments.

(a)            Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

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(b)            A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2     No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement, including that the aggregate Tax Benefit Payments (excluding payments attributable to Interest Amounts) for any Taxable Year shall not exceed the Net Tax Benefit for such Taxable Year. For purposes of this TRA Agreement, no Tax Benefit Payment shall be based on estimated Tax payments, including United States federal estimated income Tax payments. The provisions of this TRA Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3     Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4     Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5     Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and, for the avoidance of doubt, such TRA Party shall not be entitled to any additional payments (including any additional payments attributable to Interest Amounts) under this TRA Agreement in respect of such foregone amounts. For clarity, the operation of this Section 3.5 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this TRA Agreement.

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Section 3.6     Offset. To the extent OpCo or any of its Subsidiaries incurs any liability (including reasonable costs and expenses, including advisor fees, incurred with respect thereto) (to the extent not reflected in Closing Company Indebtedness (as defined in the Business Combination Agreement)) payable after the Closing Date relating to any of the matters described in Exhibit B hereto (an “Offset Liability”), then the Corporate Taxpayer shall promptly deliver, or cause OpCo to deliver, a written notice to the TRA Party Representative setting forth in reasonable detail the amount of such Offset Liability and reasonable supporting documentation (which shall be final and binding on the parties hereto absent manifest error), and no TRA Party shall be entitled to receive further payments under Section 3.1(a) until TRA Parties have collectively foregone (proportionately among the TRA Parties then entitled to receive payments hereunder in accordance with the payments to which each such TRA Party would have otherwise been entitled) an aggregate amount of payments equal to the amount of such Offset Liability. To the extent any payments are foregone pursuant to the immediately preceding sentence, such foregone payments shall be treated for all purposes of this TRA Agreement as having been paid to the TRA Parties to which such payments would have otherwise been made (absent the application of the immediately preceding sentence), and, for the avoidance of doubt, no TRA Party shall be entitled to any additional payments (including any additional payments attributable to Interest Amounts) under this TRA Agreement in respect of such foregone amounts; provided, however, that such foregone payments shall not be treated as having been made to the TRA Parties for income tax purposes.

Article IV

TERMINATION

Section 4.1     Early Termination of Agreement; Breach of Agreement.

(a)            Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the entire Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective entire Early Termination Payment and payments described in the next sentence, if any, and provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid in its entirety. Upon payment of the entire Early Termination Payment by the Corporate Taxpayer to all of the TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this TRA Agreement, other than with respect to any (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment in full of all amounts to all TRA Parties, to the extent applicable and without duplication, described in this Section 4.1(a), this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer has made all of the required Early Termination Payments described herein, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

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(b)            Acceleration Upon Change of Control. In the event of a Change of Control, the Corporate Taxpayer shall provide at least 20 days’ prior written notice of such Change of Control to the TRA Parties, and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c)            Acceleration Upon Material Breach of TRA Agreement.

(i)            In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of (1) a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute) (a “Payment Default”) or (2) any material breach of any of its material obligations under this TRA Agreement (other than a Payment Default) (a “Non-Payment Default”), which failure or breach, (A) in the case of a Payment Default, continues without payment in full until the date that is thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Payment Default from the TRA Party Representative following such Payment Default, or (B) in the case of a Non-Payment Default, continues without cure for a period of thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Non-Payment Default from the TRA Party Representative following such Non-Payment Default (such written notice delivered under clause (A) or (B), a “Breach Notice”), except in each case to the extent otherwise set forth in Section 4.1(c)(iii) or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws (such rejection, a “Bankruptcy Rejection”), then, the unpaid payment obligations as calculated in accordance with Section 4.1(c)(ii) shall (I) in the case of a Payment Default, automatically accelerate and become immediately due and payable upon expiration of the applicable period in clause (A) above (but, for the avoidance of doubt, no such acceleration shall occur earlier than thirty (30) calendar days following receipt by the Corporate Taxpayer of a Breach Notice with respect to such Payment Default, and receipt of a Breach Notice shall be a condition precedent to any such acceleration), or (II) in the case of a Non-Payment Default, accelerate and become immediately due and payable upon written notice of acceleration from the TRA Party Representative to the Corporate Taxpayer at any time after the expiration of the applicable period in clause (B) above (provided that in the case of any Bankruptcy Rejection, such acceleration shall be automatic without any such written notice, unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive).

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(ii)            The unpaid payment obligations specified in Section 4.1(c)(i) shall be calculated as if an Early Termination Notice had been delivered on the date of such Breach Notice (or, in the case of any Bankruptcy Rejection, on the date of such Bankruptcy Rejection) and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Breach Notice or such Bankruptcy Rejection, as applicable; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Breach Notice or such Bankruptcy Rejection, as applicable (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Breach Notice or such Bankruptcy Rejection, as applicable (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration described in this Section 4.1(c), any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Breach Notice” or “date of a Bankruptcy Rejection,” as applicable, for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(c), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this TRA Agreement and such breach is not a material breach of a material obligation under this TRA Agreement, a TRA Party shall still be entitled to enforce all of its rights otherwise available under this TRA Agreement, but shall not be entitled to an acceleration of amounts payable under this Section 4.1(c).

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(iii)            Notwithstanding anything in this TRA Agreement to the contrary, except in the case of an Early Termination Payment or any payment made in connection with a Change of Control, it shall not be a Payment Default or Non-Payment Default (and no Breach Notice may be delivered) under this TRA Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this TRA Agreement (other than an Early Termination Payment or any payment made in connection with a Change of Control) to the extent that the Corporate Taxpayer (w) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (x) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (w) and (x) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that the Liquidity Exceptions do not apply; provided, further, however, that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any such Tax Benefit Payment is due and payable and remains unpaid more than thirty (30) days following the relevant Final Payment Date, then the Liquidity Exceptions shall no longer apply and a Breach Notice may be immediately delivered.

(d)            Any Tax Attributes attributable to the Closing or to Exchanges (or deemed Exchanges) with respect to which a payment has been made under Section 4.1(a) or Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payments, and in such case, this TRA Agreement shall have no further application to such payments.

Section 4.2     Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

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Section 4.3     Payment upon Early Termination.

(a)            Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the entire Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)            “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount, unless such amount was previously due and owing hereunder and not previously paid) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an entire Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

Article V

SUBORDINATION AND LATE PAYMENTS

Section 5.1     Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money (whether secured or unsecured, senior or subordinated and/or however evidenced, including by bonds, notes or other debt instruments) of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall use reasonable best efforts to ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

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Section 5.2     Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (in place of the Agreed Rate, if applicable) commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable until the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1     Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to materially affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer, OpCo and its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo (and its Subsidiaries) shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or the Business Combination Agreement.

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Section 6.2     Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule, or Amended Schedule, provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties, unless otherwise required by applicable law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to use commercially reasonable efforts to) (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) defend the Tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3     Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3.

Article VII

MISCELLANEOUS

Section 7.1     Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

Section 7.2     Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

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Section 7.3     Entire Agreement; No Third Party Beneficiaries. This TRA Agreement, the Business Combination Agreement and the Ancillary Agreements, together with all Exhibits and Schedules to this TRA Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4     Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5     Severability. If any provision of this TRA Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6     Successors; Assignment; Amendments; Waivers.

(a)            No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the TRA Disinterested Majority (not to be unreasonably withheld, conditioned or delayed), except that, (i) to the extent that a TRA Party Transfers Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the LLC Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board or TRA Disinterested Majority, to the Transferee of such Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Units, and (ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons so long as any such Person, in connection with such assignment, executes and delivers an acknowledgement that such Person shall have no rights under this Agreement other than the right to enforce such Person’s right to receive payments under this Agreement. As a condition to any such assignment, each Transferee approved by the TRA Disinterested Majority or Permitted Transferee, as applicable, and the Corporate Taxpayer shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Units its rights and obligations under this TRA Agreement with respect to such Transferred Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

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(b)            No provision of this TRA Agreement may be amended, unless such amendment is approved in writing by each of the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Parties who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)            All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7     Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

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Section 7.8     Waiver of Jury Trial; Jurisdiction.

(a)            EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b)            Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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Section 7.9     Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to Sections 2.3, 4.1 and 4.2 within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, BDO USA, LLP, Grant Thornton LLP, Alvarez & Marsal, or RSM US LLP, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement, any Affiliate of any such parties, or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Party Representative (on behalf of the TRA Parties), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

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Section 7.10     Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other Tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the TRA Party Representative prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this TRA Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

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Section 7.11         Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this TRA Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes.

(c)            If OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction in which income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(c) and Section 7.11(e) below shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer, the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments.

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(d)            If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this TRA Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments pursuant to this Section 7.11(d), then the initial obligor is relieved of the obligation assumed.

(e)            Except as otherwise set forth in Section 7.11(d), if the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this TRA Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12        Confidentiality.

(a)            Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) or is generally known and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

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(b)            If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c)            In no event shall this Section 7.12 limit any obligation of any party under the LLC Agreement or the Business Combination Agreement.

Section 7.13        TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Page Follows]

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E2OPEN HOLDINGS, LLC

By:
Name:
Title:

E2OPEN PARENT HOLDINGS, INC.

By:
Name:
Title:

[TRA PARTY REPRESENTATIVE]

By:
Name:
Title:

TRA PARTIES:

[________________]

By:
Name:
Title:

EXHIBIT A

EXHIBIT B

OFFSET LIABILITIES

1.	Any cash tax liability with respect to any tax period (or portion thereof) ending on or before the Closing Date attributable to a tax contest, audit, proceeding or challenge, to the extent attributable to or with respect to transfer pricing or similar policies, practices or procedures of or with respect to any subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes (each, a “Corporate Subsidiary”), including (i) any adjustment under Section 482 of the Code, with respect to any period (or portion thereof) ending on or prior to the Closing Date and (ii) any deemed dividend, distribution or other transfer of property by any Corporate Subsidiary to OpCo and its subsidiaries that is deemed to have occurred on or prior to the Closing Date.

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

(see attached)

Exhibit C to Business Combination Agreement

INVESTOR RIGHTS AGREEMENT1

Final Form

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”), dated as of [●], 202[●] (the “Effective Date”), is made by and among (i) E2open Parent Holdings, Inc., a Delaware corporation and successor to CC Neuberger Principal Holdings I, a Cayman Islands exempted company (including any of its successors or assigns, “PubCo”); (ii) (A) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“GBCF Cayman”), (B) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Cayman Islands exempted limited partnership (“GBCF Delaware”), (C) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman”) and (D) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (together with GBCF Cayman, GBCF Delaware, and IVP Cayman, the “IVP Blocked Equityholders”); (iii) [(A) [______], a [_____] and (B) [_____], a [_____]] (the “Elliott Equityholders”, and collectively with the IVP Blocked Equityholders, the “Blocked Equityholders”); (iv) Insight E2open Aggregator, LLC (“IVP Aggregator”, together with the IVP Blocked Equityholders, the “IVP Equityholders”, and together with the Blocked Equityholders, the “Equityholders”); (v) CC Neuberger Principal Holdings I Sponsor LLC, a Delaware limited liability company (the “Sponsor”); (vi) CC NB Sponsor 1 Holdings LLC, a Delaware limited liability company (“CC Capital”); (vii) Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company (“NBOKS” and, together with CC Capital, the “Founder Holders”); and (viii) Eva F. Huston and Keith W. Abell (each, a “CCNB1 Independent Director” and, together, the “CCNB1 Independent Directors”). Each of PubCo, each Equityholder, the Sponsor, each Founder Holder and each CCNB1 Independent Director may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of October 14, 2020 (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), by and among PubCo, the Blocker Merger Subs (as defined in the BCA), each wholly owned subsidiaries of PubCo, the Company Merger Sub (as defined in the BCA), a wholly owned subsidiary of PubCo, the Blockers (as defined in the BCA), E2open Holdings, LLC (formerly known as Eagle Parent Holdings, LLC), a Delaware limited liability company (the “Operating Company”), and the other parties thereto, in connection with the business combination of PubCo and the Operating Company (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, pursuant to the BCA, at the Closing, among other things (i) the Company Merger Sub will merge with and into the Operating Company and the Operating Company will become a subsidiary of PubCo whereby PubCo will acquire a certain number of common units in the Operating Company (“Common Units”) and (ii) (A) the holders of Equity Securities of the Operating Company (including IVP Aggregator but excluding the Blockers) immediately prior to the Effective Time (as defined in the BCA), will each receive (1) a certain number of Common Units and the same number of shares of Class V Common Stock and (2) a certain number of unvested performance-based restricted Common Units (“Restricted Common Units”), and (B) the equityholders of the Blockers (including the Blocked Equityholders), immediately prior to the Effective Time (as defined in the BCA), will each receive (1) a certain number of shares of Class A Common Stock and (2) a certain number of shares of Class B Common Stock, in each case in accordance with the terms of the BCA;

1 Schedule A to include all Company Unitholders and Blocker Owners.

WHEREAS, upon the consummation of the Business Combination, PubCo and the other persons holding Common Units and Restricted Common Units, including IVP Aggregator, entered into that certain third amended and restated operating agreement of the Operating Company (as it may be further amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, upon satisfaction of the conditions set forth in the LLC Agreement, (i) the Restricted Common Units will vest and become Common Units and (ii) PubCo will issue to the holders of such Common Units an additional number of shares of Class V Common Stock such that each such holder holds the same number of Common Units and shares of Class V Common Stock, and upon satisfaction of the conditions set forth in the Certificate of Incorporation, the shares of Class B Common Stock will convert automatically into shares of Class A Common Stock of PubCo;

WHEREAS, each of the Equityholders holding Common Units has the right to exchange such Common Units, along with the cancelation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the terms and conditions of the LLC Agreement;

WHEREAS, PubCo, the Sponsor and the CCNB1 Independent Directors entered into that certain Registration and Shareholder Rights Agreement, dated as of April 28, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, PubCo, the Sponsor and the CCNB1 Independent Directors desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. As used in this Agreement, the following terms shall have the following meanings:

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“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide, material business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, a Transfer with respect to any Equity Securities shall, for purposes of this Agreement, means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

“Blocked Equityholder” has the meaning set forth in the Preamble.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“CC Capital” has the meaning set forth in the Preamble.

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“CCNB1” means CC Neuberger Principal Holdings I, a Cayman Islands exempted company.

“CCNB1 Independent Directors” has the meaning set forth in the Preamble.

“CEO Director” has the meaning set forth in Section 3.1(a).

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class B common stock or into which the Class B common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class V common stock or into which the Class V common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Common Stock” means shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock.

“Common Units” has the meaning set forth in the Recitals.

“Company Units” means the Common Units and the Restricted Common Units.

“Confidential Information” has the meaning set forth in Section 3.3.

“Demanding Holders” has the meaning set forth in Section 4.1(c).

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“E2open” means E2open, LLC, a Delaware limited liability company.

“Economic Interests” mean (a) for the IVP Equityholders, (i) Common Units, plus any Common Units issued upon the conversion of Restricted Common Units pursuant to clause (y) below and (ii) shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below, in each case owned by the IVP Equityholders or their Permitted Transferees, (b) for the Elliott Equityholders, shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below, in each case owned by the Elliott Equityholders or their Permitted Transferees, (c) for the Sponsor, [●] shares of Class A Common Stock2, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below owned by the Sponsor or its Permitted Transferees, and (d) for CC Capital, [●] shares of Class A Common Stock3, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below owned by CC Capital or its Permitted Transferees, in the case of clauses (a), (b), (c) and (d), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like. For purposes of computing the percentage of Economic Interests held by the IVP Equityholders in clause (a),the Elliott Equityholders in clause (b), the Sponsor in clause (c) and CC Capital in clause (d) in Section 3.1 and Section 6.4(b), in each case, Restricted Common Units and Class B Common Stock shall (x) not be included as held as of the Closing Date or at the applicable time while unvested and remaining Restricted Common Units or shares of Class B Common Stock and (y) be included as being held as of the Closing Date and at the applicable time beginning only if and when they vest and convert into Common Units or shares of Class A Common Stock.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Equityholders” has the meaning set forth in the Preamble.

2 Reflects the number of Class A shares to which the Sponsor is entitled solely with respect to the CCNB1 Founder Shares (i.e., the Class A shares received as a result of the conversion of the Class B shares).

3 Reflects the number of Class A shares to which CC Capital beneficially owns through the Sponsor solely with respect to the CCNB1 Founder Shares (i.e., the Class A shares received as a result of the conversion of the Class B shares).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 4.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 4.1(a).

“Forward Purchase Agreement” means that certain forward purchase agreement, dated as of April 28, 2020, among PubCo and NBOKS, as amended by that certain Side Letter, dated as of October 14, 2020, by and between NBOKS and PubCo, pursuant to which NBOKS agreed to purchase up to an aggregate of 20,000,000 Class A ordinary shares of PubCo and a number of redeemable warrants to purchase Class A ordinary shares of PubCo equal to 1/4 the number of Class A ordinary shares of PubCo purchased, in a private placement to occur concurently with the Closing.

“Founder Holders” has the meaning set forth in the Preamble.

“GBCF Cayman” has the meaning set forth in the Preamble.

“GBCF Delaware” has the meaning set forth in the Preamble.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Article VI; provided that a Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Information” has the meaning set forth in Section 4.10(b).

“IVP Aggregator” has the meaning set forth in the Preamble.

“IVP Blocked Equityholders” has the meaning set forth in the Preamble.

“IVP Cayman” has the meaning set forth in the Preamble.

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“IVP Director” has the meaning set forth in Section 3.1(a).

“IVP Equityholders” has the meaning set forth in the Preamble.

“IVP Representative” means IVP Aggregator, or such other Person, which Person must be an Affiliate of Insight Venture Management, LLC, who is identified as the replacement IVP Representative by the then existing IVP Representative giving prior written notice to PubCo.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LLC Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” has the meaning set forth in Section 5.1(a).

“Lock-Up Shares” has the meaning set forth in Section 5.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 4.1(e).

“Minimum Takedown Threshold” has the meaning set forth in Section 4.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NBOKS” has the meaning set forth in the Preamble.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

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“Participation Conditions” has the meaning set forth in Section 4.1(d).

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person and (ii) any Affiliate of such Person (including any partner, shareholder, member controlling or under common control with such Member and Affiliated investment fund or vehicle) of such Person, but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Operating Company and any portfolio company; provided that no Affiliated investment fund or vehicle of any Person (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that engages in or competes with the business of PubCo or the Operating Company so long as such securities are not the only securities held by such Affiliated investment fund or vehicle of such Person.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 4.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any shares of Class A Common Stock, including Class A Common Stock (i) to be issued pursuant to the LLC Agreement upon exchange of Common Units (along with the cancelation of an equal number of shares of Class V Common Stock), and (ii) to be issued as a result of the conversion of shares of Class B Common Stock, (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding or (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any securities exchange on which the Class A Common Stock is then listed;

(b)	fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for PubCo;

(e)	reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering in an amount not to exceed $75,000 for each Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Equityholder requesting piggyback rights pursuant to Section 4.2 of this Agreement with respect to an Underwritten Shelf Takedown.

“Restricted Common Units” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 4.1(a).

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“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Takedown Notice” has the meaning set forth in Section 4.1(d).

“Shelf Takedown Request” has the meaning set forth in Section 4.1(c).

“Special Holder” means each of the Sponsor, the Founder Holders, each Elliott Equityholder and each IVP Equityholder, at such times as such Party is a Holder.

“Sponsor” means CC Neuberger Principal Holdings I Sponsor LLC, or, upon its dissolution, the Founder Holders.

“Sponsor Director” has the meaning set forth in Section 3.1(a).

“Sponsor Representative” means CC Neuberger Principal Holdings I Sponsor LLC or, after the dissolution of CC Neuberger Principal Holdings I Sponsor LLC, [●], or such other Person who is an Affiliate of one or more of the Founder Holders, who is identified as the replacement Sponsor Representative by the then existing Sponsor Representative giving prior written notice to PubCo, the IVP Representative and the Elliott Equityholders.

“Subsequent Shelf Registration” has the meaning set forth in Section 4.1(b).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), contracts or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

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“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 4.1(c).

“Voting Securities” means Equity Securities of PubCo which are entitled to vote generally in the election of directors to the Board.

“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Class A Common Stock, (a) warrants to purchase 10,280,000 shares of Class A Common Stock issued to the Sponsor pursuant to that certain private placement warrants purchase agreement, dated April 28, 2020, by and among the Sponsor and PubCo, for a purchase price of $11.50 per warrant and (b) warrants to purchase 5,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Forward Purchase Agreement.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 4.1(f).

Section 1.2          Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a)        the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)        the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)        references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)        whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation.”

(e)        the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)         pronouns of any gender or neuter or, as appropriate, the other pronoun forms.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties to this Agreement hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

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Section 2.1        Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2        Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section 2.3        Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III
GOVERNANCE

Section 3.1        Board of Directors.

(a)            Composition of the Board. Each of the Sponsor, the Elliott Equityholders, the IVP Equityholders, severally and not jointly, agrees with PubCo to take all Necessary Action to cause (x) the Board to be comprised of nine (9) directors and (y) those individuals to be nominated in accordance with this Article III, initially (i) three (3) of whom have been nominated by the IVP Representative, initially [●], [●] and [●] and thereafter designated pursuant to Section 3.1(b) or Section 3.1(e) of this Agreement (each, an “IVP Director”), (ii) five (5) of whom have been nominated by CC Capital (on behalf of the Sponsor), initially [●], [●], [●], [●], and [●] and thereafter designated pursuant to Section 3.1(c) or Section 3.1(e) of this Agreement (each, a “Sponsor Director”), and (iii) the CEO of E2open, initially Michael Farlekas (the “CEO Director”). Each of the Sponsor, the Elliott Equityholders, the IVP Equityholders, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

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(i)            the Class I directors shall include: three (3) Sponsor Directors, initially [●], [●] and [●];

(ii)            the Class II directors shall include: two (2) IVP Directors, initially [●] and [●], and one (1) Sponsor Director, initially [●]; and

(iii)           the Class III directors shall include: one (1) IVP Director, initially [●], one (1) Sponsor Director, initially [●], and the CEO Director.

The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

(b)            IVP Equityholder Representation. For so long as the IVP Equityholders and their Permitted Transferees Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing the percentage of the Economic Interests held by the IVP Equityholders immediately after the Closing shown below (or the percentage of Voting Securities shown below, if relevant), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals designated by the IVP Representative that, if elected, will result in the IVP Equityholders having the number of directors serving on the Board that is shown in the column labeled “Number of IVP Directors” below; provided, that after the number of IVP Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the IVP Equityholders and their Permitted Transferees cannot subsequently increase the number of IVP Directors entitled to be designated as a result of their acquisition of Beneficial Ownership of additional Economic Interests (in PubCo and the Operating Company, without duplication).

Economic Interests Beneficially Owned by the IVP Equityholders (and their Permitted Transferees) as a Percentage of the Economic Interests Held by the IVP Equityholders immediately after the Closing	Number of IVP Directors
85% or greater	3
66% or greater, but less than 85%	2
33% or greater (or, if greater, 2% of the Voting Securities of Pubco), but less than 66%	1
Less than the greater of 33% and 2% of the Voting Securities of PubCo	0

(c)            Sponsor Representation. For so long as the Sponsor and its Permitted Transferees (including CC Capital and NBOKS and their Permitted Transferees) Beneficially Own Economic Interests in PubCo representing at least the percentage, shown below, of the Economic Interests Beneficially Owned by CC Capital immediately after the Closing shown below, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by CC Capital (on behalf of the Sponsor) that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown below; provided, that after the number of Sponsor Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the Sponsor and its Permitted Transferees cannot subsequently increase the number of Sponsor Directors entitled to be designated as a result of its acquisition of Beneficial Ownership of additional Economic Interests in PubCo.

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Economic Interests Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Economic Interests Beneficially Owned by CC Capital immediately after the Closing	Number of Sponsor Directors
85%	5
68%	4
51%	3
34%	2
17%	1
0%	0

(d)            Decrease in Directors. Upon any decrease in the number of directors that the IVP Representative or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 3.1(b) or Section 3.1(c), the IVP Equityholders or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of IVP Directors or Sponsor Directors, as applicable, to offer to tender their resignation promptly, and no later than, sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination an IVP Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 3.1(d).

(e)            Removal; Vacancies. Except as provided in Section 3.1(d), and subject to the Organizational Documents, the IVP Representative or CC Capital (on behalf of the Sponsor), as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo, the Sponsor, the Elliott Equityholders and the IVP Equityholders shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 3.1(e), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

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(f)            Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. For so long as the IVP Equityholders are entitled to designate at least one (1) director to serve on the Board pursuant to Section 3.1(b), each committee of the Board shall, at the IVP Representative’s option, include at least one (1) IVP Director, and for so long as CC Capital (on behalf of the Sponsor) is entitled to designate at least one (1) director to serve on the Board pursuant to Section 3.1(c), each committee of the Board shall, at CC Capital’s option, including at least one (1) Sponsor Director, in each case subject to applicable Laws and applicable stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

(g)            Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(h)            Indemnification. For so long as any IVP Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such IVP Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any IVP Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, the last sentence of Section 10.1(G) of the Certificate of Incorporation, Article VIII of the Certificate of Incorporation, Article IV of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 3.2             Voting Agreement. For the Standstill Period, each of the Sponsor, the Founder Holders and each Equityholder severally and not jointly agree with PubCo to cause all Equity Securities such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.1(a), Section 3.1(b) and Section 3.1(c), and recommended by the Board for election at any such meeting or through any such written consent. The Sponsor, the Founder Holders and each Equityholder, severally and not jointly, agree with PubCo not to take action to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.1.

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Section 3.3             Standstill.

(a)            Each Equityholder, the Founder Holders and the Sponsor (each a, “Standstill Party”), severally and not jointly, agree with PubCo that, from the Effective Date until, and including, the date that is the later of (i) one (1) year after the Effective Date and (ii) the date on which PubCo’s 2022 annual meeting of stockholders at which directors are elected occurs (or any postponement or adjournment thereof) (such period, the “Standstill Period”), such Standstill Party shall not, directly or indirectly:

(i)             make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Equity Securities of PubCo or any of its Subsidiaries in favor of the election of any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) or in opposition of any individual nominated or designated for appointment or election to the Board by PubCo pursuant to this Agreement (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation) or otherwise in opposition of any IVP Director or Sponsor Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);

(ii)            nominate any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) (other than by making a non-public proposal or request to the Board or its nominating committee in a manner which would not require the Board or PubCo to make any public disclosure);

(iii)           take any action in support of or make any proposal or request that constitutes: (i) a change in the number or term of directors or to fill any vacancies on the Board (other than in accordance with this Agreement) or (ii) a change to the composition of the Board, other than by making a non-public proposal or request to the Board (or its nominating committee) in a manner which would not require the Board or PubCo to make any public disclosure;

(iv)           enter into a voting trust, voting agreement or similar voting arrangement with respect to any Equity Securities of PubCo, or subject any Equity Securities of PubCo to any voting trust, voting agreement or similar voting arrangement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and similar other accounts), in each case other than (A) this Agreement, (B) solely with Affiliates or Permitted Transferees of the Standstill Party or (C) granting proxies in solicitations approved by the Board;

(v)            form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action contemplated by this Section 3.3(a); or

(vi)           make any public disclosure inconsistent with this Section 3.3(a), or take any action that would reasonably be expected to require PubCo to make any public disclosure with respect to the matters set forth in this Section 3.3(a).

(b)            Notwithstanding the foregoing provisions of this Section 3.3, the foregoing provisions of Section 3.3(a) shall not, and are not intended to:

(i)            prohibit any Party or its Affiliates from privately communicating with, including making any offer or proposal to, the Board (in a manner which would not require the Board or PubCo to make any public disclosure);

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(ii)            restrict in any manner how a Party or its Affiliates vote their Common Stock or other Common Stock, except as provided in Section 3.2 or otherwise as set forth in this Agreement;

(iii)            restrict the manner in which any IVP Director or Sponsor Director may (A) vote on any matter submitted to the Board or the stockholders of PubCo, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided the foregoing shall not limit an Equityholder’s, the Sponsor’s or the Founder Holders’ obligations hereunder; or

(iv)            restrict the Sponsor, any Founder Holder or any Equityholder or any of their respective Permitted Transferees from selling or transferring any of their Common Stock in accordance with this Agreement.

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Section 3.4             Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each Equityholder and the Sponsor, severally and not jointly, agrees with PubCo and acknowledges that the directors designated by the Sponsor and the IVP Representative may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sponsor (or the Founder Holders) and the IVP Equityholders. Further, each Equityholder and the Sponsor recognizes that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Equityholder and the Sponsor, severally and not jointly, covenants and agrees with PubCo that it will not (and will cause its respective Affiliates, Permitted Transferees and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Nothing in this Agreement shall prohibit any of the the IVP Equityholders or the Sponsor (or the Founder Holders) from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Party shall be responsible for any breach of this Section 3.3 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of an Equityholder or Sponsor, unless such Confidential Information is actually provided to such Person. PubCo and each Equityholder and the Sponsor, severally and not jointly, acknowledges and agrees with PubCo that each of the Equityholders, the Sponsor and their respective Affiliates (including CC Capital and NBOKS) may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its subsidiaries, or operate in the same or similar business as PubCo and its subsidiaries, and that nothing herein shall be in any way construed to prohibit or restrict the Equityholders, the Sponsor or their respective Affiliates’ (including CC Capital and NBOKS) ability to maintain, make or consider such other investments (including purchasing publicly traded securities). PubCo and each Equityholder and the Sponsor, severally and not jointly, hereby agrees with PubCo that, to the extent permitted under applicable law, each of the Equityholders and the Sponsor (other than any Equityholder that is an employee of PubCo or any of its subsidiaries) and their respective Affiliates (including CC Capital and NBOKS) shall not be liable to PubCo, the Sponsor or any other Equityholder for any claim arising out of, or based upon, (i) the investment by such Equityholder or the Sponsor, as applicable, or such Party’s Affiliates in any entity competitive with PubCo, or (ii) actions taken by any partner, officer, employee or other representative of any such Equityholder or the Sponsor, as applicable, or such Party’s Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on PubCo; provided, however, that (x) no Confidential Information is used or disclosed in connection with such activities and (y) the foregoing shall not relieve any director or officer of PubCo from any liability associated with his or her fiduciary duties to PubCo. Notwithstanding the foregoing or anything to the contrary herein, (1) each of the IVP Equityholders and the Sponsor, CC Capital and NBOKS (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information and (2) the Sponsor, CC Capital, NBOKS and each Equityholder that is a private equity, venture capital or other investment firm and their respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.

Section 3.5             Legend. In order to enforce the obligations set forth in this Article III, PubCo shall place restrictive legends in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Agreement, including any Registrable Securities Transferred to a Permitted Transferee. Within two (2) Business Days of PubCo’s receiving a request to remove such legend by a Holder or the duly appointed transfer agent of PubCo, PubCo shall notify the Sponsor and the IVP Representative of such request in writing, including the number of Registrable Securities with respect to which such request relates and, if in connection with a proposed Transfer, the date such Transfer is, or is to be, effected. All certificates or book entries representing Registrable Securities, as the case may be, shall bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [•], 2020 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG [•] (THE “COMPANY”), CC NEUBERGER PRINCIPAL HOLDINGS I SPONSOR LLC AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

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Article IV
REGISTRATION RIGHTS

Section 4.1             Shelf Registration.

(a)            Filing. PubCo shall file, within thirty (30) days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective under the Securities Act as soon as practicable after the initial filing thereof. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b)            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is then a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

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(c)            Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request (each, a “Shelf Takedown Request”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (exclusive of piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10.0 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder, provided that any request for an Underwritten Shelf Takedown pursuant to this clause (ii) made by the Sponsor Representative as representative of the Founder Holders, shall apply to all Registrable Securities then held by the Founder Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range of such Underwritten Shelf Takedown, provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 3.3. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 4.1(c).

(d)            Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 4.1(d) shall be determined by the Requesting Holder.

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(e)            Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f)            Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained herein, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 4.1(f).

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(g)            Long-Form Demands. Upon the expiration of the Lock-Up Period and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within sixty (60) days of filing. The provisions of Sections 4.1(c)-(f) shall apply to this Section 4.1(g) as if a demand under this Section 4.1(g) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 4.1(g), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 4.1(g).

Section 4.2             Piggyback Registration.

(a)            Piggyback Rights. If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Special Holders as soon as practicable but not less than three (3) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Special Holders the opportunity to include in such registered offering such number of Registrable Securities as such Special Holders may request in writing within two (2) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Special Holder agrees with PubCo that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 3.3. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Special Holders pursuant to this Section 4.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Special Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Special Holder’s agreement to abide by the terms of Section 4.6 below.

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(b)            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Special Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Special Holders hereunder and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to this Section 4.2, exceeds the Maximum Number of Securities, then:

(i)             If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii)            If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Special Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 4.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 4.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Special Holders pursuant to this Section 4.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 4.1(e), instead of this Section 4.2(b).

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(c)            Piggyback Registration Withdrawal. Any Special Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Special Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth herein, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 4.2(c).

Section 4.3             Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder that holds more than 1.0% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Company Units), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of PubCo, during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriter or Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) and (ii) PubCo will cause each of its directors and officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i). Notwithstanding the foregoing, a Holder shall not be subject to this Section 4.3 with respect to an Underwritten Offering unless each Holder that holds at least 1.0% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Company Units) and each of PubCo’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 4.4             General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a)            prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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(b)            prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Special Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d)            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)             provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)            advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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(h)            at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i)             notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.7 hereof;

(j)             permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k)            obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l)             on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m)           in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)            make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o)            if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50.0 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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(p)            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Special Holders, in connection with such Registration.

Section 4.5             Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 4.6             Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained herein, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration hereunder unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 4.1(c) and Section 4.4(o) of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 4.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 4.7             Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.7.

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Section 4.8             Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 4.8.

Section 4.9             Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 4.10           Indemnification and Contribution.

(a)            PubCo agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers, managers, directors and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, except in each case insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

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(b)            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify PubCo, its directors and officers and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c)            Any Person entitled to indemnification under this Section 4.10 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)            The indemnification provided hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any [officer, manager, director, Representative or controlling Person] of such indemnified party and shall survive the Transfer of securities.

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(e)            If the indemnification provided in this Section 4.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.10(a), 4.10(b) and 4.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 4.11           Other Registration Rights. Other than the registration rights set forth in the Forward Purchase Agreement, the Backstop Agreement and the Subscription Agreements (as defined in the BCA), PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant hereto, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Sponsor Representative represents and warrants that this Agreement supersedes any other registration rights agreement or other similar agreement, other than the registration rights set forth in the Forward Purchase Agreement, the Backstop Agreement and the Subscription Agreements.

Section 4.12           Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

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Section 4.13           Term. Article IV shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 4.8 and Section 4.10 shall survive any such termination with respect to such Holder.

Section 4.14           Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations hereunder, including for purposes of Section 4.12 hereof.

Section 4.15           Termination of Original RRA. Upon the Closing, PubCo, the Sponsor and the CCNB1 Independent Directors hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 4.16           Distributions.

(a)            In the event that, pursuant to a dissolution of the Sponsor, the Sponsor distributes all of its Registrable Securities to its members, the Founder Holders shall be treated as the Sponsor hereunder; provided, that such Founder Holders, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b)            In the event that any Elliott Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such Elliott Equityholder hereunder; provided, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Elliott Equityholders, as if they remained a single party to this Agreement.

(c)            In the event that any IVP Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such IVP Equityholder hereunder; provided, that only the IVP Representative shall be entitled to take any action hereunder that any such IVP Equityholder is entitled to take; provided, further, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the IVP Equityholders, as if they remained a single party to this Agreement.

Section 4.17           Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

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Article V
LOCK-UP

Section 5.1             Lock-Up.

(a)            Other than pursuant to the LLC Agreement, no Special Holder (including any Founder Holder), other Equityholder or CCNB1 Independent Director shall Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 5.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date. The “Lock-Up Shares” means (i) the Class A Common Stock, Class B Common Stock, Class V Common Stock, Common Units and Restricted Common Units held by the Special Holders, the Equityholders or the CCNB1 Independent Directors as of the Closing Date, and (ii) shares of Class A Common Stock issued pursuant to the LLC Agreement upon exchange of Company Units held as of the Closing Date, along with an equal number of Class V Common Stock, for Class A Common Stock; provided however that (w) any Equity Securities purchased by NBOKS or any Founder Holder (or Affiliate thereof) pursuant to the Forward Purchase Agreement or any other forward purchase agreement entered into with PubCo in connection with PubCo’s initial public offering, (x) any Equity Securities purchased by NBOKS or any Affiliate of NBOKS in connection with that certain Backstop Agreement, by and between PubCo and NBOKS, dated as of October 14, 2020; (y) any Equity Securities issued pursuant to any Subscription Agreement (as defined in the BCA) entered into with PubCo in connection with the entry into the BCA (including any such agreement entered into by CC Capital or any of its Affiliates) and (z) any warrants to purchase Class A Common Stock or any Class A Common Stock underlying such warrants, shall not be “Lock-Up Shares” under this Agreement.

(b)            During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)            The Special Holders, the other Equityholders and the CCNB1 Independent Directors acknowledge and agree that, notwithstanding anything to the contrary herein, the Equity Securities in the Operating Company (including Common Units and Restricted Common Units), shares of Class V Common Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and under the LLC Agreement.

Section 5.2             Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Special Holders, other Equityholders and the CCNB1 Independent Directors may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder), also to the IVP Representative, and in the case of such a Transfer by (x) an Elliott Equityholder or its Permitted Transferees or (y) an IVP Equityholder or its Permitted Transferees, also to the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder) also to the IVP Representative, and in the case of such a Transfer by (I) an Elliott Equityholder or its Permitted Transferees or (II) an IVP Equityholder or its Permitted Transferees, also to the Sponsor; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 5.1 and this Section 5.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

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Article VI
GENERAL PROVISIONS

Section 6.1             Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted hereunder, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of PubCo and the IVP Representative (for so long as the IVP Representative has the right to appoint a nominee to the Board), in the case of an assignment by the Sponsor (including a Founder Holder) or a CCNB1 Independent Director, or the Sponsor (for so long as CC Capital (on behalf of the Sponsor) has the right to appoint a nominee to the Board), in the case of an assignment by an Equityholder. Any such assignee may not again assign those rights, other than in accordance with this Article VI. Any attempted assignment of rights or obligations in violation of this Article VI shall be null and void.

(b)            Notwithstanding anything to the contrary herein (other than the succeeding sentence of this Section 6.1(b)), no Holder may Transfer such Holder’s rights or obligations under this Agreement, in whole or in part, except in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (a) any Person with the prior written consent of PubCo or (b) any of such Holder’s Permitted Transferees. In no event can the Sponsor (including the Founder Holders), the Equityholders or the IVP Representative assign any of such Person’s rights under Section 3.1. Any Transferee of Registrable Securities pursuant to this Section 6.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement, as applicable and to the extent in accordance with this Section 6.1(b).

(c)            All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof; provided, however, notwithstanding anything to the contrary herein, Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 5.1 shall only inure to the benefit of and be enforceable by (i) PubCo (with respect to each other Party) and (ii) each other Party (with respect to PubCo’s obligations to such other Party, as applicable).

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(d)            Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section   6.2         Termination. Section 3.1 shall terminate in accordance with its terms. Sections 3.2 and 3.3 shall terminate at the end of the Standstill Period. Article IV of this Agreement shall terminate as set forth in Section 4.13. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to hold any Registrable Securities; provided, that, a Party may elect to terminate all of its rights and obligations under this Agreement prior to such time (which termination shall terminate such Party’s rights under Section 6.4(b), but shall not, for the avoidance of doubt, terminate such Party’s obligations under Section 3.1, Section 3.2, Section 3.3, Article V and Article VI).

Section   6.3         Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions hereof, to the extent permitted by Law shall remain in full force and effect.

Section   6.4        Entire Agreement; Amendments; No Waiver.

(a)            This Agreement, together with Exhibit A to this Agreement, the BCA, the LLC Agreement, and all other Ancillary Agreements (as such term is defined in the BCA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b)            No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the IVP Equityholders and their Permitted Transferees collectively Beneficially Own Economic Interests (in the Operating Company and PubCo, without duplication) representing 20% or more of the Economic Interests held by the IVP Equityholders immediately after the Closing, the IVP Representative, and (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Economic Interests in PubCo representing 20% or more of the Economic Interests held by the Sponsor immediately after the Closing, the Sponsor Representative; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Economic Interests shall not be considered in computing any percentages) with respect to amending or modifying such provision.

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(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section   6.5       Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section   6.6        Notices.  All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 6.6, notices, demands and other communications shall be sent to the addresses indicated below.

if to PubCo, to:

[●]

[●]

[●]

Attention: [●]

Email:         [●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

Email:         [●]

if to the Equityholders, to:

[●]

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with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:            Morgan D. Elwyn

  Robert A. Rizzo

  Claire James

Email:   melwyn@willkie.com

rrizzo@willkie.com

cejames@willkie.com

if to the Sponsor or the CCNB1 Independent Directors, as applicable, to:

CC Neuberger Principal Holdings I Sponsor LLC

200 Park Avenue, 58th Floor

New York, NY 10166

Attention: Douglas Newton

Email: newton@cc.capital

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Peter Martelli, P.C.

  Lauren M. Colasacco, P.C.

  Jessica T. Murray

  Christian Nagler

  Peter Seligson

Email:   peter.martelli@kirkland.com

lauren.colasacco@kirkland.com

jessica.murray@kirkland.com

christian.nagler@kirkland.com

peter.seligson@kirkland.com

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Section  6.7         Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 6.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section   6.8        Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section   6.9        Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO:

E2OPEN PARENT HOLDINGS, INC. (f/k/a CC NEUBERGER PRINCIPAL HOLDINGS I)

By:
Name:
Title:

SPONSOR:

CC NEUBERGER PRINCIPAL HOLDINGS I LLC

By:
Name:
Title:

EQUITYHOLDERS:

Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.

By:
Name:
Title:

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.

By:
Name:
Title:

Insight Venture Partners (Cayman) IX, L.P.

By:
Name:
Title:

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.

By:
Name:
Title:

EQUITYHOLDERS (Continued):

INSIGHT E2OPEN AGGREGATOR, LLC

By:
Name:
Title:

[ELLIOTT EQUITYHOLDER[S]]

By:
Name:
Title:

FOUNDER HOLDERS:

CC NB SPONSOR 1 HOLDINGS LLC

By:
Name:
Title:

NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND LP

By:
Name:
Title:

THE CCNB1 INDEPENDENT DIRECTORS:

Eva F. Huston

Keith W. Abell

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement (each as defined below), made as of                        , is between                        (“Transferor”) and                        (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring            Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2020, among E2open Parent Holdings, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1         Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2         Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3          Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4          Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 6.6 of the Investor Rights Agreement.

Section 1.5          Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6         Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

[Signature Page - Investor Rights Agreement]

EXHIBIT D

FORM OF BUYER BYLAWS

(see attached)

Exhibit D to Business Combination Agreement

BY-LAWS

OF

E2OPEN PARENT HOLDINGS, INC.

Article I.
STOCKHOLDERS

Section 1.          The annual meeting of the stockholders of E2open Parent Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications pursuant to paragraph (C)(2) of Section 12, as may be designated from time to time by the Board of Directors of the Corporation (the “Board”). The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.           Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications pursuant to paragraph (C)(2) of Section 12 as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled.

Section 3.           Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 4.           The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 5.          The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.          At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7.          When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast (provided that an abstention or broker non-vote shall not count as a vote cast) shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast (provided that an abstention or broker non-vote shall not count as a vote cast) by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

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Section 8.           (A)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

               (B)             In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.           At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 10.         The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Section 11.         The Board, in advance of all meetings of the stockholders, may appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 12.

(A)            Annual Meetings of Stockholders.

(1)            Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (c) by or at the direction of the Board or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this Section 12 and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(2)            For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Article I, Section 12(A)(1)(d) of these By-laws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this paragraph (A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [●]1 of the preceding calendar year.

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Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(2) or paragraph (B) of this Section 12) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

1 Date to reflect the CCNBI shareholder meeting approving the business combination.

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The foregoing notice requirements of this paragraph (A)(2) of Section 12 shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this paragraph (A)(2), Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(3)            Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 12, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(B)            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 3 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or a committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 12 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(C)      General.      (1)      Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

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Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)            If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii)  if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(3)            For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(4)            No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(5)            Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 12 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement remains in effect with respect to the Stockholder Parties (as defined in the Certificate of Incorporation), the Stockholder Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 12 with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

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Article II.
BOARD OF DIRECTORS

Section 1.      The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Investor Rights Agreement, as applicable. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws or the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 2.      Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Article II, Section 4 of these By-Laws, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.      Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Article X, Section 2. Notice of each special meeting of the Board shall be given, as provided in Article X, Section 2, to each director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five (5) days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 4.      Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

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Section 5.      The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board, subject to the Investor Rights Agreement, and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.

Section 6.      Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 7.      The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 8.      The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Article III.
OFFICERS

Section 1.      The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 2.      All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 3.      Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.      Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

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Article IV.
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1.      Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2.      In addition to the right to indemnification conferred in Section 1 of this Article IV, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IV (which shall be governed by Section 3 of this Article IV) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article IV or otherwise.

Section 3.      If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

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Section 4.

(A)          The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IV, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IV, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B)           Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IV, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article IV. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(B) of Article IV, entitled to enforce this Section 4(B) of Article IV.

For purposes of this Section 4(B) of Article IV, the following terms shall have the following meanings:

(1)           The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)           The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 5.      The rights conferred upon indemnitees in this Article IV shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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Section 6.      The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.      The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article V.
CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VI.
CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, Chief Executive Officer or the Board may from time to time determine.

Article VII.
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 1.      Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 2.      Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 3.      Lost, Destroyed or Wrongfully Taken Certificates.

(A)          If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(B)          If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

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Section 4.      Transfer of Stock.

(A)         Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by Electronic Transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(B)          The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 5.      Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 6.      Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII.
FISCAL YEAR

The fiscal year of the Corporation shall end on the last day of February of each calendar year, unless otherwise determined by resolution of the Board.

Article IX.
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article X.
GENERAL PROVISIONS

Section 1.      Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

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Section 2.      Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(A)          Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(B)          Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(C)          Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(D)          Exceptions to Notice Requirements.

(1)            Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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(2)            Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 3.      Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 4.      In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article XI.
AMENDMENTS

These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

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EXHIBIT E

FORM OF BUYER CERTIFICATE OF INCORPORATION

(see attached)

Exhibit E to Business Combination Agreement

Final Form

CERTIFICATE OF INCORPORATION
OF
E2OPEN PARENT HOLDINGS, INC.

Article I

Section 1.1.      Name. The name of the Corporation is E2open Parent Holdings, Inc. (the “Corporation”).

Article II

Section 2.1.      Address. The registered office of the Corporation in the State of Delaware is [●]; and the name of the Corporation’s registered agent at such address is [●].

Article III

Section 3.1.      Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of CC Neuberger Principal Holdings I, a Cayman Islands exempted company limited by shares (“CCNB1 Cayman”), to a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of CCNB1 Cayman (the “Certificate of Domestication”).

Article IV

Section 4.1.      Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [●] shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (iii) [●] shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock”), which shall be divided into [●] shares of Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”) and [●] shares of Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”) and (iv) [●] shares of Class V Common Stock, par value $0.0001 per share (“Class V Common Stock” and, together with the Class A Common Stock, and the Class B Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class V Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or upon exchange of Common Units (as defined in the Third Amended and Restated Limited Liability Company Agreement of E2open Holdings, LLC (the “LLC Agreement”)) and corresponding shares of Class V Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock. Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which shall occur on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of October 14, 2020 by and among (i) CCNB1 Cayman, (ii) the Blocker Merger Subs (as defined therein), (iii) the Blockers (as defined therein), (iv) Sonar Company Merger Sub, LLC, a Delaware limited liability company, (v) Eagle Parent Holdings, LLC, a Delaware limited liability company (the “Company”), and (vi) Insight Venture Partners, LLC, a Delaware limited liability company, each share of capital stock of CCNB1 Cayman issued and outstanding immediately prior to the filing of the Certificate of Domestication and this Certificate of Incorporation will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof; provided, however, in accordance with the terms of that certain letter agreement, dated as of October 14, 2020, by and among CC Neuberger Principal Holdings I Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), CCNB1 Cayman and the other parties thereto, an aggregate 2,500,000 Class B Ordinary Shares of CCNB1 Cayman shall automatically convert into Series B-1 Common Stock instead of Class A Common Stock.

Section 4.2.      Preferred Stock.

(A)         The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)          Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.      Common Stock.

(A)         Voting Rights.

(1)           Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

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(2)           Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock.

(3)           Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of record of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by applicable law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(4)           Except as otherwise provided in this Certificate of Incorporation or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class V Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with holders of the Class A Common Stock and holders of the Class V Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, and shall have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of the stockholders.

(B)          Dividends and Distributions.

(1)           Class A Common Stock and Class B Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event (as defined below), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of record of the Class B Common Stock on the Conversion Date with respect to such shares of Class B Common Stock in accordance with Section 4.3(D).

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(2)            Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(C)          Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event (as defined below) occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of (i) Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) below and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)) and (ii) Class V Common Stock, in the case of clauses (i) and (ii) as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(D)          Conversion of Class B Common Stock. Immediately upon a B-1 Conversion Event (as defined below) with respect to a share of Series B-1 Common Stock, each such share of Series B-1 Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to a corresponding Series 1 RCU (each, as defined in the LLC Agreement) (such date, the “Series B-1 Conversion Date”) with respect to such shares of Series B-1 Common Stock, and the holder of each such share of Series B-1 Common Stock shall become a record holder of Class A Common Stock as of such Series B-1 Conversion Date. Immediately upon a B-2 Conversion Event (as defined below) with respect to a share of Series B-2 Common Stock, each such share of Series B-2 Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to a corresponding Series 2 RCU (each, as defined in the LLC Agreement) (such date, the “Series B-2 Conversion Date”) with respect to such shares of Series B-2 Common Stock, and the holder of each such share of Series B-2 Common Stock shall become a record holder of Class A Common Stock as of such Series B-2 Conversion Date. Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification, and on or promptly after the Conversion Date, if such shares are uncertificated, the Corporation or the transfer agent of the Corporation shall register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated). Upon the occurrence of a Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Conversion Date with respect to such share of Series B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 4.3(D). The Corporation shall pay, no later than five (5) Business Days (as defined in the LLC Agreement) following the Conversion Date with respect to a share of Class B Common Stock for which a Conversion Event has occurred, the dividends previously declared in respect of such share of Class B Common Stock beginning at the time of the Closing and ending on the day before the Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Conversion Date (which amount, excluding any amounts declared on the Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If any portion of a Dividend Catch-Up Payment was declared by the Corporation as an in-kind dividend (which, for the avoidance of doubt, for purposes of this Certificate of Incorporation, shall not include any transaction subject to Section 4.3(G) hereof), then such portion of the Dividend Catch-Up Payment shall also be paid as an in-kind dividend; provided, however, to the extent the Corporation received cash in lieu of the in-kind distributions in respect of its Common Units held in the Company which were declared substantially concurrently with such in-kind dividend by the Corporation comprising a portion of the Dividend Catch-Up Payment, then such equivalent portion of the Dividend Catch-Up Payment shall be paid in cash in lieu of such in-kind dividend and such holder of Class B Common Stock shall be treated for all purposes as if it received the in-kind distribution of property, which is then immediately exchanged by such holder for cash of equivalent value. If a dividend is declared by the Corporation on a Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with this Section 4.3(D) on such Conversion Date) for purposes of such dividend. For purposes of this Certificate of Incorporation, (i) “B-1 Conversion Event” means (a) the occurrence of a VWAP 1 Vesting Event (as such term is defined in the LLC Agreement, (b) the occurrence of (i) a Continuing Member COC (as such term is defined in the LLC Agreement), with respect to any Series B-1 Common Stock held by any Person other than the Sponsor (or its Affiliates) or those certain independent directors of PubCo as of immediately prior to the date hereof who hold shares of Series B-1 Common Stock, or (ii) a Sponsor COC (as such term is defined in the LLC Agreement), with respect to any Series B-1 Common Stock held by the Sponsor (or its Affiliates) or those certain independent directors of the Corporation as of immediately prior to the date hereof who hold shares of Series B-1 Common Stock, or (c) a Liquidating Event (as such term is defined in the LLC Agreement) pursuant to which each share of Class A Common Stock would be entitled to at least $13.50 per share (taking into account the conversion of each share of Series B-1 Common Stock to a share of Class A Common Stock); provided, however, that the reference to $13.50 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock between the date hereof and the date of such Liquidating Event., (ii) a “B-2 Conversion Event” means a Series 2 Vesting Event (as such term is defined in the LLC Agreement) and (iii) a “Conversion Event” means a B-1 Conversion Event or a B-2 Conversion Event, as appropriate.

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(E)           Cancellation of Class V Common Stock; Cancellation of Class B Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit (as defined in the LLC Agreement), as set forth in the books and records of the Company (including pursuant to an Exchange (as defined in the LLC Agreement)), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the Closing Date other than in connection with the valid issuance of Common Units in accordance with the LLC Agreement or the vesting of any Restricted Common Units (as defined in the LLC Agreement) into Common Units upon the occurrence of an applicable Vesting Event (as defined in the LLC Agreement). To the extent that, on or before the tenth (10th) anniversary of the Closing Date, a Conversion Event has not occurred with respect to any share of Class B Common Stock, then immediately and without any further action by the Corporation or the holder thereof, on the date that is the tenth (10th) anniversary of the Closing Date, all such shares of Class B Common Stock outstanding shall automatically be forfeited to the Corporation and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Class B Common Stock and any Dividend Catch-Up Payment shall also be forfeited to the Corporation for no consideration therefor; provided, that, with respect to any share of Class B Common Stock which was issued pursuant to the Business Combination Agreement as consideration for a Company Option (as such term is defined in the Business Combination Agreement), any reference in this sentence to “the tenth (10th) anniversary” shall be deemed to refer to the “fifth (5th) anniversary”.

(F)           Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange (as defined in the LLC Agreement) and then-outstanding Restricted Common Units plus the number of then-outstanding shares of Class B Common Stock, in each case, from time to time. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class V Common Stock an amount equal to the number of then-outstanding Restricted Common Units, from time to time.

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(G)          Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock and Class V Common Stock, respectively, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision; provided, that such actions with respect to the Class V Common Stock shall be subject to Section 4.1(d) and the last sentence of Section 3.2 of the LLC Agreement. Any adjustment described in this Section 4.3(G) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event of any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to the B-1 Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of the shares of Series B-1 Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of Series B-1 Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to the B-2 Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of the shares of Series B-2 Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of Series B-2 Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split.

(H)          Transfers of Class B Common Stock. No share of Class B Common Stock may be Transferred (as such term is defined in the LLC Agreement), other than to the holder of such share of Class B Common Stock’s Permitted Transferees (as such term is defined in the LLCA), prior to the Conversion Date of such shares of Class B Common Stock, at which time the shares of Class A Common Stock into which such shares of Class B Common Stock convert in accordance with the provisions of this Certificate of Incorporation may be Transferred, subject to any restrictions on transfer applicable to the holder of such Class A Common Stock and applicable law.

Article V

Section 5.1.      By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

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Article VI

Section 6.1.      Board of Directors.

(A)          Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the investor rights agreement (the “Investor Rights Agreement”) dated on or about the date hereof, by and among (i) the Corporation; (ii) the IVP Blocked Equityholders (as defined therein); (iii) the Elliott Equityholders (as defined therein); (iv) the Sponsor; (v) Insight E2open Aggregator, LLC and (vi) the other parties thereto, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. Subject to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Closing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date. At each annual meeting following the Closing Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(B)          Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

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(C)          Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Subject to the terms of the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

(D)          Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E)          Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Article VII

Section 7.1.      Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

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Article VIII

Section 8.1.      Limited Liability of Directors. To the fullest extent permitted by applicable law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2.      Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.3.      Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Article IX

Section 9.1.      DGCL Section 203 and Business Combinations.

(A)         The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)          Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)           prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

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(2)          upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3)          at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)          For purposes of this Article IX, references to:

(1)          “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)          “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)          “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this Article IX is not applicable to the surviving entity;

b.            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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d.            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)           “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)           “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, provided that a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(6)          “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a.            beneficially owns such stock, directly or indirectly; or

b.            has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7)          “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)          “Stockholder Parties” means the Sponsor, the Founder Holders and the IVP Equityholders (each as defined in the Investor Rights Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

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(10)        “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)        “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)        “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Article X

Section 10.1.      Competition and Corporate Opportunities.

(A)          In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)          No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(C)          Subject to Section 10.1(D), the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D)          In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(E)          For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F)          To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(G)          Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

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Article XI

Section 11.1.      Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Article XII

Section 12.1.      Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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Article XIII

Section 13.1.      Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), including Section 10.1(G), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

Section 14.1.      Incorporator. The name and mailing address of the incorporator of the Corporation is as follows:

Name	Address
Douglas Newton	c/o CC Capital Partners
200 Park Avenue, 58th Floor
New York, NY 10166

* * *

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of this [●] day of [●], 2020.

Douglas Newton

Incorporator

[Signature Page – Certificate of Incorporation]